As filed with the Securities and Exchange Commission on April 26, 2017

Registration No. 333-216629

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MONEYONMOBILE, INC.

(Exact name of registrant as specified in its charter)

TEXAS	7389	20-8592825
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

500 North Akard Street Suite 2850
Dallas, TX 75201
(214) 758-8600

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Harold Montgomery
Chief Executive Officer
MoneyOnMobile, Inc.
500 North Akard Street Suite 2850
Dallas, TX 75201
(214) 758-8600

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Darrin Ocasio, Esq. Jay Yamamoto, Esq. SICHENZIA ROSS FERENCE KESNER LLP 61 Broadway New York, NY 10006 Phone: 212-930-9700 Fax: 212-930-9725	Mitchell S. Nussbaum, Esq. Norwood Beveridge, Esq. Lili Taheri, Esq. LOEB & LOEB LLP 345 Park Avenue New York, NY 10154 Phone: 212-407-4000 Fax: 212-407-4990

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-Accelerated filed ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

Emerging growth company ☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, $0.001 par value per share(2)(3)	$11,500,000	$1,332.85
Warrants to purchase common stock	$—	$—
Shares of common stock underlying Warrants	$14,375,000	$1,666.07
Total	$25,875,000	$2,998.92	*

*	previously paid
(1)	Estimated solely for the purpose of calculating the Registration Fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416 under the Securities Act, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(3)	Includes the offering price of shares of common stock the underwriters have the option to purchase to cover over-allotments, if any.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED APRIL 26, 2017

     Shares of Common Stock
Warrants to Purchase       Shares of Common Stock

MoneyOnMobile, Inc.

We are offering an aggregate of      shares of our common stock, $0.001 par value per share, and warrants to purchase an aggregate of      shares of our common stock at a public offering price of $     per share and $     per warrant. The warrants have an exercise price of $     per share and expire five years from the date of issuance. The shares and warrants will be sold and trade separately.

Our common stock is presently quoted on the OTCQX under the symbol “MOMT”. We applied to have our common stock and warrants listed on The NASDAQ Capital Market under the symbols “MOMT” and “MOMTW,” respectively. No assurance can be given that our application will be approved. On April 19, 2017, the last reported sale price for our common stock on the OTCQX was $0.45 per share. There is no established public trading market for the warrants. No assurance can be given that a trading market will develop for the warrants.

We expect to consummate a 1-for-  reverse stock split of our outstanding common stock prior to the date of this prospectus, subject to stockholder approval.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Per Warrant	Total
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds, before expenses, to us	$	$	$
(1)	Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to Joseph Gunnar & Co., the representative of the underwriters. See “Underwriting” for a description of compensation payable to the underwriters.

We have granted a 45-day option to the representative of the underwriters to purchase up to additional shares of our common stock at a public offering price of $     per share and/or additional warrants to purchase      shares of our common stock at a public offering price of $     per warrant, solely to cover over-allotments, if any.

The underwriters expect to deliver our shares and warrants to purchasers in the offering on or about           , 2017.

Joseph Gunnar & Co.

The date of this prospectus is        , 2017

Our logo and some of our trademarks and tradenames are used in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus may appear without the ®, TM and SM symbols, but those references are not intended to indicate in any way that we will not assert to the fullest extent under applicable law our rights or the rights of the applicable licensor to these trademarks, tradenames and service marks.

i

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider before buying our common stock. Therefore, you should read the entire prospectus carefully, especially the “Risk Factors” section beginning on page 8; “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, beginning on page 19; and, our consolidated financial statements and the related notes beginning on page F-2. Unless otherwise stated or the context requires otherwise, references in this prospectus to “MoneyOnMobile”, the “Company”, “we”, “our”, “us”, and other similar terms mean MoneyOnMobile, Inc. and its majority owned subsidiaries, unless we state otherwise or the context indicates otherwise.

Business Overview

MoneyOnMobile, Inc. is one of India’s largest mobile payments technology and processing company offering digital payment services to cash using businesses and consumers. We cover all of India with a single source solution reaching the cash using population of businesses and consumers. MoneyOnMobile services enable Indian businesses and consumers to use their mobile phones to pay for goods and services or transfer funds from one cell phone to another using simple SMS text functionality instead of cash.

Our technology also allows consumers to deposit funds into their mobile wallet or to perform a financial transaction through its robust agent network which includes over 330,000 retail locations as of December 31, 2016. Consumers use their mobile phones to make certain routine payments for utilities or to transfer currency to other consumers using text-messaging and mobile application technology. The license to operate has been issued by the Reserve Bank of India and is the property of My Mobile Payments Limited (“MMPL”), which maintains custody of customers’ funds in accordance with India’s regulations. An affiliate of MoneyOnMobile, Digital Payments Processing Limited (“DPPL”), owns and operates the retail agent network, the customer support call center, the sales support functions, and the intellectual property necessary to process transactions.

MoneyOnMobile representatives Messrs. Montgomery and Arey are two of the four members of DPPL’s board of directors. Mr. Montgomery is Chairman of the DPPL board with a tie-breaking vote. Mr. Montgomery also is one of 6 members of MMPL’s board.

Indian Payment Processing Market

In India, the majority of personal payments are made in person with cash, and most routine services are paid in advance. Effecting the simplest transactions (e.g., buying cell-phone minutes, paying for cable or satellite television time, and paying electric or water bills) can be both time consuming and inconvenient. Typically each service has its own payment location, meaning travel can be significant and waiting lines can be long. In addition, workers moving from the country to the city find the process of sending money home in cash or by courier can be risky, unreliable, and expensive. It is difficult to confirm receipt of the funds transfer, and the recipient may experience significant delays in receiving the money.

MoneyOnMobile Business Model

In India, consumers are often required to prepay for certain utilities, such as mobile phone services or their electricity, and because bank accounts and credit cards are only used by a small portion of the Indian population. Currently, there are approximately 29 million credit cards in use for a population of approximately 1.3 billion people. Consumers typically prepay for their utilities with cash, either directly to utility providers or through distributors.

MoneyOnMobile offers electronic wallet services (“M-wallet”), similar to carrying a prepaid debit card, using the consumer’s mobile phone. MoneyOnMobile is the first provider in India to have a multi-lingual app for a service in this category. By using this application, customers, through our robust agent network, can pay for goods and services and send money anytime and anywhere. MoneyOnMobile service uses cell telephone numbers to identify the consumer.

The MoneyOnMobile service launched in April 2011 and as of June 30, 2016 has provided service to more than 170 million unique phone number users, processing over $227 million in transaction volume in fiscal year 2016. MoneyOnMobile is ranked as one of the top mobile money providers globally based on the number of unregistered users who used the mobile money service as compiled by GSMA’s 2015 Global Adoption Survey. MoneyOnMobile also announced the launch of its domestic mobile money order service for customers in January 2015. MMPL currently has a license to operate a payments system received from the Reserve Bank of India. Renewal is required in October 2018, which we expect to receive.

MoneyOnMobile acts as an intermediary between:

•	Utility providers;

MoneyOnMobile purchases utility units, such as mobile phone minutes, at wholesale rates and resells these units to distributors. MoneyOnMobile maintains a balance of these units held for resale. Additionally, we process utility bill payments made by consumers.

•	Retailers/mobile money agents;

For businesses, MoneyOnMobile acts as an intermediary, a single vendor providing mobile payment solutions to most cellular and DTH providers, allowing a small retailer to sell minutes from any provider. Individual retailers are able to execute “retailer assisted transactions” with consumers to provide all available services.

•	Consumers;

The consumer is able to digitize their cash into the MoneyOnMobile system leveraging our agent network. This occurs when the consumer pays cash at any of our independent retailer stores, which is then credited to the consumer’s M-wallet. To move funds from the user’s account to another individual’s account, a text message to the MoneyOnMobile network tells who and what amount to pay. The amount is instantly deducted from the sender’s account and credited to the recipient’s bank account. Both parties receive a confirmation within seconds of the money transfer.

Additionally, once a consumer has established a MoneyOnMobile electronic wallet account, they can use MoneyOnMobile’s technology to facilitate peer-to-peer or non-distributor-related transactions with other parties that have MoneyOnMobile accounts, including other retailers, utilities and other MoneyOnMobile consumers. A consumer's M-wallet balance can be used to pay for utility bills, send money across the country, buy airtime minutes and purchase travel tickets at any of the 330,000 retail locations who are part of our network. MoneyOnMobile earns a transaction fee for these services.

Short Term Strategic Goals and Objectives

During the next 12 months, our strategy is to establish MoneyOnMobile as the industry leader for mobile payments to the unbanked population in India. The fundamental short-term goals and objectives of our business strategy include the following:

•	Leverage our intellectual property portfolio to create value.
•	Collaborate with leading eCommerce merchants.
•	Develop and maintain strategic and development partnerships within our industry segments.
•	Expand our commercialization capabilities, initially by internally developing our own marketing and sales force.

Recent Developments

New Products Launched

MoneyOnMobile signed an agreement with Enfold, a third party vender, and MicroSoft to provide digital lockers for the 170 million individuals in India that constitute MoneyOnMobile’s unique user base.

As part of the Company’s philosophy of doing well by doing good, MoneyOnMobile recently launched accident insurance, a new financial services product for our consumers.

MoneyOnMobile also launched digital gift cards which allows consumers to make purchases online at several eCommerce vendors, including Amazon.in and Flipkart.

MoneyOnMobile has launched the MOM ATM in selected retail outlets across India to meet the growing demand for digital money and transactions. The MOM ATM allows retail merchants to serve as mini-ATMs. Any Banked customer can withdraw cash from their bank account and any consumer with a prepaid payroll card can withdraw cash from this withdraw their wages at any of our participating retailers. This will make storing money in bank accounts more attractive to people across India because they will be able to access their funds at a time and place that is convenient to them. Currently, there are approximately 207,000 ATMs India whose population could support a substantially higher number compared to other countries ATM penetration rates. MOM ATMs are helping to fill this gap in the market.

India Management Team

We have recently enhanced our executive management team in India by re-hiring Ranjeet Oak as our President and COO. Mr. Oak is co-founder of MoneyOnMobile and is an accomplished mobile payments executive with broad management skills, including strategic planning, business development and business integration. He has over 20 years of industry experience, having various divisions of IT education, ITES and BPO organizations. Mr. Oak has also energized our product development and marketing efforts through his extensive industry relationships. Additionally, on March 10, 2017, Shashank Joshi, resigned as Director of MoneyOnMobile, Inc.

Reverse Stock Split

Our board of directors and stockholders approved a 1-for-     reverse split of the Company’s outstanding common stock that will become effective upon completing our shareholder vote (the “Reverse Stock Split”). The Reverse Stock Split will not change the par value of our stock or the number of common shares or preferred shares authorized by our Certificate of Incorporation. Upon shareholder approval, all share and per share amounts in this Registration Statement will be retroactively adjusted to reflect the Reverse Stock Split for all periods presented.

New Board Members

On April 6, 2017, our Board of Directors elected Senator Kay Bailey Hutchison and Mr. Karl Power as a member of the Board in order to fill the vacant position resulting from the resignation of Shashank Joshi and the Board’s resolution to increase the size of the Board to five members.

Risks

Since our inception, we have incurred substantial losses. We will need the funding sought under this prospectus to remain a going concern, maintain operations, and to activate our business plan, which includes, among other things, advertising, retaining channels of distribution, retaining supplier relationships and recruiting experienced personnel.

Our business and our ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our securities. In particular, you should carefully consider all of the risks which are discussed more fully in “Risk Factors” beginning on page 8 of this prospectus.

Corporate Information

Our principal executive offices are located at 500 North Akard Street, Suite 2850, Dallas, Texas 75201. Our telephone number is (214) 758-8600. Our website address is http://www.MoneyOnMobile.in. This reference to our website is intended to be an inactive textual reference, and our website is not intended to be a part of this prospectus.

THE OFFERING

The following summary contains basic information about our common stock and the offering and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our common stock, you should read the section entitled “Description of Capital Stock” in this prospectus.

Securities offered by us
shares of common stock and warrants to purchase an aggregate of shares of common stock.
Common stock to be outstanding immediately after the offering shares(1)
Description of Warrants
The warrants will have a per share exercise price equal to $ (125% of the public offering price of the common stock). The warrants are exercisable immediately and expire five years from the date of issuance.
Over-allotment option
We have granted the underwriters an option to purchase up to shares of our common stock at a price of $ per share solely to cover over-allotments, if any. This option is exercisable, in whole or in part, for a period of 45-days from the date of this prospectus.
Use of proceeds
We intend to use the net proceeds from this offering primarily for working capital and general corporate purposes, as well as to retire certain debt obligations which will mature upon receipt of proceeds under this offering. See “Use of Proceeds”.
Risk factors
Investing in our common stock and warrants involves risks. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of risk factors that you should carefully consider before making a decision to buy shares of our common stock in this offering.
Lock-Ups
We and our directors and executive officers and certain stockholders have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 180 days after the date of this prospectus in the case of our directors and executive officers, and 90 days in the case of us and certain stockholders. See “Underwriting” beginning on page 38.
OTCQX symbol
MOMT
Proposed Symbol and Listing
We applied to list our common stock and warrants on the NASDAQ Capital Market under the symbols “MOMT” and “MOMTW”. No assurance can be given that such listing will be approved. However, it is a condition of the underwriter’s obligation that our shares of common stock and warrants have been approved for listing on The NASDAQ Capital Market.

(1)	The number of shares of our common stock to be outstanding after this offering is based on shares of common stock outstanding as of , 2017 and assumes no exercise by (i) the underwriters of their option to purchase additional shares of common stock and/or warrants to cover over-allotments, if any; and, (ii) by holders of the warrants issued in the offering. It also specifically excludes all shares of common stock issuable upon the exercise of outstanding convertible notes, stock options, and warrants, the conversion of outstanding shares of convertible preferred stock and upon the exercise of the warrants offered hereby. As of December 31, 2016 we had outstanding warrants to purchase 16,863,242 shares of our common stock at a weighted average exercise price of approximately $0.69 per share; outstanding options to purchase 3,480,000 shares of our common stock at a weighted average exercise price of approximately $0.74 per share; issued shares of preferred stock that can be converted into 3,867,028 shares of our common stock; and, approximately $2,900,000 outstanding principal amount and interest of convertible debt which can be converted into shares of our common stock at a conversion price that varies depending on the average trading price of shares of our common stock.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of operations data for the fiscal years ended March 31, 2016 and 2015 derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The summary financial data for the nine months ended December 31, 2016 and 2015, and as of December 31, 2016, are derived from our unaudited condensed consolidated financial statements appearing elsewhere in this prospectus and are not indicative of results to be expected for the full year. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the U.S. The results indicated below are not necessarily indicative of our future performance. You should read this information together with the sections entitled “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	Nine months ended December 31,
	2016	2015
	(unaudited)
Consolidated Statement of Operations Data:
Revenues, net	$3,459,000	$4,324,127
Cost of revenues	1,552,670	2,232,602
Gross profit	1,906,328	2,091,525
General and administrative expenses
Salaries and wages	2,338,401	2,359,106
Selling, general and administrative	5,682,691	10,167,562
Depreciation and amortization	617,468	510,618
Total general and administrative	8,638,560	13,037,286
Operating loss	(6,732,232)	(10,945,761)
Other income (expenses)
Interest expense	(1,257,229)	(2,026,141)
Other	—	334,995
Total other income (expenses)	(1,257,229)	(1,691,146)
Loss from continuing operations, before income tax	(7,989,461)	(12,636,907)
Income tax expense	—	—
Loss from continuing operations	(7,989,461)	(12,636,907)
Income from discontinued operations, net of tax	—	193,905
Loss on sale of discontinued operations, net of tax	—	(1,969,174)
Net loss	(7,989,461)	(14,412,176)
Preferred stock dividend	(277,980)	—
Net loss available to common stockholders	(8,267,441)	(14,412,176)
Net loss attributable to noncontrolling interest	(2,383,554)	(3,334,562)
Net loss attributable to MoneyOnMobile, Inc. shareholders	$(5,883,887)	$(11,077,614)
Other comprehensive income (loss):
Currency translation adjustments, net of tax	(392,921)	(1,558,236)
Total comprehensive loss	$(8,660,362)	$(15,970,412)
Comprehensive (loss) attributable to:
Noncontrolling interest	(2,501,430)	(1,792,774)
MoneyOnMobile, Inc. shareholders	(6,158,932)	(14,177,638)
Net loss per share from continuing operations	$(0.15)	$(0.28)
Net income per share from discontinued operations	$—	$(0.04)
Net loss per share, basic and diluted	$(0.11)	$(0.25)
Weighted average number of shares outstanding, basic and diluted	54,214,721	44,905,186

	Year ended March 31,
	2016	2015
Consolidated Statement of Operations Data:
Revenues, net	$6,295,739	$5,773,394
Cost of revenues	3,394,859	3,516,553
Gross profit	2,900,880	2,256,841
General and administrative expenses
Salaries and wages	3,332,645	3,822,589
Selling, general and administrative	13,282,909	7,924,233
Depreciation and amortization	737,463	544,138
Total general and administrative	17,353,017	12,290,960
Operating loss	(14,452,137)	(10,034,119)
Other income (expenses)
Interest expense	(3,047,358)	(1,337,243)
Other	(163,669)	29,288
Total other income (expenses)	(3,211,027)	(1,307,955)
Loss from continuing operations, before income tax	(17,663,164)	(11,342,074)
Income tax expense	(14,827)	(227,176)
Loss from continuing operations	(17,677,991)	(11,569,250)
Income from discontinued operations, net of tax	204,127	2,212,839
Loss on sale of discontinued operations, net of tax	(2,254,049)	—
Net loss	(19,727,913)	(9,356,411)
Net loss attributable to noncontrolling interest	(3,775,335)	(602,093)
Net loss attributable to MoneyOnMobile, Inc. shareholders	$(15,952,578)	$(8,754,318)
Other comprehensive (loss) income:
Currency translation adjustments, net of tax	(1,423,659)	(1,292,743)
Total comprehensive loss	$(21,151,572)	$(10,649,154)
Net loss per share from continuing operations	$(0.38)	$(0.29)
Net (loss) income per share from discontinued operations	$(0.04)	$0.06
Net loss per share, basic and diluted	$(0.34)	$(0.22)
Weighted average number of shares outstanding, basic and diluted	47,075,920	39,333,451

	As of
	December 31, 2016	March 31, 2016
Consolidated Balance Sheet Data:
Cash	$1,376,740	$2,119,797
Property and equipment, net	3,368,236	3,508,835
Total assets	25,197,923	31,504,017
Total liabilities	19,152,561	20,510,621
Total MoneyOnMobile, Inc. shareholders’ equity	3,522,939	5,004,725
Noncontrolling interest equity	1,297,423	5,388,671

RISK FACTORS

Investing in our common stock and warrants involves significant risks. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus. In particular, you should consider the risks related to this offering described below. Our business, prospects, financial condition, and results of operations may be materially harmed as a result of any of these risks. In this event, the market price of our common stock and warrants could decline and you could lose part or all of your investment.

Risks Relating To the Company

We have incurred significant losses since inception.

We had an accumulated deficit of $45.7 million as of December 31, 2016. We have historically incurred operating losses and may continue to incur operating losses for the foreseeable future. As such, we are subject to all risks incidental to the sales and development of our product offerings, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. Additionally, the Company’s unaudited interim financial statements as of December 31, 2016 and audited financial statements as of March 31, 2016 have been prepared on the assumption that the Company will continue as a going concern. Our independent accountants have issued in their report stating that our recurring operating losses and negative cash flows from operating activities raise substantial doubt as to our ability to continue as a going concern. There can be no assurance that we will be able to continue as a going concern.

Our success will be dependent on local management team for the foreseeable future.

We believe our success depends on the continued service of local management. Although we currently intend to retain our existing management, we cannot assure such individuals will remain with us. We have no employment agreements with any individuals. The unexpected loss of the services of one or more of our key executives, directors, or advisors, or our inability to find suitable replacements within a reasonable period of time following any such loss, could have a material adverse effect on our ability to execute our business plan and, therefore, have a material adverse effect on our financial condition and results of operations.

We may not be able to raise the additional capital necessary to execute our business strategy which could result in curtailment of our operations.

Our ability to raise additional capital is uncertain and dependent on numerous factors beyond our control including, but not limited to, economic conditions and availability or lack of availability of credit. If we are unable to obtain additional financing, or if the terms thereof are too costly, we may be forced to curtail operations until such time as alternative financing is arranged that would have a material adverse impact on our planned operations.

Evolving products and technological changes could make our services obsolete.

We anticipate the services we offer will continue to evolve and be subject to technological change. Accordingly, our ability to maintain a competitive advantage and build the business requires us to continually invest in research and development. Many of the companies we expect to compete with have greater capital resources, research and development staffs, and facilities. Our services could be rendered obsolete by the introduction and market acceptance of competing services, technological advances by current or potential competitors, or other approaches. Additionally, our processing technology platform will require upgrades to meet our business plan, and new problems or delays could develop and limit our ability to grow.

We anticipate the industry in which we operates will be subject to intense competition.

There are several direct competitors conducting business in India, and some have access to large markets of existing phone subscribers. Once these companies fully implement their strategies, the competition in India for the services being provided by us may intensify significantly.

A significant portion of our total assets consists of goodwill, which is subject to a periodic impairment analysis, and a significant impairment determination in any future period could have an adverse effect on our results of operations even without a significant loss of revenue or increase in cash expenses attributable to such period.

We have goodwill totaling $13.5 million at December 31, 2016 resulting from our MoneyOnMobile acquisition. We evaluate this goodwill for impairment based on the fair value of the operating business units to which this goodwill relates at least once a year. This estimated fair value could change if we are unable to achieve operating results at the levels that have been forecast, the market valuation of those business units decreases based on transactions involving similar companies, or there is a permanent, negative change in the market demand for the services offered by the business units. These changes could result in an impairment of the existing goodwill balance that could require a material non-cash charge to our results of operations.

We are subject to the risks faced by new businesses.

MoneyOnMobile is an early-stage company with a limited operating history and lacks profitability in recent periods, and is, therefore, subject to many of the risks and uncertainties faced by new enterprises. There is no assurance we will be able to manage its business effectively, identify, employ, and retain any needed management or technical personnel, further develop and implement its services, obtain third-party contracts or financing, or achieve the other components of its business plan. There is no assurance we will achieve or sustain profitability.

Political, economic, social, and other factors in India may adversely affect businesses.

The ability for businesses to grow may be adversely affected by political, economic, and social factors or changes in Indian law or regulations or the status of India’s relations with other countries. In addition, there may be significant differences between the Indian and U.S. economies such as the rate of gross domestic product growth, the rate of inflation, capital reinvestment, resource self-sufficiency, and balance of payments positions. Government actions in the future could have a significant effect on the Indian economy and have a material adverse effect on our ability to achieve business objectives.

Terrorist attacks and other acts of violence or war within India or involving India and other countries could adversely affect the financial markets and businesses.

Terrorist attacks and other acts of violence could have the direct effect of destroying property causing a loss and interruption of business. For example, India has, from time to time, experienced civil unrest and hostilities with neighboring countries such as Pakistan. The longstanding dispute with Pakistan over the border Indian states of Jammu and Kashmir remains unresolved. If the Indian government is unable to control the violence and disruption associated with these tensions, the results could destabilize the economy and, consequently, adversely affect businesses. Also, India has seen an increase in politically motivated insurgencies and a fairly active communist following. Any hostilities or civil unrest could adversely influence the Indian economy and, as a result, negatively affect businesses.

Changes in the exchange rate of the Indian rupee versus the U.S. dollar result in earnings volatility and could negatively impact our reported earnings and the ultimate return on our investment.

MoneyOnMobile’s functional currency is the Indian rupee, and its financial statements must be converted to U.S. dollars when preparing our financial statements. Changes in the exchange rate between the two currencies can cause reported financial results to fluctuate and a weakening rupee relative to the U.S. dollar would negatively impact our earnings. Additionally, the return on our investment in DPPL and MMPL, if any, may be less than expected if the exchange rates are less favorable at the time of realization.

Exchange controls in India may limit our ability to utilize cash flow effectively.

We are subject to India’s rules and regulations on currency conversion with respect to our investments in DPPL and MMPL. In India, the Foreign Exchange Management Act (“FEMA”) regulates the conversion of the Indian rupee into foreign currencies. Today, companies in many industries are permitted to operate in India without any special restrictions, effectively placing them on par with wholly, Indian-owned companies. Foreign exchange controls also have been substantially relaxed. However, the Indian foreign exchange market is not yet fully developed, and there is no assurance the Indian authorities will not revert to regulating companies and imposing new restrictions on the convertibility of the Indian rupee. Any future restrictions on currency exchanges may limit our ability to repatriate India earnings or receive dividends.

We may have difficulty effecting service of process or enforcing judgments obtained in the U.S. against DPPL and MMPL.

DPPL and MMPL are organized in India and all of their assets are located in India. As a result, in the event of a dispute between us and either or both of DPPL or MMPL, we may be unable to effect service of process upon either or both of DPPL or MMPL outside of India. In addition, we may be unable to enforce judgments obtained in U.S. courts against either or both of DPPL or MMPL.

Risks Relating to Industry

The payments industry is highly competitive and we expect to compete with larger firms having greater financial resources. Such competition could increase and adversely influence our prices to merchants and our operating margins.

We compete in a highly competitive market with a wide variety of processing service providers. Developing and maintaining our growth will depend on a combination of the continued growth in electronic payment transactions and our ability to increase our market share. If competition causes us to reduce the prices we charge, we will have to aggressively control our costs in order to maintain acceptable results of operations.

Our continued growth depends on our ability to maintain or increase our average net revenue yield

One of the key measures we use to assess our financial performance is our average net revenue yield, which we calculate by dividing adjusted net revenue by the total payment volume of the transactions we process. Our average net revenue yield may be affected by a number of factors, including increased competition, pressure from merchants and/or agents, and acquisitions. In order to maintain our competitiveness, we must continue to ensure that our payment processing system provides a more convenient and attractive option for both merchants and customers than alternative systems that may not require payment of a processing fee. Retail banks and various payment service providers are already and may become available to our consumers. To attract consumers, we also offer certain services on a commission-free basis, such as peer-to-peer transfers and certain payments in e-commerce. Despite our efforts, consumers may still choose to use other payment systems, even if those systems do not offer the convenience that we do, because they charge lower fees. In addition, because agents are able to switch between different payment processing systems, we may face additional pressure to reduce the fees we charge due to increased competition from other payment service providers.

We are subject to the economic risk and business cycles of our merchants and agents and the overall level of consumer spending.

The payment services industry depends heavily on the overall level of consumer spending. We are exposed to general economic conditions that affect consumer confidence, consumer spending, consumer discretionary income or changes in consumer purchasing habits. Economic factors such as employment levels, business conditions, energy and fuel costs, interest rates, inflation rate and the strength of the rupee against foreign currencies could reduce consumer spending or change consumer purchasing habits. A reduction in the amount of consumer spending could result in a decrease in our revenue and profits. If our merchants make fewer sales of their products and services using our services or consumers spend less money per transaction, we will have fewer transactions to process at lower amounts, resulting in lower revenue. A further weakening in the economy could have a negative impact on our merchants, as well as consumers who purchase products and services using our payment processing systems, which could, in turn, negatively impact our business, financial condition and results of operations, particularly if the recessionary environment disproportionately affects some of the market segments that represent a larger portion of our payment processing volume. In addition, these factors could force some of our merchants and/or agents to liquidate their operations or go bankrupt, or could cause our agents to reduce the number of their locations or hours of operation, resulting in reduced transaction volumes. We also have a certain amount of fixed costs, including salaries and rent, which could limit our ability to adjust costs and respond quickly to changes affecting the economy and our business.

We do not control the rates of the fees levied by our agents on consumers.

Our agents pay us an agreed fee using a portion of the fees levied by them on consumers. The fee paid to us by the agent is based on a percentage of the value of each transaction that we process. However, in certain cases the amount of fees levied by an agent on a consumer for each particular transaction is determined by such agent at its own discretion. We do not cap the amount of such fees or otherwise control it. We believe that the fees set by our agents are market-driven, and that our interests and our agents’ interests are aligned with a view to maintaining fees at a level that would simultaneously result in our agents’ profitability and customer satisfaction. However, we can provide no assurance that our agents will not raise fees to a level that will adversely affect the popularity of our products among consumers. At the same time, if we are forced to cap customer fees to protect the strength of our brand or otherwise, we may lose a significant number of agents, which would reduce the penetration of our physical distribution network. In limited instances, we have introduced such caps at the request of our merchants. No assurance can be made that this trend will not increase. Material increases in customer fees by our agents or the imposition of caps on the rates of such fees by us could have an adverse effect on our business, financial condition and results of operations.

A decline in the use of cash as a means of payment or a decline in the use of our merchants may result in a reduced demand for our services.

Substantially all of our business is in India where a substantial part of the population relies on cash payments, rather than credit and debit card payments or electronic banking. We believe that our profitability depends on the use of cash as a means of payment and the reach of our merchant network. There can be no assurance that over time, the prevalence of cash payments will not decline as a greater percentage of the population in emerging markets adopts credit and debit card payments and electronic banking. The shift from cash payments to credit and debit card payments and electronic banking could reduce our market share and payment volumes and may have a material adverse effect on our business, financial condition and results of operations.

Risks Relating To Acquisitions

Revenues and profits generated by acquired businesses or account portfolios may be less than anticipated, resulting in losses or a decline in profits, as well as potential impairment charges.

In evaluating and determining the purchase price for a prospective acquisition, we estimate the future revenues and profits from that acquisition based on the historical revenue of the acquired provider of payment processing services or portfolio of merchant accounts. Following an acquisition, it is customary to experience some attrition in the number of merchants serviced by an acquired provider of payment processing services or included in an acquired portfolio of merchant accounts. Should the rate of post-acquisition merchant attrition exceed the rate we forecast, the revenues and profits generated by the acquired providers of payment processing services or portfolio of accounts may be less than we estimated, which could result in losses or a decline in profits, as well as potential impairment charges.

We may fail to uncover all liabilities of acquisition targets through the due diligence process prior to an acquisition, exposing us to potentially significant, unanticipated costs.

Prior to the consummation of any acquisition, we perform a due diligence review of the business or portfolio of merchant accounts that we propose to acquire. Our due diligence review, however, may not adequately uncover all of the contingent or undisclosed liabilities we may incur as a consequence of the proposed acquisition. For example, in the past we may have been obligated to fund certain credits and charge-backs after discovering that a merchant account from an acquired merchant processing portfolio was in substantial violation of the Visa and MasterCard card association rules. In the future we may make acquisitions that may obligate us to make similar payments resulting in potentially significant, unanticipated costs.

We may not be able to integrate acquired companies or assets or potential future acquisitions into our company, and resources available to assist our acquisitions may be insufficient.

We have made strategic acquisitions, and we intend to continue to make such acquisitions in accordance with our business plan. Each acquisition involves a number of risks, including:

1.	the diversion of our management’s attention to the assimilation and ongoing assistance with the operations and personnel of the acquired business, which could strain management’s resources;
2.	the potential for our affiliated companies to grow rapidly and adversely affect our ability to assist our affiliated companies as intended;
3.	possible adverse effects on our results of operations and cash flows;
4.	possible inability by us to achieve our intended objective or goals of the acquisition;
5.	possible inability by acquisition to retain and maintain strategic vendors or employees; and
6.	our inability to assist our affiliated companies as intended or to acquire and integrate businesses under our business plan could negatively impact our operations, financial results and cash flows.

Risks Relating To Government Regulation

The payments industry in India is subject to extensive regulation.

Payment system operators like MoneyOnMobile are subject to the Indian Payments and Settlement Systems Act 2007 and operate under the authority and board oversight of the Reserve Bank of India (“RBI”). Although the RBI has reviewed the operations, systems, and processes of MoneyOnMobile, and has licensed it to operate a payments system in India through October 24, 2018, the RBI has the authority to revoke this license at any time should MoneyOnMobile’s operations not continue to meet standards primarily relating to the custody of, and accountability for, consumer funds. Such revocation would seriously and negatively affect the value of MoneyOnMobile. In addition, increased regulatory focus could result in additional obligations or restrictions with respect to the services MoneyOnMobile provides.

We are subject to federal and state laws regarding anti-money laundering, including the Patriot Act, and if we break any of these laws we could be subject to significant fines and/or penalties, and our ability to conduct business could be limited.

We are subject to U.S. federal anti-money laundering laws and the requirements of the Office of Foreign Assets Control (OFAC), which prohibit us from transmitting money to specified countries or on behalf of prohibited individuals. The money transfer business has been subject to increased scrutiny following the events of September 11, 2001. The Patriot Act, enacted following those events, mandates several new anti-money laundering requirements. The federal government or the states may elect to impose additional anti-money laundering requirements. Changes in laws or regulations that impose additional regulatory requirements, including the Patriot Act, could increase our compliance and other costs of doing business, and therefore have an adverse effect on our results of operation.

Failure to comply with the laws and regulatory requirements of federal and state regulatory authorities could result in, among other things, revocation of required registrations, loss of approved status, termination of contracts with banks, administrative enforcement actions and fines, class action lawsuits, cease and desist orders and civil and criminal liability. The occurrence of one or more of these events could materially adversely affect our business, financial condition and results of operations.

If we were to inadvertently transmit money on behalf of, or unknowingly conduct business with, a prohibited individual, we could be required to pay significant damages, including fines and penalties. Likewise, any intentional or negligent violation of anti-money laundering laws by our employees could lead to significant fines and/or penalties, and could limit our ability to conduct business in some jurisdiction.

Risks Relating To Our Common Stock

Changes to current accounting principles and our accounting policies could have a significant effect on the Company’s reported financial results or the way in which it conducts its business.

We prepare our financial statements in conformity with U.S. GAAP, which are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the U.S. Securities and Exchange Commission, and various other authorities formed to interpret, recommend, and announce appropriate accounting principles. A change in these principles and/or management’s own interpretation and application of such principles could have a significant effect on our reported financial results and may even retroactively affect the accounting for previously reported transactions. Our accounting policies that recently have been, or may in the future, be affected by changes in the following accounting principles:

•	revenue recognition;
•	stock-based compensation;
•	accounting for goodwill and other intangible assets; and
•	accounting issues related to certain contingent convertible debt instruments and their effect on diluted earnings per share.

Changes in these or other rules may have a significant adverse effect on our reported financial results or in the way in which we conduct our business.

Our issuance of preferred stock could adversely affect the value of our common stock.

Our Certificate of Formation provides for the issuance of up to 1.0 million shares of what is commonly referred to as “blank check” preferred stock. Such stock may be issued by our Board of Directors from time to time, without shareholder approval, as one or more separate series of shares as designated by resolution of our Board setting forth the relative rights, privileges, and preferences of the series, including, if any, the: (i) dividend rate; (ii) price, terms, and conditions of redemption; (iii) voluntary and involuntary liquidation preferences; (iv) provisions of a sinking fund for redemption or repurchase; (v) terms of conversion to common stock, including conversion price; and (vi) voting rights. The issuance of such shares, with superior rights and preferences, could adversely affect the interests of holders of our common stock and potentially the value of our common stock. Our ability to issue such preferred stock also could give our Board of Directors the ability to hinder or discourage any attempt to gain control of us by a merger, tender offer at a control premium price, proxy contest, or otherwise.

Our executive officers, directors, and major shareholders hold a majority of our common stock and may be able to prevent other shareholders from influencing significant corporate decisions.

Our directors and executive officers beneficially own a significant portion of our outstanding common stock. As a result, acting together they would be able to influence many matters requiring shareholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing, or deterring a change in control, and could deprive our shareholders of an opportunity to receive a premium for their shares of common stock as part of a sale of our company and may affect the market price of our stock.

The price of our common stock may be volatile, which could cause our investors to incur trading losses and fail to resell their shares at or above the price they paid for them.

We cannot predict the extent to which investor interest will lead to the development of an active trading market in our common stock. The failure to achieve and maintain an active market for our common stock means that you may not be able to dispose of your common stock in a desirable manner and the price for our shares may fluctuate greatly.

Moreover, some companies that have had volatile market prices for their securities have been subject to securities class action suits filed against them. If a suit were to be filed against us, regardless of the outcome, it could result in substantial costs and a diversion of our management’s attention and resources. This could have a material adverse effect on our business, results of operations and financial condition. Further, our ability to file the

Company’s periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 on a timely basis may adversely impact the your ability to trade the Company’s shares on the secondary market.

We incur substantial costs as a result of operating as a public company, and our management is required to devote substantial time to comply with public company regulations.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 as well as other federal and state laws. These requirements may place a strain on our people, systems, and resources. The Exchange Act requires that we file annual, quarterly, and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, significant resources and management oversight are required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Related to this Offering

Investors in this offering will suffer immediate and substantial dilution.

Because the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. If you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of  $[    ] per share in the net tangible book value of the common stock. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

We will have considerable discretion over the use of the proceeds of this offering and may not realize an adequate return.

We will have considerable discretion in the application of the net proceeds of this offering. We have not determined the amount of net proceeds that we will apply to various corporate purposes. We may use the proceeds for purposes that do not yield a significant return, if any, for our stockholders.

Future sales or issuances of our common stock may cause the market price of our common stock and warrants to decline.

The sale of substantial amounts of our common stock, whether directly by us or in the secondary market by existing security holders (including holders of our outstanding warrants and convertible debt), the perception that such sales could occur or the availability for future sale of shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock could materially and adversely affect the market price of our common stock and warrants and our ability to raise capital through future offerings of equity or equity related securities. Any such sales may result in significant dilution to our existing shareholders, including you. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, which will result in additional dilution to you.

Warrants are speculative due to their structure and the value of our common stock may never exceed the exercise price of the warrants.

The warrants do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends. Rather, the warrants merely represent the right to acquire shares of our common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire the common stock and pay an exercise price of $[    ] per share (125% of public offering price of the common stock), prior to five years from the date of issuance, after which date any unexercised warrants will expire and have no further value. Moreover, following this offering, the market value of the warrants is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their public offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference in this prospectus contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included or incorporated by reference in this prospectus and the documents we incorporate by reference in this prospectus regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans, and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Our forward-looking statements in this prospectus and the documents we incorporate by reference in this prospectus are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance, or achievements to differ materially from those described or implied in the forward-looking statements, including:

•	future financial and operating results;
•	our ability to fund operations and business plans, and the timing of any funding or corporate development transactions we may pursue;
•	the ability of our suppliers to provide products or services in the future of an acceptable quality on a timely and cost-effective basis;
•	our ability to continue as a going concern in the face of limited current sales, material negative stockholders’ equity and working capital;
•	the ability to manage our considerable short term debt;
•	expectations concerning market acceptance of our products and services;
•	current and future economic and political conditions;
•	overall industry and market trends;
•	the outcome of existing litigation described under “Legal Proceedings” below and other filings which we make with the Commission;
•	management’s goals and plans for future operations; and
•	other assumptions described in this report underlying or relating to any forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives requires the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. We can give no assurance that any of the assumptions relating to the forward-looking statements included in this prospectus are accurate, and we assume no obligation to update any such forward-looking statements, except as may be required under applicable securities laws.

We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included or incorporated by reference important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that could cause actual results or events to differ materially from the forward-looking statements that we make.

You should read this prospectus, the documents incorporated by reference in this prospectus, and the documents that have been filed as exhibits to the registration statement of which this prospectus forms a part or to any document incorporated by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. It is routine for internal projections and expectations to change as the year, or each quarter in the year, progresses, and, therefore, it should be clearly understood that the internal projections and beliefs upon which we base our expectations are made as of the date of this prospectus and may change prior to the end of each quarter or the year.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deduction of the underwriting discount and payment of estimated offering expenses, will be approximately $     (or approximately $     if the underwriters’ over-allotment option is exercised in full).

We currently intend to use the net proceeds from this offering for operating costs, retirement of those note obligations which will have an early maturity date upon the successful closing of this offering, and for general corporate purposes, including working capital. We may also use a portion of the net proceeds to invest in or acquire businesses or technologies that we believe are complementary to our own, although we have no current plans, commitments, or agreements with respect to any acquisitions as of the date of this prospectus.

The expected use of the net proceeds of the offering set forth above represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations, business developments and related rate of growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including the proceeds of this offering, is being optimized. Pending such uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities such as money market funds, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

PRICE RANGE OF COMMON STOCK

Our common stock is listed for trading on the OTCQX under the symbol “MOMT.” On April 19, 2017 the last reported sale price of our common stock was $0.45. On April 19, 2017 there were approximately [*] record holders of our common stock.

The following table sets forth the high and low sale prices per share for our common stock for the periods indicated. Prior to this offering, there was no trading market for the warrants.

	High	Low
Fiscal 2017
First Quarter	$0.88	$0.54
Second Quarter	$1.15	$0.67
Third Quarter	$0.75	$0.39
Fourth Quarter	$0.60	$0.42
Fiscal 2016
First Quarter	$0.80	$0.41
Second Quarter	$0.70	$0.45
Third Quarter	$0.65	$0.40
Fourth Quarter	$0.81	$0.34

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock. Our board of directors sets our dividend policy. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business, but we may determine in the future to declare or pay cash dividends on our common stock. Any future determination as to the declaration and payment of dividends will be at the discretion of our board of directors ad will depend on then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our board of directors considers relevant.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share and the pro forma net tangible book value per share after this offering. We calculate net tangible book value per share by dividing the net tangible book value, which is tangible assets less total liabilities, by the number of outstanding shares of our common stock.

Our net tangible book value per share as of December 31, 2016 was approximately $7.5 million, or $0.13 per share. After giving effect to the sale by us of      shares of common stock offered by this prospectus at a public offering price of $     per share and after deducting underwriting discounts and estimated offering expenses payable by us, our pro forma net tangible book value as of December 31, 2016 would have been approximately $    , or $     per share. This represents an immediate increase in pro forma net tangible book value of $     per share to existing stockholders and an immediate dilution of $     per share to new investors purchasing our common stock in this offering. The following table illustrates the per share dilution:

Assumed public offering price per share				$—
Net tangible book value per share as of December 31, 2016		$7,461,523
Decrease in net tangible book value per share attributable to this offering	$		)
Pro forma net tangible book value per share after this offering				$—
Dilution per share to investors participating in this offering				$—

The information above assumes that the underwriters do not exercise their over-allotment option. If the underwriters exercise their over-allotment option in full, our net tangible book value per share after giving effect to this offering would be $     per share, and the dilution in net tangible book value per share to investors in this offering would be $     per share.

The above discussion and table are based on 58,612,098 shares of our common stock outstanding as of December 31, 2016 and does not include, as of that date:

16,863,242 shares underlying outstanding warrants;

3,480,000 share underlying outstanding stock options; or

Approximately $2,900,000 outstanding principal amount and interest of convertible debt which can be converted into shares of our common stock at a conversion price that varies depending on the average trading price of shares of our common stock.

If the underwriters exercise in full their option to purchase additional shares of common stock, the pro forma net tangible book value after this offering would be $     per share, representing an increase in net tangible book value of $     per share to existing stockholders and immediate dilution in net tangible book value of $     per share to purchasers in this offering at the public offering price.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2016 on an actual basis and on an as adjusted basis to reflect our receipt of estimated net proceeds of $       million from the sale of shares of common stock in this offering, based on an assumed public offering price of $       per share (the last reported sales price of our common stock on [        ], 2017), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted information below is illustrative only. Our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The historical data in the table is derived from, and should be read in conjunction with, our historical financial statements, including accompanying notes, included in the registration statement of which this prospectus is a part. You should also read this table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto from our Annual Report included in this prospectus.

As of December 31, 2016
	Actual		Pro Forma	Pro Forma As Adjusted
Notes payable(1)
Shareholders’ Equity:
Common Stock – $0.001 par value; 200,000,000 shares authorized; 58,612,098 shares issued and outstanding as of December 31, 2016, pro forma and pro forma, as adjusted, respectively.
Additional paid-in capital
Accumulated deficit		)
Total MoneyOnMobile, Inc. shareholders’ equity		)	$	$
Total Capitalization	$	)

Notes:

(1)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

MoneyOnMobile, Inc. is one of India’s largest mobile payments technology and processing companies offering digital payment services to cash using businesses and consumers. The company covers all of India with a single source solution reaching the cash using population of businesses and consumers. MoneyOnMobile services enable Indian businesses and consumers to use their mobile phones to pay for goods and services or transfer funds from one cell phone to another using simple SMS text functionality instead of cash.

MoneyOnMobile allows consumers to deposit funds into their mobile wallet or to perform a financial transaction through its robust agent network of over 330,000 retail locations as of December 31, 2016. Consumers use their mobile phones to make certain routine payments for utilities or to transfer currency to other consumers using text-messaging and mobile application technology. Customer contracts, and the license to operate, have been issued by the Reserve Bank of India and are the property of My Mobile Payments Limited (MMPL), which maintains custody of customers’ funds in accordance with India’s regulations. Another MoneyOnMobile company, Digital Payments Processing Limited (DPPL), owns and operates the retail agent network, the customer support call center, the sales support functions, and the intellectual property necessary to process transactions.

MoneyOnMobile representatives Messrs. Montgomery and Arey are two of the four members of DPPL’s board of directors. Mr. Montgomery is Chairman of the DPPL board with a tie-breaking vote. Mr. Montgomery also is one of 6 members of MMPL’s board.

MoneyOnMobile, Inc., a Texas corporation headquartered in Dallas, Texas, was incorporated on May 30, 2006, as Toyzap.com, Inc., and became a public company on May 7, 2008, through a self-underwritten registered public offering of 4,000,000 shares of $.001 par value common stock. The offering raised $150,000 that was used to pursue a business strategy that never commenced operations. The “shell company”, Toyzap.com, Inc., was acquired by members of the Company’s current management team, affiliates thereof, and certain other purchasers, on April 23, 2010, pursuant to purchase agreements whereby approximately 99% of the Company’s then issued and outstanding common stock was acquired. At such time, the former management and Board of Directors resigned and a new management team and Board of Directors were appointed, who then redirected the business focus of the Company to the business plan described below. On September 3, 2010, the Company changed its name to “Calpian, Inc.” pursuant to approval obtained at a meeting of our shareholders. On August 9, 2016, the Company changed its name to “MoneyOnMobile, Inc.” pursuant to approval obtained at a meeting of our shareholders. The Company’s common stock began trading in the over the counter (“OTC”) market on March 4, 2009.

In March 2013, the Company formed a wholly-owned subsidiary, Calpian Commerce, Inc. (“Calpian Commerce”), to own and operate certain assets and liabilities of Pipeline Data, Inc. and its subsidiaries acquired in exchange for a cash payment of $9.75 million. The acquisition was financed by expanding the Company’s senior credit facility from $5 million to $14.5 million.

Effective November 30, 2015, the Company entered into an Asset Purchase Agreement with eVance Processing Inc. (“eVance”) to divest its Calpian Commerce business segment and certain other U.S. residual portfolio assets of the Company including its partially-owned joint venture Calpian Residual Acquisition, LLC, and its equity investment in Calpian Granite Hill, L.P. This action was undertaken to allow the Company to focus entirely on executing its growth strategy for MoneyOnMobile. There is no continuing cash inflows or outflows from or to the discontinued operations.

In March 2012, the Company began to invest in a Mumbai, India-based mobile money system catering to India’s vast unbanked and under-banked populations with transaction services. It allows consumers to deposit cash with one of our agents at a retail location in order to perform any one of a variety of financial transactions. The Company’s investment was achieved by acquiring equity interests in Digital Payments Processing Limited (“DPPL”), a newly-organized company. DPPL maintains an exclusive services agreement with My Mobile Payments Limited (“MMPL”). Additionally, Payblox Technologies (India) Private Limited (“Payblox”), a wholly owned subsidiary of MMPL, organized in October 2010 under the laws of India and headquartered in Mumbai, India, provides certain back office and support services on behalf of MMPL to its customer base. These companies are all organized under the laws of India and headquartered in Mumbai, India. MoneyOnMobile is the primary beneficiary of MMPL.

On March 31, 2015, My Mobile Payments Limited executed a business transfer agreement to sell its business to DPPL. As of December 31, 2016, the Company has acquired 69.56% and 8.17% of the outstanding common stock of DPPL and MMPL, respectively. The Company and MMPL have entered into an agreement by which the Company intends to acquire additional shares of common stock of MMPL to increase its equity percentage to 74% for an additional investment amount to be negotiated as future investments are made. The acquisition of additional shares is subject to approval by the Indian government and regulations for foreign investment.

RESULTS OF OPERATIONS

The following analysis of the results of operations for the (i) three and nine months ended December 31, 2016 and 2015; and, (ii) fiscal years ended March 31, 2016 and 2015 should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations, and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements because of a number of factors. An investment in our common stock involves a high degree of risk. Readers of this prospectus should carefully consider the risks set forth in the Risk Factors section of this prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” or similar expressions, variations of those terms or the negative of those terms to identify forward-looking statements. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
Revenues, net	$969,442	$1,609,192	$3,459,000	$4,324,127
Cost of sales	393,758	716,933	1,552,670	2,232,602
Gross profit	575,682	892,259	1,906,328	2,091,525
Total general and administrative	3,175,543	4,763,097	8,638,560	13,037,286
Net loss	$(2,949,874)	$(6,549,350)	$(7,989,461)	$(14,412,176)

For the three months ended December 31, 2016 as compared to the three months ended December 31, 2015

Revenues and Cost of Revenues

Revenues for the three months ended December 31, 2016 were lower than in 2015 by $(0.6) million or (39.8)% as the Company was negatively impacted by demonetization. Demonetization began on November 8, 2016, when the India government announced that about 86% of India’s currency, consisting of 500 and 2,000 rupee notes, were no longer be accepted as legal tender. A 50 day grace period was provided to exchange these voided notes with new 500 and 2,000 notes. The effect of this was that cash was scarce making it difficult for people to pay for any of our goods or services. In addition to this, the long queues at banks made it difficult for our distribution network to make cash deposits to support their transactional business with us. Beginning in early December 2016 our processing volume and number of transactions began to improve mainly due to the establishment of our new line of credit in India. Additionally, the high capital requirements for domestic remittances continues to limit our ability to sell additional services.

We continue to focus our working capital on higher margin goods and services which continues to improve of our gross margins. Gross profit percentage was 59.4% for the three months ended December 31, 2016 compared to 55.4% in 2015. In addition to changes in service mix during the quarter, our program to control operating costs continues.

Total General and administrative costs decreased for the three months ended December 31, by $(1.6) million or (33.3)% compared to 2015 due primarily to lower capital raising costs and stock compensation expenses. Net losses attributable to MoneyOnMobile, Inc. shareholders were approximately $(2.4) million, or $(0.04) per share in 2016 compared to $(5.1) million, or $(0.10) per share in 2015.

Advertising and Promotion

Advertising and promotion was $63,619 for the three months ended December 31, 2016 compared to $233,504 during the same period in 2015. This represented an decrease of approximately $104,999 and was primarily attributable to cost reduction strategy.

Personnel

Salaries and wages expenses of $825,678 for the three months ended December 31, 2016 decreased $108,851 from $934,529 for the same period in 2015. The decrease in personnel expenses was primarily attributable to cost reductions.

Selling, General and Administrative

Selling, general and administrative expenses were $2,127,425 for the three months ended December 31, 2016 compared to $3,751,848 for the three months ended December 31, 2015. The decrease of $1,624,423 was primarily attributable to cost reduction strategies.

Professional Fees

Professional fees totaled $393,109 for the three months ended December 31, 2016 compared to $284,547 for the three months ended December 31, 2015. The decrease of $108,562 was primarily due to higher audit and legal fees in 2015.

Other Income (Expenses)

Interest expense was $350,013 for the three months ended December 31, 2016 compared to $1,300,814 for the three months ended December 31, 2015. The decrease in interest expense was primarily attributable to the decrease of our average borrowings outstanding. Interest expense resulted from the accretion to face value of borrowings advanced to the Company as well as accruing interest on all debt outstanding.

For the nine months ended December 31, 2016 as compared to the nine months ended December 31, 2015

Revenues and Cost of Revenues

Revenues for the nine months ended December 31, 2016 were lower than in 2015 by $(0.9) million or (20.0)% as the Company was negatively impacted by demonetization. Beginning in early December 2016 our processing volume and number of transactions began to improve mainly due to the establishment of our new line of credit in India. Additionally, the higher capital requirements for domestic remittances continues to limit our ability to sell additional services. We continue to focus on products that improve our gross margin. Gross profit percentage was 55.1% in 2016 compared to 48.4% in 2015. Total General and administrative costs decreased by $(4.4) million or (33.7)% compared to 2015 due primarily to lower capital raising costs and stock compensation expenses. Net losses attributable to MoneyOnMobile, Inc. shareholders were approximately $(5.9) million, or $(0.11) per share in 2016 compared to $(11.1) million, or $(0.25) per share in 2015.

Advertising and Promotion

Advertising and promotion totaled $209,295 for the nine months ended December 31, 2016 compared to $577,701 during the same period in 2015, resulting in a $368,406 decrease from 2015 to 2016. The majority of the increase was related to cost reduction strategies.

Personnel

Salaries and wages expenses totaled $2,338,401 for the nine months ended December 31, 2016 compared to $2,359,106 during the same prior year period.

Selling, General and Administrative

Selling, general and administrative expenses totaled $5,582,691 for the nine months ended December 31, 2016 compared to $10,167,562 for the nine months ended September 30, 2015. The decrease of $4,484,871 and 44% was primarily related to decrease of $3,194,949 for deferred consulting fee amortization, $1,614,548 decrease in equity awards issued for services and decrease of $989,487 in stock based compensation.

Professional Fees

Professional fees totaled $625,000 for the nine months ended December 31, 2016 compared to $958,943 for the nine months ended December 31, 2015. The decrease of $333,943 was primarily attributable to higher audit and legal fees in 2015.

Other Income (Expenses)

Interest expense totaled $1,257,229 for the nine months ended December 31, 2016 compared to $2,026,141 for the nine months ended December 31, 2015. The decrease in interest expense was primarily attributable to the decrease of our average borrowings outstanding. Interest expense resulted from the accretion to face value of borrowings advanced to our Company as well as accruing interest on all debt outstanding.

For Fiscal Year ending March 31, 2016 as compared to Fiscal Year ending March 31, 2015

	2016	2015
	(unaudited)	(unaudited)
Revenues, net:	$6,295,739	$5,773,394
Cost of sales:	3,394,859	3,516,553
Gross profit:	2,900,880	2,256,841
Net loss	$(19,727,913)	$(9,356,411)

Revenues and Cost of Revenues

Revenues in 2016 were higher than in 2015 by $0.5 million or 9.0% due to increases in monthly customer base and higher volume of usage by existing consumers. Gross profit percentage was 46.1% in 2016 compared to 39.1% in 2015. General and administrative costs increased by $5.1 million or 41.2% compared to 2015 due primarily to direct commissions and other fees paid associated with capital raising to fund the growth strategies.

Additionally, the Company incurred interest and financing costs of $3.0 million and $1.3 million in 2016 and 2015. Net losses attributable to MoneyOnMobile, Inc. shareholders were approximately $(16.0) million, or $(0.34) per share in 2016 compared to $(8.8) million, or $(0.22) per share in 2015. Due to net losses, the Company had no current U.S. federal tax provision in either 2016 or 2015 and deferred tax benefits of cumulative net operating losses and other temporary tax differences have been offset by valuation allowances. State income tax reports are assessments not offset by operating losses.

Advertising and Promotion

Advertising and promotion totaled $758,742 for the year ended March 31, 2016 compared to $1,210,541 during the same period in 2015, resulting in a $451,799 decrease from 2015 to 2016. The majority of the decrease was related to reduce marketing campaigns in current year.

Personnel

Salaries and wages expenses totaled $3,332,645 for the year ended March 31, 2016 compared to $3,822,589 during the same prior year period. The decrease of $489,944 and 13% was primarily due to lower executive compensation costs in 2016.

Selling, General and Administrative

Selling, general and administrative expenses totaled $13,282,909 for the year ended March 31, 2016 compared to $7,924,233 for the year ended March 31, 2015. The increase of $5,358,676 and 68% was primarily related to increases of $2,769,639 for deferred consulting fee amortization and $4,470,402 for equity awards issued for services.

Professional Fees

Professional fees totaled $1,294,748 for the year ended March 31, 2016 compared to $1,427,983 for the year ended March 31, 2015. The decrease of $133,235 was primarily attributable to lower audit and legal costs in 2016.

Other Income (Expenses)

Interest expense totaled $3,047,358 for the year ended March 31, 2016 compared to $1,337,243 for the year ended March 31, 2015. The decrease in interest expense was primarily attributable to the decrease of our average borrowings outstanding. Interest expense resulted from the accretion to face value of borrowings advanced to our Company as well as accruing interest on all debt outstanding.

Liquidity and Capital Resources.

Our source of liquidity is principally cash generated from operating activities supplemented as necessary on a short-term basis by various capital raising activities, including sales of our common stock in private placements and subordinated debt borrowings not restricted to specific investing activities. We continue to see significant growth potential in our MoneyOnMobile business segment and have increased our investment. To date we have successfully navigated the complexities of capital raising activities in order to fund these long-term investments. The following discussion highlights changes in our debt structure as well as our cash flow activities and the sources and uses of funds during the nine months ended December 31, 2016.

Our independent registered public accounting firm, in its report on our 2015 consolidated financial statements, raised substantial doubt about our ability to continue as a going concern. Our consolidated financial statements as of and for the nine months ended December 31, 2016 do not contain any adjustments for this uncertainty. In response to our cash needs, we raised the following funding as described below. Any additional amounts raised will be used for our future investing and operating cash flow needs. However, there can be no assurance that we will be successful in raising additional amounts of financing.

Recent Financing Activities:

In December 2016, MMPL entered into a Loan Agreement with YES BANK Limited (the “Lender”), pursuant to which the Lender extended an unsecured credit facility to the Company totaling approximately $1,500,000 (“Credit Facility”). As part of the agreement, a MoneyOnMobile, Inc. shareholder provided the lender with a $2,000,000 standby letter-of-credit in order to assure repayment by MMPL of any amounts borrowed from the Lender. The aggregate interest rate on the Credit Facility totals 11.6% and matures in December 2017.

As of December 31, 2016, our liquidity was $1.4 million, comprised of cash and cash equivalents. Our primary ongoing liquidity requirements are to finance working capital, debt service and fund growth opportunities in India. The company faces large debt repayments in the near-term and is contemplating numerous strategies to meet these obligations as they come due.

In December 2016, the Company began a new round of financing through an exempt offering of equity securities for a total of $10,000,000. As of December 31, 2016, $650,000 had been received by the Company. From January 1 through March 5, 2017, the Company issued 1,513,334 common shares along with 306,269 warrants for $918,800.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Inflation

Inflation and changing prices have had no material effect on our net sales and revenues or on our income from continuing operations over our two most recent fiscal years.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to the fair market value of our assets and accrued stock-based compensation expense. We base our estimates on historical experience, known trends, and events and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. In making estimates and judgments, management employs critical accounting policies.

For a description of our critical accounting policies, please see Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended March 31, 2016. There have not been any material changes to our critical accounting policies since March 31, 2016.

BUSINESS

OVERVIEW

MoneyOnMobile is a mobile phone based payment processing network catering to India’s vast unbanked and under-banked population, providing everyday financial transactional services. MoneyOnMobile allows consumers to deposit cash with one of our agents. The consumers’ cash deposit then becomes digital currency in our computerized records similar to as if the consumer had made a deposit at the bank. Afterward the consumer, or the agent acting on behalf of the consumer, can perform financial transactions such as bill payment or money transfer using only the mobile phone and SMS text messages.

The Indian market is the largest under-banked population in the world with approximately 600 million to 800 million individuals. The MoneyOnMobile system works with any mobile phone handset that can generate a SMS text message. It does not require a smart phone, which represent only approximately 15% of all handsets in India. The MoneyOnMobile system is more reliable, cheaper and much easier than transacting in all cash.

We’ve now grown to be one of India’s largest mobile money systems. As of December 31, 2016, we have over 330,000 participating agents where consumers can load cash, operating in 700 cities across India. Consumers have the ability to perform over 55 different transaction types including various bill payments and domestic remittances, which is sending money from one person to another anywhere in the country. To-date, we’ve served over 193 million cumulative mobile phone numbers and we’ve processed almost U.S.$1.7 billion worth of transactions.

STRATEGY

Our strategy is to be the last mile payment processor of choice across India, working with financial institutions, third-party agents and other service providers to make consumer’s lives easier by not having to wait hours in line to perform basic payment functions. One of our core operating metrics is processing volume, the amount of value that is processed over our network. We grow our processing volume by increasing the number of services offered on our network, by increasing the number of agents enabled with our service, and by increasing the inventory turn of cash through our network.

We are working with a number of banks and payment processors to increase our agent service offerings, and will continue to expand our number of partners in order to provide more value to consumer’s daily lives. Our agent growth is directly attributable from our organic sales efforts through our sales team; at the same time, we also grow our number of agents by sign up existing organizations or cooperatives to our service. The velocity of money within our network increases through two key factors: increasing the number of deposits collected from our agents on a daily basis, and by our agents offering a diverse and profitable mix of cash-in and cash-out services.

OUR PRODUCTS

Our core products can be broken down into two primary categories: cash-in transactions and cash-out transactions. Within the cash-in product category, we perform cash collection services for a wide range of companies including mobile operators, satellite TV providers, utility companies, e-commerce companies, insurance companies and banks. In addition to these services, we originate domestic remittance transactions, which is the sending of money from one consumer within India to another consumer. Within the cash-out product category, we enable consumers to withdraw cash from their bank accounts. We also allow consumers to access their bank account balance for making purchases at any MoneyOnMobile retail shop.

COMPETITION

MoneyOnMobile experiences and will experience intense competition from companies developing digital payment and eWallet technologies. Many of these companies have substantially greater financial, technological, research and development, marketing and personnel resources.

PayTM, MobiKwik, and FreeCharge, are only payment mechanisms. They only allow you to buy something at a store using a protocol like an app on Apple Pay. MoneyOnMobile is really fundamentally quite different for a couple of reasons. One is we’re a business opportunity for our agents, they make money on MoneyOnMobile. They don’t make money processing transactions for our competitors.

Second, our cost of processing the marginal transaction is extremely low, very, very low in fact and we can therefore handle very small transactions. PayTM and the others load value into their digital wallet using traditional credit or debit cards, requiring the consumer to have a bank account so their marginal transaction cost is a lot higher.

GOVERNMENTAL REGULATION

The industry in which we operate is subject to extensive governmental laws and regulations in the United States and India. There are numerous laws and regulations restricting the purchase, sale, and sharing of personal information about consumers, many of which are new and continue to evolve; accordingly, it is difficult to determine whether and how existing and proposed privacy laws may apply to our businesses in the future. Also, there are numerous consumer statutes and regulations, including the Gramm-Leach-Bliley Act, regarding the possession of both consumer- and merchant-level data with which we must comply. Furthermore, government regulations can change with little to no notice and may result in increased regulation of our product(s), resulting in a greater regulatory burden for us.

Payment system operators in India are subject to the Indian Payments and Settlement Systems Act 2007 and operate under the authority and board oversight of the Reserve Bank of India (“RBI”). In the licensing process, the RBI reviews the licensee’s operations, systems, and processes and has the authority to revoke a license at any time should operations not continue to meet RBI standards, primarily those relating to the custody of, and accountability for, consumer funds.

EMPLOYEES

As of December 31, 2016, the Company employed five employees at its executive offices located in Dallas, Texas. During the year, we utilized independent consultants to assist with certain accounting, financial reporting, and administrative matters. DPPL and MMPL combined employed approximately 300 hundred full and part-time employees. The Company and our affiliates have no employment or collective bargaining agreements and we believe our employee and independent contractor relationships are satisfactory.

DESCRIPTION OF PROPERTY

Our corporate offices are currently located at 500 N. Akard Street, Suite 2850, Dallas, Texas 75201. Our India headquarters are located at the MoM House located at 61 Ramchandra Lane, Kanchpada, Mumbai, India 400064.

LEGAL PROCEEDINGS

Hall MOM, LLC v. MoneyOnMobile, Inc.

On March 1, 2017, Hall MOM, LLC (“Hall MOM”) and MoneyOnMobile, Inc. reached an agreed final judgment upon execution of a settlement agreement and release (“Hall Settlement Agreement”). As part of the Hall Settlement Agreement, MoneyOnMobile, Inc. shall pay Hall MOM $3,000,000, plus interest and attorneys’ fees. $1,000,000 of this amount is payable in two $500,000 installments on or before March 15, 2017 and March 31, 2017. The remaining $2,000,000 is part of an executed promissory note due from MoneyOnMobile, Inc. to Hall MOM (“Hall MOM Note”). The Hall MOM Note is payable beginning April 3, 2017 through December 31, 2017 in monthly minimum payments of $50,000. Interest accrues on the Hall MOM Note at 10% per annum on outstanding balance through June 30, 2017 and 15% per annum afterward. Upon full payment by MoneyOnMobile, Inc. to Hall MOM, Hall MOM will surrender its 450,379 shares owned of DPPL to MoneyOnMobile, Inc., which shares represent 8.2% of DPPL at December 31, 2016.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following are our current executive officers and directors and their respective ages and positions as of March 10, 2017:

Name	Age	Position
Harold H. Montgomery	57	Director, Chairman of the Board, Chief Executive Officer, and Secretary
Scott S. Arey	54	Chief Financial Officer
Will Dawson	45	Executive Vice President of Mobile Money
David B. Utterback	56	Director
James M. McKelvey	51	Independent Director
Senator Kay Bailey Hutchison	73	Independent Director
Karl Power	55	Independent Director

Executive Officers

Harold H. Montgomery, Chairman of the Board, Chief Executive Officer, and Secretary

Mr. Montgomery, age 57, has been our Chairman of the Board, Chief Executive Officer, and Secretary since April 2010. Since March 2012, Mr. Montgomery has been Chairman of the Board of Digital Payments Processing Limited, a majority-owned subsidiary, and a member of the board of directors of My Mobile Payments Limited (“MoneyOnMobile”), a DPPL affiliate. A co-founder of the Company in 1987, Mr. Montgomery started ART Holdings, Inc. (“ART”), a merchant payment processing company. While a full-time employee of ART, Mr. Montgomery led a team doing business under the name “Calpian,” which acquired over 200 ISO merchant processing portfolios between 2003 and 2009. Mr. Montgomery continues to serve ART as a director and executive officer. From 1985 to 1987, Mr. Montgomery was employed by Wellington Associates, a Dallas-based investment bank focused on mergers and acquisitions and corporate finance. In 1983, Mr. Montgomery managed the Dallas Area Rapid Transit Authorization election campaign.

From 2006 – 2016, Mr. Montgomery was a Trustee of the Communities Foundation of Texas, a community chest foundation. He also is a Trustee of the Caruth Foundation and St. Mark’s School of Texas. He has served as a board member and president of the Dallas Committee on Foreign Relations and Big Thought, a community education agency. He is a member of the Council on Foreign Relations located in New York. Mr. Montgomery was a member of the Young Presidents’ Organization (“YPO”) from 1991 to 2009, and chaired the Florence, Italy YPO University.

Mr. Montgomery has served as an industry expert for the Federal Reserve Bank of Philadelphia Payment Card Center and the U.S. Congress as an expert witness for credit card reform legislation. He is a widely known industry authority, a speaker at regional and national trade shows and has written over 120 articles for Transaction World Magazine. Mr. Montgomery attended St. Mark’s School of Texas and Stanford University where he received a BA (International Relations) in 1982 and an MBA in 1985. Mr. Montgomery brings to the Board of Directors extensive experience in the payment processing industry.

Scott S. Arey, Chief Financial Officer

Mr. Arey, age 54, was appointed as our Chief Financial Officer (Principal Financial and Principal Accounting Officer) in October 2013. From 2009 to 2013, Mr. Arey was Chief Financial Officer and Corporate Secretary of Alsbridge, Inc., a provider of IT sourcing advisory and benchmarking services to C-level executives. From 2007 to 2009, Mr. Arey was CFO of Journey Education Marketing, a multi-channel software marketer to the K-12 and post secondary academic markets. Mr. Arey started his career with KPMG Peat Marwick.

Will Dawson, Executive Vice President

Mr. Dawson, age 45, is the Executive Vice President of MoneyOnMobile. Mr. Dawson has over 20 years of experience in the technology industry. Prior to MoneyOnMobile, Mr. Dawson was the Chief Operating Officer at a MasterCard and Smart Communication joint venture, which created mobile money ecosystems in Asia, the Middle East, Africa, and Latin America. Mr. Dawson rolled out mobile money solutions in Turkey with the largest mobile operator and two banks, and in Egypt with the Central Bank of Egypt, a mobile operator, a bank, and a bill payment aggregator. He earned a Bachelor of Science in Mechanical Engineering and a Bachelor of Science in Economics from the University of Pennsylvania, and an MBA from London Business School.

Directors

David B. Utterback

Mr. Utterback, age 56, was appointed to our Board of Directors in May 2016. Since 1998, Dr. David B. Utterback has served as a Staff Anesthesiologist at Ocean Springs Hospital, in Ocean Springs, Mississippi, and at Singing River Hospital, in Pascagoula, Mississippi. Dr. Utterback also serves on the board of the American Board of Anesthesiology (since 1991) and on the board of the National Board of Medical Examiners (since 1987). Dr. Utterback holds a B.A. from Dartmouth College, M.D. from University of Illinois College of Medicine, and M.S. in Administrative Medicine from University of Wisconsin.

James M. McKelvey

Mr. McKelbey, age 51, was appointed to our Board of Directors in May 2016. Since July 2009, Jim McKelvey served as a member of the board of directors of Square, Inc., a NYSE traded company known for enabling anyone with a mobile device to accept card payments, a company co-founded by Mr. McKelvey. Since July 2013, Mr. McKelvey served as a Managing Director of SixThirty FinTech Accelerator, LLC, a financial technology accelerator. Since March 2012, Mr. McKelvey served as a General Partner of Cultivation Capital, a venture capital firm. Since January 1990, Mr. McKelvey served in various positions at Mira Smart Conferencing, a digital conferencing company. Mr. McKelvey currently serves on the boards of directors of a number of privately-held companies. Mr. McKelvey holds a B.S. in Computer Science and a B.A. in Economics from Washington University in St. Louis.

Senator Kay Bailey Hutchison

Kay Bailey Hutchison, age 73, has over 40 years of experience in the public and private sectors. Currently, and from February 2013, Senator Hutchison serves as Senior Counsel in Bracewell LLP's Dallas, Texas office. From 1993 to 2013, she served as a U.S. Senator. She also served as the Ranking Member on the Senate Committee on Commerce, Science and Transportation, as well as the Appropriations Subcommittee for Commerce, Justice and Science. She was the Chairman of the Military Construction Appropriations Subcommittee and served on the Defense Appropriations Subcommittee. Prior to her Senate service, Senator Hutchison was elected Texas State Treasurer in 1990 and to the Texas House of Representatives in 1972. She served in the Texas House until 1976 when she was appointed by President Gerald Ford to serve as Vice-Chairman of the National Transportation Safety Board. In addition to her political career, Senator Hutchison is also a former bank executive, journalist and small business owner. Senator Hutchison holds a Bachelor of Arts degree from the University of Texas at Austin, and a J.D. from the University of Texas School of Law.

Karl Power

Karl Power, age 55. Since November 2015, Mr. Power has served as a Director to the Board of Directors of Excel Corp. (OTCQB: EXCC). Since August 2011, Mr. Power has been Chairman and CEO of Active In Home Therapy, a health care services provider. Between 2001 and 2010, Mr. Power served in various management consultant roles to companies in multiple industries, including in the technology hardware industry, airline industry and online education. Mr. Power has a Masters of Business from University College Dublin and a Management Accountant qualification from the Institute of Management Accountants in London.

Summary Compensation Table.

The following table sets forth the information as to compensation paid to or earned by our Chief Executive Officer and our two other most highly compensated executive officers during the fiscal years ended March 31, 2016 and 2015. These individuals are referred to in this registration statement as our named executive officers. The information includes the dollar value of base salaries, whether paid or deferred. No separate compensation was paid to executive officers for their services as members of the Board of Directors.

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Total
Harold H. Montgomery Chairman of the Board and Chief Executive Officer	2016	$300,000	$125,000	$608,748	$1,033,748
	2015	300,000	—	—	300,000

Scott S. Arey Chief Financial Officer	2016	$225,000	$75,000	$233,058	$533,058
	2015	225,000	—	269,280	494,280
Craig A. Jessen(2) Director and President	2016	$225,000	$—	$—	$225,000
	2015	300,000	—	—	300,000

(1)	The expense recognized by the Company during the relating fiscal year in accordance with the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(2)	Craig A. Jessen resigned from the Company on November 30, 2015. His compensations information for 2016 reflects salary earned from April 1 through November 30, 2015.

Employment Agreements with Executive Management

As of the date hereof, we have not entered into employment contracts with our officers, but may do so in the future.

Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information concerning outstanding stock options as of March 31, 2016, for our named executive officers.

Name	Number Of Securities Underlying Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Harold H. Montgomery	1,306,000	$0.50	December 31, 2025(1)
Harold H. Montgomery	694,000	$0.50	March 4, 2026(1)
Scott S. Arey	500,000	$0.50	October 3, 2025(1)
Scott S. Arey	400,000	$1.35	September 18, 2023(1)
Will Dawson	250,000	$0.70	June 6, 2025(1)

(1)	Become void if services are earlier terminated.

Director Compensation

Directors are not separately compensated for their services as board members.

Compensation Committee Interlocks and Insider Participation

In matters involving our directors and their separate interests, only disinterested directors vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership

Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (a) voting power with respect to such shares, including the power to vote or to direct the voting of such shares; or (b) investment power with respect to such shares, including the power to dispose or to direct the disposition of such shares. In addition, a person is deemed to be the beneficial owner of shares if such person has the right to acquire beneficial ownership of such shares within 60 days. In the following tables, the “Percent Of Class” is based on 64,069,666 issued and outstanding shares of our common stock as of April 19, 2017.

Security Ownership of Certain Beneficial Owners

Unless otherwise indicated, the following table sets forth information as of April 19, 2017, with respect to the shares of our common stock beneficially owned by each person known to us to be the beneficial owner of more than 5% of our common stock.

Name And Address Of Beneficial Owner	Number Of Shares Beneficially Owned		Percent Of Class
Mark Houghton-Berry Surrey, UK GU25 4JS	9,677,461		9.99	%(2)
Laird Q. Cagan 20400 Steven Creek Blvd. #700, Cupertino CA 95014	8,234,060		9.99	%(2)
Fairmount St Investments LP 5648 Hammock Isles Drive, Naples, FL 34119	3,949,702	(1)	6.16%
2003 Charles and Maryanne Smith Family Trust dtd September 25, 2003 2720 Jefferson St., Carlsbad, CA 92008	3,750,001		5.85%
Craig A. Jessen 2410 Mesa, Richardson, TX 75080	3,661,540		5.71%

(1)	Comprised of 67% shares of Common Stock and warrants to purchase Common Stock held by Fairmount St. Investments, LP. The remaining 33% of shares and warrants are held by this entity is included in Mr. Utterback’s beneficial ownership calculated and noted in (2) above.
(2)	Beneficially owned Common Stock include the aggregate number of shares directly owned and shares issuable upon exercise of derivative instruments held by the shareholder. Ownership percentages, however, are representative of beneficial ownership as limited by the 9.99% ownership limitation contained in the derivative instruments held by the respective shareholder.

Security Ownership of Management

The following table sets forth information with respect to the beneficial ownership of our Company by (a) each of our directors and executive officers, and (b) all of our directors and executive officers as a group.

Name Of Beneficial Owner	Number Of Shares Beneficially Owned		Percent Of Class
Harold H. Montgomery	5,335,287	(1)	8.33%
David B. Utterback	3,480,115	(2)	5.43%
Scott Arey	508,334	(3)	0.79%
James M. McKelvey	247,917	(4)	0.39%
Senator Kay Bailey Hutchison	200,000	(5)	0.31%
Karl Power	200,000	(6)	0.31%
All Named Executive Officers and Directors as a group (six persons)	9,971,653		15.56%

(1)	Comprised of: (i) 1,090,000 shares directly owned by Harold Montgomery; (ii) 3,810,000 shares held in an IRA for the benefit of Mr. Montgomery; (iii) 47,242 shares owned by the Molly Ann Montgomery

1995 Trust and 47,242 shares owned by the Philip Graham Montgomery 1997 Trust, trusts for the benefit of Mr. Montgomery’s children for which Mr. Montgomery is trustee; (iv) 150,000 shares owned by Montgomery Investments, L.P. (the “LP”); (v) 100,000 shares and 12,500 warrants owned by the Montgomery Non-Exempt Marital Trust, under trust dated January 1, 2007, (the “Trust”). Mr. Montgomery is a limited partner in the LP. The general partner of LP is a member of Mr. Montgomery’s immediate family. Mr. Montgomery may be deemed a remainderman of the Trust and may be deemed to share investment control over the shares held by the Trust. Mr. Montgomery disclaims beneficial ownership of all of the foregoing securities except to the extent of his pecuniary interest therein; (vi) 290,032 shares and180,000 warrants owned by 4M Land and Cattle Company, Inc. Mr. Montgomery serves as president of this entity; (vii) 30,000 shares owned by trust for which Mr. Montgomery is Trustee; and (viii) 500,000 vested options to acquire additional shares of Common Stock.
(2)	Comprised of: (i) a warrant to purchase 50,000 shares of Common Stock; (ii) warrants to purchase an aggregate of 269,215 shares of Common Stock held by David B. Utterback Revocable Trust dtd May 20, 2013 of which Mr. Utterback is Trustee; (iii) 561,111 shares of Common Stock which represents 33% of shares held by Fairmount St. Investments, LP, an entity of which Mr. Utterback is a 33% beneficial owner; and (iv) warrants to purchase an aggregate of 1,413,740 shares of Common Stock which represents 33% of shares held by Fairmount St. Investments, LP, an entity of which Mr. Utterback is a 33% beneficial owner.
(3)	Comprised of: (i) 33,334 shares directly held by Scott Arey; (ii) 25,000 shares issuable upon exercise of immediately exercisable warrants beneficially owned by Mr. Arey; and (iii) 450,000 shares issuable upon exercise of immediately exercisable options.
(4)	Comprised of: (i) 206,250 shares issuable on exercise of immediately exercisable warrants beneficially owned by Mr. McKelvey and (ii) 41,667 shares of common stock issuable upon conversion of the face amount of the Series D Convertible Preferred Stock.
(5)	Represents warrants to purchase an aggregate of 200,000 shares of Common Stock.
(6)	Represents warrants to purchase an aggregate of 200,000 shares of Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Support Services and Advances

ART Holdings, Inc. (“ART”) funded shared costs incurred in previous years. At December 31 and March 31, 2016, amounts due to ART were $189,845 and $208,181, respectively, and interest-free and are due at a future date to be agreed by the parties. These amounts are included in Related party payables in the Company’s condensed consolidated balance sheet.

Happy Cellular Services Limited

The majority shareholder and Chairman of Happy Cellular Services Limited (“Happy Cellular”), is also a shareholder and board member of MMPL. Additionally, a certain number of Happy Cellular retailers are also agents for MoneyOnMobile. During the year ended March 31, 2016, MMPL issued three short-term bonds to the majority shareholder of Happy Cellular totaling approximately $450,000. These debt instruments have an interest rate of 15.3%, which represents the prevailing bank rate at inception. At December 31, and March 31, 2016, $133,374 and $295,415, representing outstanding principal and interest was past due and is recorded as current liabilities to Related party payables in the condensed consolidated balance sheets. Additionally, in January 2017, the Company reached a settlement agreement for all receivables and payables between the Chairman of Happy Cellular and MoneyOnMobile. No significant adjustments resulted.

In December 2016, Happy Cellular provided a refundable deposit totaling 20.0 million India Rupees or approximately $294,400 for the Company to increase its volume of IMPS (Immediate Payment Service) transactions. Happy Bengal agents are entitled to a commission for a fixed number of transactions at a fixed rate.

Cagan McAfee Capital Partners, LLC

The amounts due relating to an expired management advisory agreement, including interest, totaled $761,805 and $711,805 as of December 31 and March 31, 2016, respectively, and is recorded in Related party payables in the condensed consolidated balance sheets.

Cagan Capital, LLC

Cagan Capital, LLC, an entity owned and controlled by Laird Cagan, is a note holder of $1.0 million of our subordinated notes payable. No principal payments were made during the nine months ended December 31, 2016. Interest accrues at 12% per annum.

Laird Cagan

In April 2016, and as part of the Company’s November 2015 sale of its U.S. Operations, Laird Cagan was issued a promissory note for $727,285. This note accrues interest of 12% per annum payable monthly and matures on December 31, 2017. No principal payments were made during the nine months ended December 31, 2016.

Financing and Equity Transactions

Cagan Capital, LLC

In 2011, Cagan Capital, LLC (“CCLLC”), an entity owned and controlled by Mr. Cagan, purchased $1.0 million of our subordinated notes payable and warrants to purchase up to 500,000 shares of our common stock at $1.00 per share on a cashless basis. The transaction was approved by the Board of Directors. In connection with the extension of the maturity date of the subordinated notes in 2012, CCLLC was issued an additional 71,233 warrants to purchase shares of our common stock at $2.00 per share. There were no subordinated debt principal payments in 2015 or 2014 and interest paid at 12% per annum totaled $110,000 in 2015 and $80,000 in 2014.

In 2011, Cagan Capital, LLC (“CCLLC”), an entity owned and controlled by Mr. Cagan, purchased $1.0 million of our subordinated notes payable and warrants to purchase up to 500,000 shares of our common stock at $1.00 per share on a cashless basis. The transaction was approved by the disinterested Board members as being in the best interest of, and fair and reasonable to, the Company and its shareholders. In connection with the extension of the maturity date of the subordinated notes in 2012, CCLLC was issued an additional 71,233 warrants to purchase shares of our common stock at $2.00 per share. There were no subordinated debt principal payments in 2016 or 2015 and interest paid at 12% per annum totaled $110,000 in 2016 and $80,000 in 2015.

In 2014, Mr. Cagan purchased $1.0 million of CRA secured promissory notes payable and warrants to purchase up to 175,000 shares of MoneyOnMobile, Inc. common stock at $0.01 per share. The outstanding principal amount of this loan may be converted to MoneyOnMobile, Inc. common stock at any time by dividing the outstanding principal and any accrued interest by $2.00 per share. CRA promissory note principal payments were made in the amount of $32,833.35 in 2015 and interest paid at 12% per annum totaled $119,837 as of March 31, 2015.

In March 2016, the Company executed an one year advisory agreement with Laird Cagan and issued one million warrants. Also, it issued Mr. Cagan 1,000,000 warrants as part of its subordinated notes payable modification. See note 6: Debt for more information. Lastly, Mr. Cagan exchanged 2.5 million warrants with the Company to extend the maturity date of the warrants.

Board of Directors

As of the date of this Prospectus, the Company has five persons serving as directors on our Board of Directors, namely, Harold H. Montgomery, David B. Utterback, James M. McKelvey, Senator Kay Bailey Hutchison and Karl Power Pursuant to our Bylaws, our directors are elected at the annual meeting of our shareholders and, once appointed, serve until their successors are elected and qualified, until their prior death, resignation, or until removed from office in accordance with our Bylaws. Our Bylaws provide that the number of directors on our Board of Directors shall be fixed and changed from time to time by resolution of our Board of Directors or by the vote of our shareholders.

Because our common stock currently is not traded on any national securities exchange or other major trading system, we are not subject to any standards regarding the “independence” of our directors. However, if our listing application is approved by the NASDAQ Capital Market, we will be required to have a majority “independent” directors on our Board of Directors. Our Board of Directors believes that James M. McKelvey, Senator Kay Bailey Hutchison and Karl Power are “independent” as defined in Rule 5605(a)(2) of the Listing Rules of the NASDAQ Stock Market.

Committees of the Board of Directors

Pursuant to our Bylaws, our Board of Directors may establish committees of one or more directors from time-to-time as it deems appropriate. The Company has no separate committees and all matters of corporate governance are addressed by the full Board of Directors. In matters involving our directors and their separate interests, only disinterested directors vote.

We have neither a separate audit committee nor an “audit committee financial expert” as defined by applicable SEC rules. The Board may consider the establishment of a separate audit committee and, if established, the Board believes that Karl Power may serve on the committee and as the Board’s “audit committee financial expert.”

The Board intends to establish the committees necessary to comply with NASDAQ rules prior to our application for listing being accepted.

DESCRIPTION OF SECURITIES

General

At the date hereof, we are authorized by our Articles of Incorporation to issue an aggregate of 200,000,000 shares of common stock, par value $0.001 per share, 2,200 shares of “Series D” preferred stock, par value $0.001 per share and 25,000 shares of “Series E” preferred stock, par value $0.001 per share. We are incorporated in the state of Texas.

Common Stock

We are authorized to issue up to 200,000,000 shares of common stock, $0.001 par value. Each share of common stock entitles a stockholder to one vote on all matters upon which stockholders are permitted to vote. Common stock does not confer on the holder any preemptive right or other similar right to purchase or subscribe for any additional securities issued by us and is not convertible into other securities. No shares of common stock are subject to redemption or any sinking fund provisions. All the outstanding shares of our common stock are fully paid and non-assessable. Subject to the rights of the holders of the preferred stock, the holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our Board of Directors. In the event of our liquidation, dissolution, or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors and any liquidation preference on outstanding preferred stock.

As of December 31, 2016 we had 58,612,098 shares of common stock, 1,225 shares of Preferred Series D stock and 2,530 shares of Preferred Series E stock outstanding,

Warrants Offered Hereby

The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the form of the warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part of. Prospective investors should carefully review the terms and provisions set forth in the form of warrant.

Exercisability.  The warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the warrant, the holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise.  In the event that a registration statement covering shares of common stock underlying the warrants, or an exemption from registration, is not available for the resale of such shares of common stock underlying the warrants, the holder may, in its sole discretion, exercise the warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. In no event shall we be required to make any cash payments or net cash settlement to the registered holder in lieu of issuance of common stock underlying the warrants.

Certain Adjustments.  The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock.

Transferability.  Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to us together with the appropriate instruments of transfer.

Warrant Agent and Exchange Listing.  The warrants will be issued in registered form under a warrant agency agreement between Issuer Direct Corporation, as warrant agent, and us.

Fundamental Transactions.  If, at any time while the warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our shares of common stock are permitted to sell, tender or exchange their shares of common stock for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding shares of common stock, (4) we effect any reclassification or recapitalization of our shares of common stock or any compulsory share exchange pursuant to which our shares of common stock are converted into or exchanged for other securities, cash or property, or (5) we consummate a stock or share purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding shares of common stock, each a “Fundamental Transaction,” then upon any subsequent exercise of the warrants, the holder thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Stockholder.  Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Governing Law.  The warrants and the warrant agency agreement are governed by New York law.

Preferred Stock

We may issue up to 2,200 shares of “Series D” preferred stock, $0.001 par value and 25,000 shares of “Series E” preferred stock, $0.001 par value. Preferred stock issued by the Company may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution, or winding up of us, or both.

The above descriptions of our capital stock and provisions of our Articles of Incorporation and Bylaws are summaries and are qualified by reference to our certificate of incorporation, as amended, and our amended and restated bylaws. We have filed copies of these documents with the SEC as exhibits to the registration statement of which this prospectus forms a part.

Issued and Outstanding Warrants

A summary of the outstanding warrants activity and related information as of March 31, 2016 is as follows: total of 21,732,272 warrants for our common stock with exercise prices ranging from $0.01 to $3.00 per share ($0.71 weighted average) have been issued and expire as follows: 2,534,201 in 2017; 272,500 in 2018; 1,662,925 in 2019; 4,441,531 in 2020; 1,384,069 in 2021; 9,237,046 in 2022, and 2,200,000 in 2027. On exercise, the warrants will be settled in delivery of unregistered shares of our common stock.

In connection with this offering, we have agreed to issue to the underwriter warrants to purchase up to a total of 5% of the number shares of common stock issued in the offering. The warrants are exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of our initial public offering, and ending on the date that is five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(i). The warrants are exercisable at a per share price equal to 125% of the price per share in this offering. The warrants provide for piggyback registration right not greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Anti-Takeover Effects of Various Provisions of Texas Law and Our Certificate of Formation.

Some provisions of the Texas Business Organizations Code, or the TBOC, our certificate of formation and our bylaws contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise or removal of our directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares. In addition, because our board of directors is authorized to issue preferred stock with preferences and rights as it determines, it may afford the holders of any series of preferred stock preferences, rights or voting powers superior to those of the holders of common stock.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Limitations on Liability and Indemnification of Officers and Directors.

The TBOC, authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our certificate of formation and bylaws include provisions that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director to the fullest extent permitted under the TBOC. The effect of these provisions eliminate the rights of us and our shareholders, through shareholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the TBOC. We also carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification and advancement provisions in our certificate of formation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The registrar and transfer agent for our common stock is Securities Transfer Corporation.

OTC Markets Listing

The shares of our common stock are quoted on the OTCQX under the symbol MOMT. We applied to list our common stock and warrants on The NASDAQ Capital Market under the symbols “MOMT” and “MOMTW”. No assurance can be given that such listing will be approved. However, it is a condition of the underwriter’s obligation that our shares of common stock and warrants have been approved for listing on The NASDAQ Capital Market.

UNDERWRITING

Joseph Gunnar & Co., LLC is acting as representative of the underwriters (the “Representative”). Subject to the terms and conditions of an underwriting agreement between us and the Representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock and warrants listed next to its name in the following table:

Name of Underwriter	Number of Shares	Number of Warrants
Joseph Gunnar & Co., LLC
Total

The underwriters are committed to purchase all the shares of common stock and warrants offered by us if they purchase any shares of common stock and warrants. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The underwriters are not obligated to purchase the shares of common stock and/or warrants covered by the underwriters’ over-allotment option described below. The underwriters are offering the shares of common stock and warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts and Commissions

The underwriters propose initially to offer the shares of common stock and warrants to the public at the public offering price set forth on the cover page of this prospectus and to dealers at those prices less a concession not in excess of $[    ] per share of common stock and concession not in excess of $[    ] per warrant. If all of the shares of common stock and warrants offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the representatives of the underwriters:

	Per Share	Per Warrant	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public offering price	$	$	$	$
Underwriting discount	$	$	$	$
Proceeds, before expenses, to us	$	$	$	$

We have agreed to pay a non-accountable expense allowance to the representative of the underwriters equal to 1% of the gross proceeds received at the closing of the offering. We have paid an expense deposit of $25,000 to the representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(f)(2)(C).

We have also agreed to pay the representative’s expenses relating to the offering, including (a) all actual filing fees incurred in connection with the review of this offering by the Financial Industry Regulatory Authority, or FINRA; (b) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $15,000 in the aggregate; (c) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones, each of which the Company or its designee will provide within a reasonable time after the closing in such quantities as Joseph Gunnar & Co. may reasonably request; (d) the fees and expenses of the Underwriter’s legal counsel not to exceed $75,000;

(e) the $29,500 cost associated with the use of Ipreo’s book building, prospectus tracking and compliance software for the Offering; and (f) up to $20,000 of Joseph Gunnar & Co.’s actual accountable “road show” expenses for the Public Offering.

We estimate the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $    .

Over-Allotment Option

We have granted a 45-day option to the representative of the underwriters to purchase up to      additional shares of our common stock at a public offering price of $     per share and/or warrants to purchase      shares of our common stock at a public offering price of $     per warrant, solely to cover over-allotments, if any.

The underwriters may exercise this option for 45 days from the date of this prospectus solely to cover sales of shares of common stock and/or warrants by the underwriters in excess of the total number of shares of common stock and/or warrants set forth in the table above. If any of these additional shares and/or warrants are purchased, the underwriters will offer the additional shares and/or warrants on the same terms as those on which the shares and warrants are being offered. We will pay the expenses associated with the exercise of the over-allotment option.

Representative Warrants

We have agreed to issue to the representative the representative’s warrants to purchase up to      shares of common stock (5% of the shares of common stock and shares of common stock underlying warrants sold in this offering, plus 5% of any shares of common stock and/or warrants sold upon exercise of the over-allotment option, if any). The representative’s warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the registration statement at a per share exercise price equal to 125% of the public offering price per share of common stock in the offering. The representative’s warrants and the shares of common stock underlying the warrants have been deemed compensation by FINRA and are, therefore, subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representatives (or permitted assignees under the Rule) will not sell, transfer, assign, pledge or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of these warrants or the underlying securities for a period of 180 days after the effective date. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Right of First Refusal

Until twelve (12) months from the closing of the Offering, provided that the Offering results in gross proceeds of $5 million to the Company, the representative shall have an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at the representative sole discretion, for each and every future public and private equity and debt offerings for the Company, or any successor to or any subsidiary of the Company, including all equity linked financings, on terms customary to the representative. The representative shall have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation. The representative will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we, our executive officers and directors, and certain of our stockholders, have agreed, without the prior written consent of the representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of the Company or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of 180 days from the date of this prospectus, in the case of our directors and officers, and 90 days from the date of this prospectus, in the case of our principal stockholders.

Indemnification of Underwriters

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization

In order to facilitate the offering of our securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. In connection with the offering, the underwriters may purchase and sell our securities in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of securities in the offering. The underwriters may close out any covered short position by either exercising the over-allotment option or purchasing shares of securities in the open market. In determining the source of shares of securities to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of securities made by the underwriters in the open market before the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As result, the price of our securities may be higher than the price that might otherwise exist in the open market.

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our securities, including the imposition of penalty bids. This means that if the representative of the underwriters purchases securities in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

The underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of securities to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part.

Other Relationships

From time to time, certain of the underwriters and their affiliates have provided, and may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);
(c)	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or
(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and
•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the securities being offered by this prospectus is being passed upon for us by Sichenzia Ross Ference Kesner LLP. Loeb & Loeb LLP is counsel for the underwriters in connection with this offering.

EXPERTS

The financial statements as of and for the fiscal years ended March 31, 2016 and 2015 appearing in this prospectus and registration statement have been audited by Liggett & Webb, P.A. an independent registered public accounting firm, as stated in their report appearing elsewhere herein and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can find, copy and inspect information we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information about the public reference room. You can review our electronically filed reports, proxy and information statements on the SEC’s website at http://www.sec.gov or on our website at http://www.MoneyOnMobile.in. Information included on our website is not a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC’s website.

MoneyOnMobile, Inc.

FINANCIAL STATEMENTS

INDEX

MONEYONMOBILE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2016	March 31, 2016
	(unaudited)
ASSETS
Current Assets
Cash and equivalents	$1,376,740	$2,119,794
Due from distributors (Due from Related party totaled $102,404 and $104,978 as of December 31 and March 31, 2016, respectively)	281,695	4,938,790
Other current assets	1,778,962	1,537,668
Total current assets	3,437,397	8,596,252
Property and equipment, net	3,368,236	3,508,835
Goodwill	13,458,612	13,810,117
Other intangible assets, net	4,277,788	4,640,092
Other non-current assets	655,890	948,721
Total assets	$25,197,923	$31,504,017
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,762,571	$2,789,486
Accrued liabilities	2,568,517	3,220,242
Related party payables	1,737,149	1,215,401
Current portion of long-term debt, net	5,616,994	895,609
Advances from distributors	2,285,918	4,013,509
Put liability – Noncontrolling interest investment	3,000,000	3,000,000
Preferred stock dividends	140,500	—
Total current liabilities	17,111,649	15,134,247
Long-term debt	1,883,603	5,167,558
Other non-current liabilities	157,309	208,816
Total liabilities	19,152,561	20,510,621
Commitments and contingencies
Preferred stock Series D, $0.001 par value; 2,200 authorized, 1,225 and 600 shares issued and outstanding as of December 31 and March 31, 2016, respectively	1,225,000	600,000
Shareholders’ Equity
Preferred stock Series E, $0.001 par value; 25,000 authorized, 2,530 and zero shares issued and outstanding as of December 31 and March 31, 2016, respectively	3	—
Common stock 200,000,000 shares authorized, $0.001 par value; 58,612,098 and 50,648,438 shares issued and outstanding as of December 31 and March 31, 2016, respectively	58,612	50,648
Additional paid-in capital	50,861,480	46,473,010
Accumulated deficit	(45,695,315)	(40,089,408)
Cumulative other comprehensive loss	(1,701,841)	(1,429,525)
Total MoneyOnMobile, Inc. shareholders’ equity	3,522,939	5,004,725
Noncontrolling interest	1,297,423	5,388,671
Total shareholders’ equity	4,820,362	10,393,396
Total liabilities and shareholders’ equity	$25,197,923	$31,504,017

See Notes to Unaudited Condensed Consolidated Financial Statements.

MONEYONMOBILE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues, net	$969,442	$1,609,192	$3,459,000	$4,324,127
Cost of revenues	393,758	716,933	1,552,670	2,232,602
Gross profit	575,682	892,259	1,906,328	2,091,525
General and administrative expenses
Salaries and wages	825,678	934,529	2,338,401	2,359,106
Selling, general and administrative	2,127,425	3,751,848	5,682,691	10,167,562
Depreciation and amortization	222,440	76,720	617,468	510,618
Total general and administrative	3,175,543	4,763,097	8,638,560	13,037,286
Operating loss	(2,599,861)	(3,870,838)	(6,732,232)	(10,945,761)
Other income (expenses)
Interest expense	(350,013)	(1,300,814)	(1,257,229)	(2,026,141)
Other	—	456,724	—	334,995
Total other income (expenses)	(350,013)	(844,090)	(1,257,229)	(1,691,146)
Loss from continuing operations, before income tax	(2,949,874)	(4,714,928)	(7,989,461)	(12,636,907)
Income tax expense	—	—	—	—
Loss from continuing operations	(2,949,874)	(4,714,928)	(7,989,461)	(12,636,907)
Income from discontinued operations, net of tax	—	134,752	—	193,905
Loss on sale of discontinued operations, net of tax	—	(1,969,174)	—	(1,969,174)
Net loss	(2,949,874)	(6,549,350)	(7,989,461)	(14,412,176)
Preferred stock dividend	(277,980)	—	(277,980)	—
Net loss available to common stockholders	(3,227,854)	(6,549,350)	(8,267,441)	(14,412,176)
Net loss attributable to noncontrolling interest	(852,302)	(1,488,132)	(2,383,554)	(3,334,562)
Net loss attributable to MoneyOnMobile, Inc. shareholders	$(2,375,552)	$(5,061,218)	$(5,883,887)	$(11,077,614)
Other comprehensive income (loss):
Currency translation adjustments, net of tax	(272,887)	(169,346)	(392,921)	(1,558,236)
Total comprehensive loss	$(3,500,741)	$(6,718,696)	$(8,660,362)	$(15,970,412)
Comprehensive (loss) attributable to:
Noncontrolling interest	(934,168)	(546,107)	(2,501,430)	(1,792,774)
MoneyOnMobile, Inc. shareholders	(2,566,573)	(6,172,589)	(6,158,932)	(14,177,638)
Net loss per share from continuing operations	$(0.05)	$(0.10)	$(0.15)	$(0.28)
Net income per share from discontinued operations	$—	$(0.04)	$—	$(0.04)
Net loss per share, basic and diluted	$(0.04)	$(0.10)	$(0.11)	$(0.25)
Weighted average number of shares outstanding, basic and diluted	57,333,039	48,207,724	54,214,721	44,905,186

See Notes to Unaudited Condensed Consolidated Financial Statements.

MONEYONMOBILE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended December 31,
	2016	2015
	(unaudited)	(unaudited)
OPERATING ACTIVITIES
Net loss	$(7,989,461)	$(14,412,176)
Adjustments to reconcile net loss to cash used in operating activities
Deferred financing cost amortization	—	324,144
Portfolio amortization	—	432,075
Subordinated note discount amortization	575,071	225,311
Depreciation and amortization	617,468	551,605
(Gain) on sale of assets	—	(350,563)
Loss on sale of U.S. Operations	—	1,969,174
Stock based compensation	—	989,487
Deferred consulting fee amortization	—	3,194,949
Equity awards issued for services	1,513,532	3,128,080
Changes in operating assets and liabilities:
Accounts receivable	—	505,353
Due from distributors	310,150	110,678
Other assets	51,537	120,931
Related party payables	521,748	652,500
Accounts payable and accrued liabilities	(1,800,277)	1,592,678
Advances from distributors	(1,727,591)	547,685
Net cash (used in) operating activities	(7,927,823)	(418,089)
INVESTING ACTIVITIES
Purchase of NCI shares of consolidated subsidiaries	(268,653)	—
Proceeds from equity method investment	—	64,400
Purchases of property and equipment	(70,423)	(89,897)
Acquisition of intangible assets	(50,830)	(41,992)
Net cash (used in) investing activities	(389,906)	(67,489)
FINANCING ACTIVITIES
Borrowings on notes payable, senior and subordinated notes	1,349,257	12,001,759
Payments on notes payable and bank loan	(119,650)	(16,485,264)
Issuance of common stock and warrants	650,000	3,588,494
Issuance of preferred stock	4,071,535	100,000
Proceeds from warrants exercised for common stock	1,750,407	—
Proceeds from long-term debt	—	2,275,832
Reacquisition of common stock	(177,369)	—
Changes in restricted cash	—	(51,494)
Contributions made by noncontrolling interest	130,715	299,960
Net cash provided by financing activities	7,654,895	1,729,287
Foreign currency effect on cash flows	(80,220)	(177,175)
Net change in cash and cash equivalents	(743,054)	1,066,534
Cash and cash equivalents at beginning of year	2,119,794	1,293,461
Cash and cash equivalents at end of period – continuing operations	$1,376,740	$2,359,995
Cash and cash equivalents at end of period – discontinued operations	$—	$—
Supplemental disclosures (Note 15)

See Notes to Unaudited Condensed Consolidated Financial Statements.

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1 — BASIS OF PRESENTATION

Certain information and footnote disclosures normally included in condensed consolidated financial statements in accordance with U.S. GAAP have been omitted pursuant to requirements of the U.S. Securities and Exchange Commission (“SEC”). A description of our accounting policies and other financial information is included in our audited consolidated financial statements filed with the SEC on Form 10-K for the year ended March 31, 2016. The disclosures included in our accompanying interim financial statements and footnotes should be read in conjunction with our consolidated financial statements and notes thereto included in the Annual Report on Form 10-K. Operating results for the three and nine months ended December 31, 2016 are not necessarily indicative of the results that may be expected for the year ending March 31, 2017.

Disposition of Assets

On November 30, 2015, the Company consummated the sale of Calpian Commerce, Inc. and certain other U.S. portfolio assets. As a result of the sale, the results of operations for all periods presented and the (loss) gain on disposal have been included in “Net (loss) income from discontinued operations” in our condensed consolidated statements of operations and comprehensive loss. See note 14 — Sale of U.S. Operations for additional information.

Going Concern

The Company’s unaudited condensed consolidated interim financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company had a net loss of $(2,949,874) and $(7,989,461) for the three and nine months ended December 31, 2016. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company is continuing with its plan to further grow and expand its mobile payment processing operations in India. Management believes that its current operating strategy will provide the opportunity for the Company to continue as a going concern as long as it continues to obtain additional financing; however, there is no assurance this will occur. The accompanying condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Reclassifications

Certain previously reported amounts have been reclassified to conform to the current presentation.

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Carrying values of cash and equivalents, accounts receivable, other current assets, accounts payable, accrued expenses, and interest payable approximate fair values. Additionally, carrying value of senior notes, subordinated notes, and note payable approximate the estimated fair value for debt with similar terms, interest rates, and remaining maturities currently available to companies with similar credit ratings.

The estimated fair value of our common stock issued in share-based payments is measured by the more relevant of: (i) the prices received in private placement sales of our stock or; (ii) its publicly-quoted market price. We estimate the fair value of warrants, other than those included in common stock unit purchases, and stock options when issued or vested using the Black-Scholes option-pricing model which requires the input of highly subjective assumptions. Recognition in shareholders’ equity and expense of the fair value of stock options awarded to employees is on the straight-line basis over the requisite service period and, for grants to non-employees, when the options vest. The fair value of exercisable warrants on the date of issuance issued in connection with debt financing transactions or for services are deferred and expensed over the term of the debt or as services are performed.

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Convertible Instruments

Certain debt instrument require us to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. This criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Debt discounts under these arrangements are amortized over the debt term.

Derivative Financial Instruments

We classify as equity any contracts that (i) require physical settlement or net-share settlement or (ii) provide a choice of net-cash settlement or settlement in our own shares providing that such contracts are indexed to the Company’s common stock. We classify as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the Company’s control) or (ii) gives the counter party a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). We assesses classification of its common stock purchase warrants and other free standing derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required.

Our free standing derivatives consist of embedded conversion options with a convertible note. The Company evaluated these derivatives to assess their proper classification in the condensed consolidated balance sheets using the applicable classification criteria enumerated under ASC 815-Derivatives and Hedging. We determined certain embedded conversion features do not contain fixed settlement provisions. As a result, we were required to record the conversion option associated with the debt as an embedded derivative. We previously recorded this liability as a derivative liability within current liabilities in our historical consolidated balance sheet. Changes in the value of this derivative liability has been marked-to-market at the end of each reporting period and recorded as Other income (expense) in our condensed consolidated statements of operations and comprehensive loss. As of December 31 and March 31, 2016 we did not have any outstanding convertible instruments that would be classified as a derivative.

Foreign Currency Translation

The functional currency of our Indian operations is the Indian Rupee. Indian assets and liabilities are translated into U.S. dollars at the exchange rates in effect at each consolidated balance sheet date. Revenues and expenses are translated at quarterly average exchange rates and resulting translation gains or losses are accumulated in other comprehensive loss as a separate component within the accompanying statements of shareholders’ equity. Additionally, cumulative translation adjustments recorded in other comprehensive income are reclassified to noncontrolling interest proportionally based on the weighted average percentage ownership interest held by the noncontrolling interest.

Goodwill

Goodwill consists of the cost of our acquired businesses in excess of the fair value of the identifiable net assets acquired and is allocated to reporting units based on the relative fair value of the future benefit of the purchased operations to our existing business units as well as the acquired business unit.

We perform an annual impairment assessment in the fourth quarter of each fiscal year, or more frequently if indicators of potential impairment exist, to determine whether it is more likely than not that the fair value of a reporting unit in which goodwill resides is less than its carrying value. We have elected to first assess the

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

qualitative factors to determine whether it is more likely than not that the fair value of our single reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment under Accounting Standards Update (ASU) No. 2011-08, Goodwill and Other (Topic 350): Testing Goodwill for Impairment, issued by the Financial Accounting Standards Board (FASB). Qualitative factors considered in this assessment include industry and market considerations, overall financial performance, and other relevant events and factors affecting the reporting unit. If we determine that it is more likely than not that its fair value is less than its carrying amount, then the two-step goodwill impairment test is performed. The first step, identifying a potential impairment, compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds its fair value, the second step would need to be performed; otherwise, no further step is required. The second step, measuring the impairment loss, compares the implied fair value of the goodwill with the carrying amount of the goodwill. Any excess of the goodwill carrying amount over the applied fair value is recognized as an impairment loss, and the carrying value of goodwill is written down to fair value.

Intangible Assets

Intangible assets consist of software (excluding computer software), customer lists, trademarks, distributor contracts and domain names acquired through business combinations, or consists of software developed or obtained for internal use, as well as software intended for resale. Costs to develop internal use computer software during the application development stage are capitalized on a per project basis and are amortized on a straight line basis over its useful life.

Costs for software developed for resale are expensed as incurred until technological feasibility is established, capitalized once technological feasibility occurs, including costs for coding and testing, and expensed once the software is available for release to customers. Capitalized costs for software available for sale are amortized over the greater of the amounts computed for the (1) expected revenue to total anticipated revenue or (2) straight line basis over its estimated useful life.

The amortization period is five years for customer lists, acquisition costs and trademarks, five years for internal use software, three years for software developed for resale and domain names are not amortized. Capitalized finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives. Indefinite-lived assets are not amortized, but reviewed at least annually for potential impairment.

Impairment of Long-Lived Assets

In addition to the annual goodwill impairment test, long-lived assets, including property and equipment and other intangible assets, are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to fair value. In addition to the recoverability assessment, we routinely review the remaining estimated useful lives of property and equipment and finite-lived intangible assets. If we reduce the estimated useful life assumption for any asset, the remaining unamortized balance would be amortized or depreciated over the revised estimated useful life. There were no adjustments to the carrying value or useful lives of long-lived assets (other than goodwill) during the three or nine months ended December 31, 2016 or 2015.

Revenue Recognition

The Company recognizes revenue when (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been performed; (3) the price is fixed or determinable; and (4) collectability is reasonably assured.

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The following revenue recognition policies define the manner in which the Company recognizes its sales transactions:

Money transfer represents our instant domestic remittance service in India. Once a consumer has established a MoneyOnMobile electronic wallet account, they have the capability to facilitate non-distributor-related transactions with other parties that have MoneyOnMobile accounts, including other retailers, utilities and other consumers. The Company records revenue, representing a variable transaction fee, upon completion of a money transfer transaction. Distributors often keep a prepaid balance with MoneyOnMobile to facilitate MoneyOnMobile transactions. Prepaid balances are deferred until utility units are delivered to the end consumer.

Bill payment transactions provide consumers the ability to pay utility bills by mobile phone text message and smart phone through the Company’s distribution network. This process is facilitated through the Company’s electronic wallet technology. The Company earns a fixed transaction fee from the consumer’s service provider for our payment facilitation services. The Company records revenue upon confirmation of a customer transaction on a net basis, which represents the commission earned by the Company from the service provider.

Recharges are comprised of mobile phone and direct-to-home (‘DTH’) top ups made by consumers. The Company purchases utility units from various vendors for resale through our network of distributors. Revenue is recognized on delivery of the utility units to the end consumer on a net basis, as the Company is acting in an agent capacity. The Company does not change the product or perform part of the service, has minimal discretion in supplier selection, has minimal latitude in establishing prices and possesses no credit risk.

Ticketing and other revenue represents the sale of train tickets, airline tickets, hotel bookings and online purchases made by consumers through third party partner websites. Revenue is recorded at time of consumer purchase on a net basis, which represents the commission earned by the Company from the service provider.

As of December 31 and March 31, 2016 advances from distributors was $2,285,918 and $4,013,509, respectively.

Commitments and Contingencies

In the normal course of business, there are various claims in process, matters in litigation, and other contingencies. Currently, there are no claims that had a material effect on the Company. See note 13 — Commitment and Contingencies for additional details.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP. On July 2015, the FASB deferred the effective date of the new revenue recognition standard by one year. We are evaluating the effect that ASU 2014-09 will have on our consolidated financial statements and related disclosures.

In February 2016, the FASB issued its final lease accounting standard, FASB Accounting Standard Codification (“ASC”) Topic 842, Leases, which requires lessees to reflect most leases on their balance sheet as assets and obligations. The effective date for the standard is for fiscal years beginning after December 15, 2018. We are evaluating the effect that ASC 842 will have on our consolidated financial statements and related disclosures. The standard is to be applied under the modified retrospective method, with elective reliefs, which requires application of the new guidance for all periods presented.

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017-04, Intangibles — Goodwill and Other (Topic 350), which has simplified the test for goodwill impairment. This ASU eliminated step two of the goodwill impairment test. The effective date for the company is April 1, 2020. However, we intend to early adopt for our annual goodwill impairment test performed in our upcoming fourth quarter of the current fiscal year. The effect that ASU 2017-04 will reduce the complexity of the goodwill impairment test.

There are no other recently issued accounting pronouncements not yet adopted or recently issued pronouncements that we expect to have a material effect on the presentation or disclosure of our future consolidated operating results, cash flows or financial condition.

3 — OTHER CURRENT ASSETS

	December 31, 2016	March 31, 2016
Advances to aggregators	$401,495	$717,924
Foreign service tax recoverable	866,612	577,751
Prepaid insurance and other	510,855	241,993
Total	$1,778,962	$1,537,668

4 — PROPERTY AND EQUIPMENT

	December 31, 2016	March 31, 2016
Building	$3,574,793	$3,626,116
Equipment	289,114	284,872
Furniture and fixtures	56,593	56,889
Subtotal	3,920,500	3,967,877
Less accumulated depreciation	(552,264)	(459,042)
Property and equipment, net	$3,368,236	$3,508,835

For the three months ended December 31, 2016 and 2015, depreciation expense was $70,852 and $39,867, respectively. For the nine months ended December 31, 2016 and 2015, depreciation expense was $220,121 and $111,819, respectively.

5 — GOODWILL

The following table is a reconciliation of the carrying value of goodwill:

Carrying value at March 31, 2016	$13,810,117
Net foreign exchange movement	(351,505)
Carrying value at December 31, 2016	$13,458,612

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

6 — OTHER INTANGIBLE ASSETS, NET

Other intangible assets subject to amortization consisted of the following:

	December 31, 2016	March 31, 2016
Customer lists	$1,150,199	$1,185,702
Software development costs	1,471,488	1,180,910
Trademarks	28,795	29,518
Contracts	261,912	240,285
	2,912,394	2,636,415
Less accumulated amortization	(1,827,425)	(1,311,097)
Total	$1,084,969	$1,325,318

For the three months ended December 31, 2016 and 2015, the weighted average amortization period is approximately 4.0 years and amortization expense was $151,588 and $36,853, respectively. For the nine months ended December 31, 2016 and 2015, amortization expense was $$397,347 and $256,796, respectively.

Other intangible assets not subject to amortization consisted of the following:

	December 31, 2016	March 31, 2016
License	$2,273,428	$2,379,007
Trade name	909,391	925,767
Domain names	10,000	10,000
Total	$3,192,819	$3,314,774

The Reserve Bank of India license noted above meets the criteria to be classified as an indefinite life intangible as there are no legal, regulatory, contractual, competitive, economic, or other factors that limit its useful life. It does require renewal and is for a defined period, however, Management will continuously renew.

7 — ACCRUED LIABILITIES

	December 31, 2016	March 31, 2016
Interest	$804,002	$477,456
Wages and benefits	316,389	413,087
Foreign statutory fees	705,582	482,360
Bank overdraft	115,127	34,622
Legal costs	50,000	215,000
Vendor payments	577,417	1,597,717
Total	$2,568,517	$3,220,242

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

8 — DEBT

	December 31, 2016	March 31, 2016
Subordinated notes payable	$2,900,000	$3,200,000
Notes payable and promissory notes	2,105,221	2,008,159
India line of credit	1,214,761	0
India office building mortgage	1,950,489	2,067,588
Total	8,170,471	7,275,747
Less: debt discount	(669,874)	(1,212,580)
	7,500,597	6,063,167
Less: current portion	(5,616,994)	(895,609)
Long term debt	$1,883,603	$5,167,558

Subordinated Notes Payable

The Company’s subordinated debt has been issued pursuant to a $3 million Subordinated Debt Offering and a separate $2 million Subordinated Debt Offering. Each offering is exempt from registration under Rule 506 of Regulation D of the Securities and Exchange Commission (“SEC”), as described in the Current Reports on Form 8-K filed on January 6, 2011 and August 10, 2012. The notes are secured by a first lien on substantially all of the Company’s assets, but are subordinated to the senior credit facility. The notes bear interest at a rate of 12% annually paid monthly in arrears.

On December 30, 2014, the Company amended the subordinated notes payable to extend the maturity to December 31, 2016. In consideration for the maturity extension, the notes were amended to add a conversion feature, which gives the note holder the option to convert the notes at a price equal to $1.00 per share of common stock. Furthermore, the Company has the option, upon three day prior written notice, to require the note holders to convert the outstanding principal of the note into common stock if the share price equals or exceeds $2.00 in any ninety (90) day trading period.

Additionally, the Company granted the note holders a warrant to purchase 200,000 shares of common stock for every $1,000,000 of outstanding principal at the time of the amendment. The 960,000 warrants had a fair value at issuance of $442,400 using a Black-Scholes valuation model. The modification date discount value is amortized over the remaining term of the modified debt, resulting in an effective interest rate of 16.75%. For the three month periods ended December 31, 2016 and 2015, amortized debt discount included in interest expense totaled $226,911 and $57,048, respectively. For the nine month periods ended December 31, 2016 and 2015, amortized debt discount included in interest expense totaled $575,071 and $171,144, respectively. During the three and nine months ended December 31, 2016 and 2015, the Company made principal payments of $0 and $0.

In March 2016, the Company extended the maturity date on its remaining subordinated debt from December 31, 2016 to December 31, 2017. As part of this agreement, the Company issued to debt holders 3,200,000 warrants, which possessed an aggregate fair value of $1,267,817 at issuance using the Black-Scholes valuation model. 1,000,000 of these warrants were subsequently canceled prior to year-end and reissued with an extended maturity date.

In July 2016, the Company negotiated with certain investors to covert $300,000 of subordinated notes payable and $49,350 of interest payable into 499,072 shares of the Company’s common stock.

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

8 — DEBT  – (continued)

Notes Payable and Promissory Notes

In October 2015, the Company received $6,000,000 from various investors as part of a debt subscription agreement, which was specific to facilitating the sale of the Company’s U.S. Operations. As part of the November 2015 sale, the entire debt was assumed by the purchaser of the U.S. Operations. Additionally, short term notes totaling $59,434 were issued to the note holders to account for the interest that was incurred by the Company while the funds were in escrow and have a maturity date of December 31, 2016.

In April 2016, and as part of the Company’s settlement agreement with the buyer of its U.S. Operations, the Company issued two new promissory notes, First, $727,285, of which $720,084 was the note balance included in the Asset Purchase Agreement, with the remaining balance as subsequent interest incurred. This note possessed an interest rate of 12% per annum payable monthly, matures on December 31, 2017. Second, the Company issued the buyer a $675,000 note in exchange for the buyer waiving any claims for breach of the Purchase Agreement between the buyer and the Company. Additionally, the Company escrowed 2,000,000 shares of its common stock as a guarantee of repayment for the $675,000 note. The Company issued three notes totaling $546,440, which represented the remaining outstanding debt of a Company subsidiary that was not included as part of the sale of U.S. Operations at March 31, 2016. These loans have a maturity date of December 31, 2016.

In December 2016, the Company extended the maturity date on $622,679 of its notes payable and promissory notes from December 31, 2016 to December 31, 2017. No other terms of the debt agreements were changed. As part of this debt modification, the Company issued to note holders 59,709 warrants, which possessed an aggregate fair value of $32,365 at issuance using the Black-Scholes valuation model.

India Office Building Mortgage

During the quarter ended June 30, 2015, MMPL refinanced its office building loan by paying off its loan with the Union Bank of India, and replacing it with a $2,198,000 loan with Standard Chartered. The new loan is at a variable interest of 11.10% per annum with principal and interest payments to be made in 180 equal monthly payments and is collateralized by the building.

India Line of Credit

In December 2016, MMPL entered into a Loan Agreement with YES BANK Limited (the “Lender”), pursuant to which the Lender extended an unsecured credit facility to the Company totaling approximately $1,500,000 (“Credit Facility”). As part of the agreement, a MoneyOnMobile, Inc. shareholder provided the lender with a $2,000,000 standby letter-of-credit in order to assure repayment by MMPL of any amounts borrowed from the Lender. The aggregate interest rate on the Credit Facility totals 11.6% and matures in December 2017.

9 — FAIR VALUE OF FINANCIAL INSTRUMENTS

We measure the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements and Disclosures” which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

9 — FAIR VALUE OF FINANCIAL INSTRUMENTS  – (continued)

ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 —	quoted prices in active markets for identical assets or liabilities
Level 2 —	quoted prices for similar assets and liabilities in active markets or inputs that are observable
Level 3 —	inputs that are unobservable based on an entity’s own assumptions, as there is little, if any, related market activity (for example, cash flow modeling inputs based on assumptions)

There were no financial liabilities as of December 31 and March 31, 2016 measured at fair value on a recurring basis. Assets measured at fair value on a non-recurring basis are summarized in the following tables by fair value measurement Level:

	Level 1	Level 2	Level 3	Total
Equity Investments as of March 31, 2016	$0	$0	$190,172	$190,172
Equity Investments as of December 31, 2016	$0	$0	$185,417	$185,417

Fair Value Measurements are defined as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants and is classified in one of the following three categories. There have been no changes in the methodologies used at December 31 and March 31, 2016:

Level 1 —	Quoted prices for identical instruments in active markets.
Level 2 —	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.
Level 3 —	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Level 3 investments consist of investments in Happy Cellular Services Limited.

A reconciliation of the beginning and ending balances for the investments using significant unobservable inputs (Level 3):

Fair value of equity investment as of March 31, 2016	$190,172
Foreign currency translation	(4,755)
Fair value of equity investment as of December 31, 2016	$185,417

10 — CAPITAL STOCK

We have not agreed to register any of our common stock or warrants for resale under the Securities Act of 1933, as amended; however, 9,565,696 shares common stock and warrants to acquire 2,144,123 shares of our common stock have customary “piggy back” registration rights in the event we register shares of our common stock in the future.

Common Stock

During the three months ended December 31, 2016 and 2015, the Company issued shares of its common stock in connection with its financing activities and for services received, including Exempt Offering, Preferred Stock Series D conversions, notes payable conversions and exercised warrants totaling 2,551,863 and 1,462,071, respectively.

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

10 — CAPITAL STOCK  – (continued)

During the nine months ended December 31, 2016 and 2015, the Company issued shares of its common stock in connection with its financing activities and for services received, Exempt Offering, Preferred Stock Series D conversions, exercised warrants and notes payable conversions totaling 11,625,200 and 9,465,823; respectively. The Company retired 3,661,540 shares of common stock. Additionally, as part of the sale of the U.S. Operations the Company issued 2,000,000 common shares to an escrow account as security for its note payable issued to the buyer.

In July 2016, the Company reacquired 3,551,694 shares of MoneyOnMobile, Inc., from a distributor, SVR Retail Private Ltd. (“SVR”). The Company paid $177,369 in cash and forgave a receivable SVR owed to DPPL totaling $4,346,945. The Company formally retired these common shares upon receipt in July 2016 and recorded a reduction to additional paid-in capital in the condensed consolidated balance sheet. As a result of the transaction, the Company did not acquire any other assets or assume any liabilities. Concurrently, the Company reacquired and reissued 109,846 shares of MoneyOnMobile, Inc., from an agent.

Convertible Preferred Stock

During the nine months ended December 31, 2016, the Company issued 1,542 shares of its Series D Convertible Preferred Stock (the “Series D Preferred”), par value $0.001 per share and a stated value of $1,000 per share. In connection with the issuance of the Series D Preferred, the Company issued warrants to purchase 385,384 shares of Common Stock at an exercise price of $0.75 per share. The Company received gross proceeds of $1,541,535 in consideration for the issuance of these securities. The investor shall have the right to convert the preferred shares, including accrued dividends (15% annually), into the Company’s common stock at any time at $0.60 per share. At the completion of a certain level of equity funding, the investor must convert their outstanding investment, including accrued dividends to either: (i) cash; (ii) Company common stock at $0.60 per share; or (iii Company common stock at the not yet determined equity raise per share value. During the nine months ended December 31, 2016, 916 shares of its Series D Preferred were exchanged, with accrued dividends payable into 1,756,693 shares of the Company’s common stock. As of December 31, 2016, the Company has accrued $140,500 dividends payable on the Series D Preferred.

During the three and nine months ended December 31, 2016, the Company issued 2,530 shares of its Series E Convertible Preferred Stock (the “Series E Preferred”), par value $0.001 per share and a stated value of $1,000 per share. In connection with the issuance of the Series E Preferred, the Company received gross proceeds of $2,530,000 in consideration for the issuance of the securities. The Series E Preferred is voluntarily convertible into shares of Common Stock of the Company at a conversion price of $1.59. There also exists contingent redemption features with these securities. In the event the Company’s Common Stock is uplisted to a major stock exchange, all outstanding Series E Preferred will be automatically converted into Common Stock at a conversion price equal to $1.34. Holders of Series E Preferred are not entitled to receive dividends.

Warrants

During the nine months ended December 31, 2016, and in connection with financing activities and service agreements, a total of 1,547,760 warrants were issued. At December 31, 2016, 16,863,242 warrants outstanding for our common stock with exercise prices ranging from $0.01 to $3.00 per share ($0.69 weighted average) expire in fiscal years as follows: 1,211,822 in 2018; 2,411,197 in 2019; 1,451,618 in 2020; 6,598,345 in 2021; 1,265,260 in 2022, and 3,925,000 in 2026. On exercise, the warrants will be settled in delivery of unregistered shares of our common stock.

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

10 — CAPITAL STOCK  – (continued)

The following table summarizes the changes in warrants for the nine months ended December 31, 2016:

Warrants
Outstanding at March 31, 2016	21,473,071
Granted	1,547,760
Exercised	(6,157,589)
Expired/canceled	0
Outstanding at December 31, 2016	16,863,242

For the nine months ended December 31, 2016 the Company granted the following warrants:

Issued for services	886,000
Issued for financing transactions	661,760
Total	1,547,760

We estimate the fair value of warrant granted using the Black-Scholes option valuation model. The expected life of warrant represents the term of warrant. The expected stock volatility is based on the average of historical volatility of the Company’s common stock and other subjective factors. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time awards are granted, and the expected dividend rate takes into account the absence of any historical payments and management’s intention to retain all earnings for future operations and expansion. Selling, general and administrative expenses relating to warrants issued for services totaled $66,024 and $383,102 for the three months ended December 31, 2016 and 2015, respectively. For the nine months ended December 31, 2016 and 2015, selling, general and administrative expenses relating to warrants issued for services totaled $372,475 and $2,309,643, respectively.

The fair value of each warrant granted was estimated on the date of grant using the Black-Scholes valuation model with the following weighted average assumptions for grants during the the nine months ended December 31:

Warrants	2016	2015
Risk-free interest rates	1.71%	1.60%
Expected volatility	97.46%	120.75%
Dividend yields	0%	0%
Expected lives (years)	5 years	5 years

2011 Equity Incentive Plan

The 2011 Equity Incentive Plan (“2011 Plan”) provides for issuing equity awards for an aggregate of 3.5 million shares of our common stock in the form of grants of restricted shares, incentive stock options (employees only), non-qualified stock options, share appreciation rights, performance shares, and performance units. The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors, and consultants, and to promote the long-term growth and profitability of the Company. Stock option awards have a maximum contractual life of ten years and specific vesting terms and performance goals are addressed in each equity award grant. Shares issued to satisfy awards may be from authorized but unissued or reacquired common stock. On June 1, 2016, the Company filed a Form S-8 with the U.S. Securities and Exchange Commission to register its 2016 Equity Incentive Plan (“2016 Plan”), which registered 3,000,000 shares of the 6,000,000 shares issuable under the plan.

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

10 — CAPITAL STOCK  – (continued)

Stock Options

We estimate the fair value of stock options granted using the Black-Scholes option valuation model. The expected life of options represents the period of time the options are expected to be outstanding and other subjective factors. The expected stock volatility is based on the average of historical volatility of the Company’s common stock and other subjective factors. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time awards are granted, and the expected dividend rate takes into account the absence of any historical payments and management’s intention to retain all earnings for future operations and expansion. No forfeiture is expected when stock options are granted.

During the nine months ended December 31, 2016 and 2015, the Company awarded zero and 2,106,000 stock options for shares of common stock. Stock-based compensation expense included in selling, general and administrative expenses for the three and nine months ended December 31, 2016 and 2015 was $0 and $989,488. Options with a weighted-average exercise price of $0.74 per share for 3,480,000 shares were outstanding at December 31, 2016. Intrinsic value is the amount by which the fair value of the underlying stock exceeds the exercise price of an option. Intrinsic value at December 31, 2016 and 2015 totaled $127,500 and $0, respectively. At December 31, 2016, outstanding options are fully vested and the weighted-average remaining contractual term was 8.4 years; however, if services are earlier terminated, 3,480,000 options become void 90 days after termination.

The fair value of each option was estimated on the date of grant using the Black-Scholes valuation model using the following weighted average assumptions for the grants during the nine months ended December 31, 2015:

Option plan	2015
Risk-free interest rates	2.13%
Expected volatility	105.390%
Dividend yields	0%
Expected lives (years)	6 years

The following table summarizes the changes in options available for grant under the Company’s Option Plans for the nine months ended December 31, 2016:

	Number of Options	Weighted Average Exercise Price
Outstanding at March 31, 2016	3,480,000	$0.74
Granted	—
Exercised	—
Forfeited	—
Outstanding at December 31, 2016	3,480,000	$0.74

11 — (LOSS) PER SHARE

Basic (loss) per share is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if the potentially dilutive securities had been issued. The dilutive effect of potentially dilutive securities is reflected in diluted earnings (loss) per share by application of the treasury stock method. Under the treasury stock method, an increase in the fair market value of the Company’s common stock can result in a greater dilutive effect from potentially dilutive securities.

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

11 — (LOSS) PER SHARE  – (continued)

The computation of basic and diluted loss per share excludes potentially dilutive securities when their inclusion would be anti-dilutive, or if their exercise prices were greater than the average market price of the common stock during the period. Potentially dilutive securities excluded from the computation of basic and diluted (loss) per share as of December 31, 2016 and 2015 are as follows:

	2016	2015
Warrants	16,863,242	14,472,471
Stock options	3,480,000	3,500,000
Convertible subordinated notes	2,900,000	3,200,000
Convertible preferred stock	3,867,028	166,667
Total	27,110,270	21,339,138

12 — RELATED PARTIES

Support Services and Advances

ART Holdings, Inc. (“ART”) funded shared costs incurred in previous years. At December 31 and March 31, 2016, amounts due to ART were $189,845 and $208,181, respectively, and interest-free and are due at a future date to be agreed by the parties. These amounts are included in Related party payables in the Company’s condensed consolidated balance sheet.

Happy Cellular Services Limited

The majority shareholder and Chairman of Happy Cellular Services Limited (“Happy Cellular”), is also a shareholder and board member of MMPL. Additionally, a certain number of Happy Cellular retailers are also agents for MoneyOnMobile. During the year ended March 31, 2016, MMPL issued three short-term bonds to the majority shareholder of Happy Cellular totaling approximately $450,000. These debt instruments have an interest rate of 15.3%, which represents the prevailing bank rate at inception. At December 31, and March 31, 2016, $133,374 and $295,415, representing outstanding principal and interest was past due and is recorded as current liabilities to Related party payables in the condensed consolidated balance sheets. Additionally, in January 2017, the Company reached a settlement agreement for all receivables and payables between the Chairman of Happy Cellular and MoneyOnMobile. No significant adjustments resulted.

In December 2016, Happy Cellular provided a refundable deposit totaling 20.0 million India Rupees or approximately $294,400 for the Company to increase its volume of IMPS (Immediate Payment Service) transactions. Happy Bengal agents are entitled to a commission for a fixed number of transactions at a fixed rate.

Cagan McAfee Capital Partners, LLC

The amounts due relating to an expired management advisory agreement, including interest, totaled $761,805 and $711,805 as of December 31 and March 31, 2016, respectively, and is recorded in Related party payables in the condensed consolidated balance sheets.

Cagan Capital, LLC

Cagan Capital, LLC, an entity owned and controlled by Laird Cagan, is a note holder of $1.0 million of our subordinated notes payable. No principal payments were made during the nine months ended December 31, 2016. Interest accrues at 12% per annum.

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

12 — RELATED PARTIES  – (continued)

Laird Cagan

In April 2016, and as part of the Company’s November 2015 sale of its U.S. Operations, Laird Cagan was issued a promissory note for $727,285. This note accrues interest of 12% per annum payable monthly and matures on December 31, 2017. No principal payments were made during the nine months ended December 31, 2016.

13 — COMMITTMENTS AND CONTINGENCIES

LITIGATION

Reinvention Capital Advisors Co.

On December 18, 2015, Reinvention Capital Advisors Co. (“Reinvention” or “Plaintiff”) filed suit in the District Court of the Eastern District of Pennsylvania against the Company alleging breach of the financial advisory services agreement (“First Amended Agreement”) dated June 12, 2015, between the Company and Reinvention. Plaintiff alleged damages on the date the suit was filed of $500,996, including unpaid monthly advisory fees, unpaid expenses, and a success fee for the sale of the Company’s U.S. Operations. On June 10, 2016, the parties advised the Court that they reached a settlement for approximately $300,000, of which $50,000 remained outstanding at December 31, 2016.

Hall MOM, LLC.

On December 30, 2015, the Company entered into a Share Purchase Agreement (“Share Purchase Agreement”) with Hall MOM, LLC., a Texas limited liability company (“Hall MOM”). Pursuant to the Share Purchase Agreement, and in satisfaction of a $2,000,000 loan made to the Company by Hall MOM, the Company issued and sold equity shares representing 10% of the total paid up share capital of DPPL, on a fully diluted basis (the “Sale Shares”) to Hall MOM. In addition to the debt satisfaction, Hall MOM agreed to return to the Company for cancellation 1,000,000 shares of the Company’s common stock and warrants to purchase 2,500,000 shares of the Company’s common stock.

As part of the Share Purchase Agreement, Hall MOM possessed an option for the Company to buy back its investment for $3,000,000. On March 15, 2016, Hall MOM exercised its option, which required the Company to make a $3,000,000 payment by July 13, 2016. In July 2016, the Company and Hall MOM agreed to extend the payment date for an additional fee. During the three months ended September 30, 2016, the Company paid $300,000 to extend the repurchase date for an additional two months. At September 28, 2016, the obligation became immediately due and is recorded as a current liability at December 31, 2016.

On October 17th 2016, Hall MOM filed suit in the State of Texas against the Company alleging breach of contract to reacquire its investment in DPPL. Hall MOM alleges damages on the date the suit was filed of $1,000,000, including pre-judgment interest, plus post-judgment interest. We have engaged external legal counsel and intend to vigorously dispute the alleged damages. No additional accrual has been recorded at December 31, 2016.

14 — SALE OF U.S. OPERATIONS

Effective November 30, 2015 (11:59 pm), the Company entered into an Asset Purchase Agreement (“APA”) with eVance Processing Inc. (“eVance”) to divest its Calpian Commerce business segment and certain other U.S. residual portfolio assets, including Calpian Residual Acquisition, LLC and its equity investment in Calpian Granite Hill, L.P (“U.S. Operations”). This action was undertaken to allow the Company to focus entirely on executing its growth strategy in India. There is no continuing cash inflows or outflows from or to the discontinued operations.

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

14 — SALE OF U.S. OPERATIONS  – (continued)

On November 30, 2015, the Company sold its domestic operations to eVance. The Company’s management arranged the financing of the purchase with funds from a subgroup of the Company’s existing shareholders and debt holders. The purchase was made with recourse such that the Company had a contingent liability to the subgroup and recourse on the associated domestic operations should eVance fail to repay the subgroup before November 30, 2016. On November 3, 2016 eVance completed a financing in which all the obligations to the subgroup were fulfilled and all guarantees of the Company to the subgroup were released.

The following unaudited information present the major classes of line items constituting the after-tax loss of discontinued operations in the condensed consolidated statements of loss:

	Three Months Ended December 31, 2015	Nine Months Ended December 31, 2015
	(unaudited)	(unaudited)
Revenue, net:
Residual portfolios	$290,239	$1,594,475
Processing fees	1,379,289	5,880,911
Other	326,838	1,362,559
Total revenues	1,996,366	8,837,945
Cost of revenues:
Residual portfolio amortization	—	263,421
Processing and other	1,141,272	5,126,216
Other	120,557	385,904
Total cost of sales	1,261,829	5,775,541
Gross profit:	734,537	3,062,404
General and administrative expenses
Salaries and wages	276,030	1,320,851
Selling, general and administrative	24,040	677,713
Depreciation and amortization	—	40,987
Total general and administrative	300,070	2,039,551
Other income (expense)
Interest expense	(299,715)	(952,940)
Other	—	123,992
Total other income (expense)	(299,715)	(828,948)
Income tax expense	—	—
Income from discontinued operations, net of tax	$134,752	$193,905

The following information presents the major classes of line items constituting significant operating and investing cash flow activities in the consolidated statements of cash flows relating to discontinued operations:

	Three Months Ended December 31, 2015	Nine Months Ended December 31, 2015
	(unaudited)	(unaudited)
Portfolio Amortization	$—	$263,421
Depreciation and amortization	—	56,785
Purchases of property and equipment	—	7,186

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

15 — SUPPLEMENTAL CASH FLOW INFORMATION

The table below provides a summary of non-cash investing and financing activities:

	Nine Months Ended December 31,
	2016	2015
Cancellation of common stock	$—	$602,214
Conversion of preferred stock and dividends to common stock	1,054,016	—
Repurchase of common stock for debt forgiveness	4,636,905	—
Conversion of sub debt and interest for common stock	349,350	1,204,000
Acquisition of intangible assets for costs remaining in accounts payable	204,765	—
Reclassification of derivative liability on equity exchange	—	620,603
Preferred stock dividends, issued and accrued	277,980	—
Issuance of warrants – debt modification	32,365	1,358,512
Cash paid during the period for:
Interest paid, net of amounts capitalized	320,364	1,006,998
Income Taxes Paid	—	—

16 — SUBSEQUENT EVENTS

Global Settlement with Sushil Poddar, including Happy Cellular

On January 13, 2017, the Company reached a settlement with Sushil Poddar, Chairman of the Happy Group. As part of the settlement the Company agreed to sell its entire equity investment in Happy Cellular to Mr. Poddar at its cost basis.

Exempt Securities Offering

Subsequent to December 31, 2016, the Company issued 1,015,667 common shares along with 203,134 warrants for $609,400. Additionally, 12,551 warrants were converted into 20,918 shares of common stock.

Reinvention Capital Advisors Co.

In February 2017, the Company made its final settlement payment of $50,000.

REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of MoneyOnMobile, Inc.

We have audited the accompanying consolidated balance sheets of MoneyOnMobile, Inc. and subsidiaries (the “Company”) as of March 31, 2016 and 2015, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MoneyOnMobile, Inc. and subsidiaries as of March 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has experienced recurring operating losses and negative cash flows from operating activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Liggett & Webb, P.A.

Liggett & Webb, P.A.

New York, New York

August 19, 2016

MONEYONMOBILE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2016	March 31, 2015
ASSETS
Current Assets
Cash and equivalents	$2,119,794	$1,095,827
Due from distributors	4,938,790	684,210
Advances to aggregators	717,924	3,288,850
Other current assets	819,744	1,122,735
Current assets – discontinued operations	—	9,628,107
Total current assets	8,596,252	15,819,729
Property and equipment, net	3,508,835	3,890,064
Equity investments	190,172	201,600
Goodwill	13,810,117	14,633,237
Other intangible assets, net	4,640,092	4,937,104
Other non-current assets	758,549	308,267
Total assets	$31,504,017	$39,790,001
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$2,789,486	$1,255,085
Accrued liabilities	3,220,242	1,285,027
Related party payables	1,215,401	717,486
Current portion of long-term debt	895,609	332,308
Advances from distributors	4,013,509	658,346
Put liability – Noncontrolling interest investment	3,000,000	—
Current liabilities – discontinued operations	—	10,807,894
Total current liabilities	15,134,247	15,056,146
Long-term debt	5,167,558	6,079,319
Other non-current liabilities	208,816	176,270
Total liabilities	20,510,621	21,311,735
Commitments and contingencies
Preferred stock Series D, 600 shares authorized, 600 and zero shares issued and outstanding as of March 31, 2016 and 2015, respectively	600,000	—
Shareholders’ Equity
Common stock 200,000,000 shares authorized, 50,648,438 and 39,314,015 shares issued and outstanding as of March 31, 2016 and 2015, respectively	50,648	39,314
Stock subscribed zero and 1,533,600 shares issued and outstanding as of March 31, 2016 and 2015, respectively	—	1,534
Additional paid-in capital	46,473,010	35,982,933
Accumulated deficit	(40,089,408)	(24,136,830)
Cumulative other comprehensive loss	(1,429,525)	(499,383)
Total MoneyOnMobile, Inc. shareholders’ equity	5,004,725	11,387,568
Noncontrolling interest	5,388,671	7,090,698
Total shareholders’ equity	10,393,396	18,478,266
Total liabilities and shareholders’ equity	$31,504,017	$39,790,001

The accompanying notes are an integral part of these consolidated financial statements.

MONEYONMOBILE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended March 31,
	2016	2015
Revenues, net	$6,295,739	$5,773,394
Cost of revenues	3,394,859	3,516,553
Gross profit	2,900,880	2,256,841
General and administrative expenses
Salaries and wages	3,332,645	3,822,589
Selling, general and administrative	13,282,909	7,924,233
Depreciation and amortization	737,463	544,138
Total general and administrative	17,353,017	12,290,960
Operating loss	(14,452,137)	(10,034,119)
Other income (expenses)
Interest expense	(3,047,358)	(1,337,243)
Other	(163,669)	29,288
Total other income (expenses)	(3,211,027)	(1,307,955)
Loss from continuing operations, before income tax	(17,663,164)	(11,342,074)
Income tax expense	(14,827)	(227,176)
Loss from continuing operations	(17,677,991)	(11,569,250)
Income from discontinued operations, net of tax	204,127	2,212,839
Loss on sale of discontinued operations, net of tax	(2,254,049)	—
Net loss	(19,727,913)	(9,356,411)
Net loss attributable to noncontrolling interest	(3,775,335)	(602,093)
Net loss attributable to MoneyOnMobile, Inc. shareholders	$(15,952,578)	$(8,754,318)
Other comprehensive (loss) income:
Currency translation adjustments, net of tax	(1,423,659)	(1,292,743)
Total comprehensive loss	$(21,151,572)	$(10,649,154)
Comprehensive (loss) income attributable to:
Noncontrolling interest	(4,166,775)	(974,623)
MoneyOnMobile, Inc. shareholders	(16,984,797)	(9,674,531)
Net loss per share from continuing operations	$(0.38)	$(0.29)
Net (loss) income per share from discontinued operations	$(0.04)	$0.06
Net loss per share, basic and diluted	$(0.34)	$(0.22)
Weighted average number of shares outstanding, basic and diluted	47,075,920	39,333,451

The accompanying notes are an integral part of these consolidated financial statements.

MONEYONMOBILE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended March 31,
	2016	2015
OPERATING ACTIVITIES
Net loss	$(19,727,913)	$(9,356,411)
Adjustments to reconcile net loss to cash used in operating activities
Gain on equity investment	—	(29,288)
Deferred financing cost amortization	324,144	216,084
Portfolio amortization	432,075	2,103,521
Subordinated note discount amortization	511,131	410,697
Depreciation and amortization	737,463	704,753
Loss (gain) on sale of assets and other	1,104,607	(5,314,744)
Loss on sale of U.S. Operations	2,254,049	—
Impairment of goodwill	—	2,341,928
Stock based compensation	1,216,146	1,240,139
Deferred consulting fee amortization	3,194,949	425,310
Equity awards issued for services	4,866,526	396,124
Changes in operating assets and liabilities:
Accounts receivable	505,353	(291,465)
Due from distributors	(4,368,033)	327,501
Other assets	2,757,032	(258,321)
Related party payables	192,445	15,605
Accounts payable	1,548,274	315,030
Accrued liabilities	1,853,577	775,903
Advances from distributors	3,427,773	(514,847)
Other liabilities	—	(23,499)
Net cash provided by (used in) operating activities	829,598	(6,515,980)
INVESTING ACTIVITIES
Proceeds from (contributions to) investments	46,247	(164,850)
Investment in residual portfolios	—	(3,226,550)
Proceeds from sale of residual portfolios	—	7,500,000
Purchases of property and equipment	(89,897)	(4,114,957)
Acquisition of intangible assets	(601,330)	(435,645)
Net cash (used in) investing activities	(644,980)	(442,002)
FINANCING ACTIVITIES
Payments on notes payable and bank loan	(7,834,541)	(81,888)
Payments on senior debt	(6,600,000)	(6,570,000)
Borrowings on senior and subordinate notes	3,395,038	1,175,000
Issuance of common stock and warrants	2,229,392	3,252,301
Issuance of preferred stock	600,000	—
Borrowings on notes payable: sale of U.S. Operations	6,675,000	—
Proceeds from long-term debt	2,198,000	2,254,500
Change in restricted cash	(51,494)	1,500
Contributions made by noncontrolling interest	299,960	611,085
Net cash provided by financing activities	911,355	642,498
Foreign currency effect on cash flows	(269,640)	(469,560)
Net change in cash and cash equivalents	826,333	(6,785,044)
Cash and cash equivalents at beginning of year	1,293,461	8,078,505
Cash and cash equivalents at end of year – continuing operations	$2,119,794	$1,095,827
Cash and cash equivalents at end of year – discontinued operations	$—	$197,634
Supplemental disclosures (Note 18)

The accompanying notes are an integral part of these consolidated financial statements.

MONEYONMOBILE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

	Preferred Stock		Common Stock		Subscribed Stock		Paid-in Capital	Accumulated Deficit	Non controlling Interests	Comprehensive Income (Loss)	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, March 31, 2014	1,000	$1,000,000	29,022,266	$29,022	7,055,837	$7,056	$29,494,797	$(15,382,512)	$7,810,987	$420,830	$23,380,180
Issuance of common stock	—	—	9,607,850	9,608	(6,355,570)	(6,355)	3,249,028	—	—	—	3,252,281
Warrants issued to placement agents	—	—	—	—	—	—	299,625	—	—	—	299,625
Warrants issued with debt financing	—	—	—	—	—	—	704,646	—	—	—	704,646
Conversion of debt to common stock	—	—	216,667	217	(66,667)	(67)	299,850	—	—	—	300,000
Conversion of Series C to common stock	(1,000)	(1,000,000)	—	—	1,000,000	1,000	999,000	—	—	—	—
Stock issued for services	—	—	698,422	698	(100,000)	(100)	372,651	—	—	—	373,249
Acquisition of residual portfolios	—	—	2,100	2	—	—	3,148	—	—	—	3,150
Stock-based compensation	—	—	—	—	—	—	1,240,139	—	—	—	1,240,139
Canceled stock	—	—	(233,290)	(233)	—		(679,951)	—	—	—	(680,184)
Purchase of DPPL shares from noncontrolling shareholder	—	—	—	—	—	—	—	—	(265,876)	—	(265,876)
Issuance of MMPL shares to noncontrolling shareholders	—	—	—	—	—	—	—	—	520,210	—	520,210
Net loss	—	—	—	—	—	—	—	(8,754,318)	(602,093)	—	(9,356,411)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(372,530)	(920,213)	(1,292,743)
Balance, March 31, 2015	—	—	39,314,015	39,314	1,533,600	1,534	35,982,933	(24,136,830)	7,090,698	(499,383)	18,478,266
Issuance of common stock	—	—	5,960,419	5,960	—	—	2,223,432	—	—	—	2,229,392
Warrants issued with equity financing	—	—	—	—	—	—	1,399,336	—	—	—	1,399,336
Warrants issued with debt financing	—	—	—	—	—	—	1,944,356	—	—	—	1,944,356
Warrants issued for services	—	—	—	—	—	—	3,256,309	—	—	—	3,256,309
Canceled warrants, net	—	—	—	—	—	—	(1,265,553)	—	—	—	(1,265,553)
Conversion of debt to common stock	—	—	2,001,515	2,001	—	—	1,201,999	—	—	—	1,204,000
Conversion of Series C to common stock	—	—	533,600	534	(533,600)	(534)	—	—	—	—	—
Stock issued for services	—	—	2,878,889	2,879	—	—	1,607,338	—	—	—	1,610,217
Stock-based compensation	—	—	—	—	—	—	1,216,146	—	—	—	1,216,146
Canceled stock	—	—	(40,000)	(40)	(1,000,000)	(1,000)	(601,174)	—	—	—	(602,214)
Embedded derivative reclassification upon conversion	—	—	—	—	—	—	620,603	—	—	—	620,603
Put liability – Noncontrolling interest investment	—	—	—	—	—	—	(3,000,000)	—	—	—	(3,000,000)
Issuance of DPPL shares to Parent	—	—	—	—	—	—	2,121,672	—	(2,135,243)	13,571	—
Issuance of DPPL shares to noncontrolling shareholders	—	—	—	—	—	—	(234,387)	—	4,599,991	88,506	4,454,110
Net loss	—	—	—	—	—	—	—	(15,952,578)	(3,775,335)	—	(19,727,913)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(391,440)	(1,032,219)	(1,423,659)
Balance, March 31, 2016	—	$—	50,648,438	$50,648	—	$—	$46,473,010	$(40,089,408)	$5,388,671	$(1,429,525)	$10,393,396

The accompanying notes are an integral part of these consolidated financial statements.

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 — OVERVIEW

The Company

In these consolidated financial statements, references to “MoneyOnMobile,” “Company,” “we,” “us,” and “our” collectively refers to MoneyOnMobile, Inc., and its majority-owned Indian enterprise, which includes Digital Payment Processing Limited (“DPPL”), My Mobile Payments Limited (“MMPL”) and Payblox Technologies (India) Private Limited (“Payblox”). All inter-company accounts and transactions have been eliminated in the accompanying consolidated financial statements. The Company operates one distinct business unit, which is located in India.

MoneyOnMobile

MoneyOnMobile offers electronic wallet services in India. MoneyOnMobile can be used to pay for goods and services and sending or receiving money using mobile phone text messages, smart phone or internet. Consumers are often required to prepay for certain utilities, such as mobile phone services. Because bank accounts and credit cards are only used by a small portion of the Indian population, consumers typically prepay for these utilities with cash, either directly to utility providers or through distributors. MoneyOnMobile acts as an intermediary between a) the utility provider and distributors, b) distributors and consumers, and c) consumer and other parties.

As an intermediary between the utility provider and distributors, MoneyOnMobile purchases utility units, such as mobile phone minutes, at wholesale rates and resells these units to distributors. MoneyOnMobile maintains an inventory of these utility units held for resell. As an intermediate between distributors and consumers, distributors use MoneyOnMobile’s electronic wallet technology to a) allow consumers to purchase utility units from the distributor by mobile phone text message and b) allow distributors to send a text message confirmation back to the consumer. MoneyOnMobile earns a transaction fee for these services, paid by the consumer. Once a consumer has established a MoneyOnMobile electronic wallet account, consumers can use MoneyOnMobile’s technology to facilitate non-distributor-related transactions with other parties that have MoneyOnMobile accounts, including other retailers and utilities and other MoneyOnMobile consumers. MoneyOnMobile also earns a transaction fee for these services, paid by the consumer.

In March 2012, the Company began acquiring common stock of Digital Payments Processing Limited (“DPPL”). During 2012, DPPL entered into an exclusive services agreement with My Mobile Payments Limited (“MMPL”), an entity that shares common ownership with DPPL. DPPL maintains a services agreement with My Mobile Payments Limited (“MMPL”) to deliver payment processing services in India. Both companies are organized under the laws of India and headquartered in Mumbai, India.

Additionally, Payblox Technologies (India) Private Limited (“Payblox”), a wholly owned subsidiary of MMPL, organized in October 2010 under the laws of India and headquartered in Mumbai, India, provides certain back office and support services on behalf of MMPL to its MoneyOnMobile service customer base. Collectively, DPPL, MMPL, and Payblox Technology (India) Private Limited (“Payblox”), operate the MoneyOnMobile enterprise. MoneyOnMobile is operated locally by a management team based in Mumbai, India, with corporate oversight provided by the executive management based in Dallas, Texas. MMPL currently has a license from the Reserve Bank of India to operate a payments system. Renewal of the license is required in October 2018, and DPPL intends to seek renewal and has no reason to believe it will not receive such renewal.

In January 2014, the Company acquired a majority of the common stock of DPPL, obtaining control of DPPL and, through DPPL’s services agreement, obtaining control of MMPL and Payblox. As such, MMPL has been determined to be Variable Interest Entity, in the Company’s accompanying consolidated financial statements. Prior to obtaining control in January 2014, MoneyOnMobile was accounted for an equity method investment.

On March 31, 2015, MMPL and DPPL executed an business purchase agreement, whereby MMPL purchased all the assets of DPPL. The impact of this business combination has been eliminated upon consolidated, as the Company maintained financial control of both entities since January 2014.

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 — OVERVIEW  – (continued)

Sale of U.S. Operations

Effective November 30, 2015 (11:59 pm), the Company divested its U.S. Operations, excluding executive headquarters. There is no continuing cash inflows or outflows from or to the discontinued operations. In consideration for the acquired assets, the buyer assumed certain of the Company’s liabilities, including an aggregate of $8.3 million of notes payable and certain of the Sellers’ outstanding contractual obligations. See Note 17: Sale of U.S. Operations for additional details.

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Preparation of Financial Statements

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported and disclosed in our financial statements. We base our estimates on historical experience and on various other assumptions we believe are reasonable under the circumstances, the results of which form the basis for our conclusions. Actual results may differ from the estimates used in preparing our consolidated financial statements. Significant estimates include reveune recogniton, valuation of financial instruments, goodwill, fair value measurements and business combinations.

Basis of Presentation

We consolidate entities over which we have control, as typically evidenced by a voting control of greater than 50% or for which we are the primary beneficiary, whereby we have the power to direct the most significant activities and the obligation to absorb significant losses or receive significant benefits from the entity. We separately present our noncontrolling interests in the consolidated financial statements. For affiliates we do not control but where significant influence over financial and operating policies exists, as typically evidenced by a voting control of 20% to 50%, the investment is accounted for using the equity method. In addition, the assets, liabilities, and results of operations of all variable interest entities for which we have determined we are the primary beneficiary are included in our consolidated financial statements from the date such determination is made. All significant inter-company investments, accounts, and transactions have been eliminated.

Disposition of Assets

On November 30, 2015, CLPI consummated the sale of Calpian Commerce, Inc. and certain portfolio assets of CLPI and CRA. As a result of the sale, the results of operations for all periods presented and the (loss) gain on disposal have been included in “Net (loss) income from discontinued operations” in our consolidated statements of operations. Additionally, these assets and liabilities have been presented as discontinued operations in our consolidated balance sheet as of March 31, 2015 retroactively. See note 17 — Sale of U.S. Operations for additional information.

Going Concern

The Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company had a net loss of $(19,727,913)and $(9,356,411) for the years ended March 31, 2016 and 2015, respectively. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company is continuing with its plan to further grow and expand its mobile payment processing operations in India. Management believes that its current operating strategy will provide the opportunity for the Company to continue as a going concern as long as it continues to obtain additional financing; however, there is no assurance this will occur. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Reclassifications

Certain previously reported amounts have been reclassified to conform to the current presentation.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. The Company believes the carrying values of cash and equivalents, accounts receivable, other current assets, accounts payable, accrued expenses, and interest payable approximate their fair values. Additionally, the Company believes the carrying value of its senior notes, subordinated notes, and note payable approximate the estimated fair value for debt with similar terms, interest rates, and remaining maturities currently available to companies with similar credit ratings.

The estimated fair value of our common stock issued in share-based payments is measured by the more relevant of: (i) the prices received in private placement sales of our stock or; (ii) its publicly-quoted market price. We estimate the fair value of warrants, other than those included in common stock unit purchases, and stock options when issued or vested using the Black-Scholes option-pricing model which requires the input of highly subjective assumptions. Recognition in shareholders’ equity and expense of the fair value of stock options awarded to employees is on the straight-line basis over the requisite service period and, for grants to non-employees, when the options vest. The fair value of exercisable warrants on the date of issuance issued in connection with debt financing transactions or for services are deferred and expensed over the term of the debt or as services are performed.

Convertible Instruments

Certain debt instrument require us to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. This criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

Derivative Financial Instruments

We classifiy as equity any contracts that (i) require physical settlement or net-share settlement or (ii) provide a choice of net-cash settlement or settlement in our own shares providing that such contracts are indexed to our common stock. We classify as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the Company’s control) or (ii) gives the counter party a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). We assesses classification of its common stock purchase warrants and other free standing derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required.

Our free standing derivatives consist of embedded conversion options with a convertible note. The Company evaluated these derivatives to assess their proper classification in the consolidated balance sheets using the applicable classification criteria enumerated under ASC 815-Derivatives and Hedging. The Company determined that certain embedded conversion features do not contain fixed settlement provisions. As a result, we were required to record the conversion option associated with the debt as an embedded derivative. We previously recorded this liability as a derivative liability within current liabilities in our historical consolidated balance sheet. Changes in the value of this derivative liability has been marked-to-market at the end of each

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

reporting period and recorded as Other income (expense) in our consolidated statements of operations and comprehensive loss. As of March 31, 2016 and 2015, we did not have any outstanding convertible instruments thtat would be classified as a derivative.

Foreign Currency Translation

The functional currency of MoneyOnMobile, consisting of DPPL and the variable interest entities MMPL and Payblox, is the Indian Rupee. MoneyOnMobile assets and liabilities are translated into U.S. dollars at the exchange rates in effect at each consolidated balance sheet date. Revenues and expenses are translated at quarterly average exchange rates and resulting translation gains or losses are accumulated in other comprehensive loss as a separate component within the accompanying statements of shareholders’ equity. Additionally, cumulative translation adjustments recorded in other comprehensive income are reclassified to noncontrolling interest proportionally based on the weighted average percentage ownership interest held by the noncontrolling interest.

Cash and Equivalents

We consider cash, deposits, and short-term investments with original maturities of three months or less as cash and equivalents. Our deposits at financial institutions at times exceed amounts covered by U.S. Federal Deposit Insurance Corporation insurance.

Due from Distributors

Amounts represent purchases made by MoneyOnMobile consumers for which payment was made to an agent. As of March 31, 2016 and 2015, there were one and three distributors, which comprised 92% and 80%, respectively.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization, using the straight-line method based on estimated useful lives of three to five years. The building purchased in India has an estimated useful life of 39 years. Repairs and maintenance are charged to expense as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. When property and equipment are retired, sold, or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statements of operations and comprehensive operations.

Equity Investment

Under the equity method of accounting, the Company records its proportionate share of the net earnings or losses and a corresponding increase or decrease to the investment balance. The Company evaluates its equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable. No impairments were recorded during years ended March 31, 2016 or 2015.

Deferred Financing Costs

The Company capitalizes third-party costs paid to obtain its debt financing. Capitalized costs are then amortized using a straight-line basis over the related debt term into interest expense.

Business Combinations

We allocate the fair value of purchase consideration to the tangible assets acquired, liabilities assumed and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

intangible assets. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from acquired customer lists, acquired technology, and trade names from a market participant perspective, useful lives and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Goodwill

Goodwill consists of the cost of our acquired businesses in excess of the fair value of the identifiable net assets acquired and is allocated to reporting units based on the relative fair value of the future benefit of the purchased operations to our existing business units as well as the acquired business unit.

We perform an annual impairment assessment in the fourth quarter of each fiscal year, or more frequently if indicators of potential impairment exist, to determine whether it is more likely than not that the fair value of a reporting unit in which goodwill resides is less than its carrying value. We have elected to first assess the qualitative factors to determine whether it is more likely than not that the fair value of our single reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment under Accounting Standards Update (ASU) No. 2011-08, Goodwill and Other (Topic 350): Testing Goodwill for Impairment, issued by the Financial Accounting Standards Board (FASB). Qualitative factors considered in this assessment include industry and market considerations, overall financial performance, and other relevant events and factors affecting the reporting unit. If we determine that it is more likely than not that its fair value is less than its carrying amount, then the two-step goodwill impairment test is performed. The first step, identifying a potential impairment, compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds its fair value, the second step would need to be performed; otherwise, no further step is required. The second step, measuring the impairment loss, compares the implied fair value of the goodwill with the carrying amount of the goodwill. Any excess of the goodwill carrying amount over the applied fair value is recognized as an impairment loss, and the carrying value of goodwill is written down to fair value.

After reviewing the results of multiple valuation models, a weighted average approach on a financial controlling basis was considered most appropriate comprised of an 80% weight to the market approach (40% precedent transactions (subject company), 15% precedent transactions (comparable company) and 25% guideline public company) and a 20% weight to the income approach (20% discounted cash flow). Additionally, other information such as current market, industry and macro economic conditions were utilized to assist to develop these fair value measurements.

For its MoneyOnMobile annual impairment assessment for the year ended March 31, 2016 and 2015, we determined it was more likely than not that the fair value of this reporting unit exceeded its carrying value. As a result, we concluded that goodwill was not impaired for the year ended March 31, 2016 or 2015. The percentage that fair value of goodwill exceeded carrying value as of March 31, 2016 and 2015 was 91.3% and 23.9%, respectively.

Intangible Assets

Intangible assets consist of software (excluding computer software), customer lists, trademarks, distributor contracts and domain names acquired through business combinations, or consists of software developed or obtained for internal use, as well as software intended for resale. Costs to develop internal use computer software during the application development stage are capitalized on a per project basis and are amortized on a straight line basis over its useful life. Capitalized costs for internally developed software during the years ended March 31, 2016 and 2015 totaled $530,015 and $115,440, respectively.

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Costs for software developed for resale are expensed as incurred until technological feasibility is established, capitalized once technological feasibility occurs, including costs for coding and testing, and expensed once the software is available for release to customers. Capitalized costs for software available for sale are amortized over the greater of the amounts computed for the (1) expected revenue to total anticipated revenue or (2) straight line basis over its estimated useful life. Capitalized costs for software developed for resale during the years ended March 31, 2016 and 2015 totaled $0 for both periods.

The weighted average amortization period is five years for customer lists, acquisition costs and trademarks, five years for internal use software, three years for software developed for resale and domain names are not amortized. Capitalized finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives. Indefinite-lived assets are not amortized, but reviewed at least annually for potential impairment.

Impairment of Long-Lived Assets

In addition to the annual goodwill impairment test, long-lived assets, including property and equipment and other intangible assets, are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to fair value. In addition to the recoverability assessment, we routinely review the remaining estimated useful lives of property and equipment and finite-lived intangible assets. If we reduce the estimated useful life assumption for any asset, the remaining unamortized balance would be amortized or depreciated over the revised estimated useful life. There were no adjustments to the carrying value or useful lives of long-lived assets (other than goodwill) during the years ended March 31, 2016 or 2015.

Revenue Recognition

The Company recognizes revenue when (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been performed; (3) the price is fixed or determinable; and (4) collectability is reasonably assured. The Company has three primary revenue streams: residual portfolios, merchant payment processing fees, and MoneyOnMobile transactions.

The following revenue recognition policies define the manner in which the Company accounts for sales transactions:

MoneyOnMobile

A significant portion of revenue is attributable to Merchant Services, including Mobile Recharge and Direct-to-Home. In these transactions, revenue from purchased utility units is recognized on a net basis, as the Company is acting in an agent capacity. MoneyOnMobile does not change the product or perform part of the service, has minimal discretion in supplier selection, has minimal latitude in establishing prices and possesses no credit risk.

Other services offered are Consumer Services, including bill payment and money transfer. For bill payment transactions, MoneyOnMobile acts as an agent with consumers. Distributors use MoneyOnMobile’s electronic wallet technology to allow consumers to pay utility bills by mobile phone text message and smart phone. MoneyOnMobile earns a fixed transaction fee for these services. For our money transfer services, once a consumer has established a MoneyOnMobile electronic wallet account, consumers can use MoneyOnMobile’s technology to facilitate non-distributor-related transactions with other parties that have MoneyOnMobile accounts, including other retailers and utilities and other MoneyOnMobile consumers. MoneyOnMobile also earns a fixed transaction fee for these services.

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Distributors often keep a prepaid balance with MoneyOnMobile to facilitate transactions. Prepaid balances are deferred until utility units are delivered. As of March 31, 2016 and 2015, advances from distributors was $4,013,509 and $658,346, respectively.

Revenue from the above services and transaction fees are recognized on a net basis, as the Company is not the primary obligor, does not establish prices and does not maintain inventory or credit risk.

Income Taxes

Deferred income taxes are recognized for the future income tax effects of differences in the carrying amounts of assets and liabilities for financial reporting and income tax return purposes, including undistributed foreign earnings and losses, using enacted tax laws and rates. A valuation allowance is recognized if it is more likely than not that some or all of a deferred tax asset may not be realized. Tax liabilities, together with interest and applicable penalties included in the income tax provision, are recognized for the benefits, if any, of uncertain tax positions in the financial statements which, more likely than not, may not be realized.

Advertising

Advertising costs are expensed as incurred. During the years ended March 31, 2016 and 2015, advertising expense was $1,485,467 and $301,925, respectively.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP. On July 2015, the FASB deferred the effective date of the new revenue recognition standard by one year. We are evaluating the effect that ASU 2014-09 will have on our consolidated financial statements and related disclosures.

In February 2016, the FASB issued its final lease accounting standard, FASB Accounting Standard Codification (“ASC”) Topic 842, Leases, which requires lessees to reflect most leases on their balance sheet as assets and obligations. The effective date for the standard is for fiscal years beginning after December 15, 2018. We are evaluating the effect that ASC 842 will have on our consolidated financial statements and related disclosures. The standard is to be applied under the modified retrospective method, with elective reliefs, which requires application of the new guidance for all periods presented.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplifies the accounting for income taxes, among other changes, related to stock-based compensation. We are evaluating the effect that ASU 2016-09 will have on our consolidated financial statements.

There are no other recently issued accounting pronouncements not yet adopted or recently issued pronouncements that we expect to have a material effect on the presentation or disclosure of our future consolidated operating results, cash flows or financial condition.

3 — ADVANCES TO AGGREGATORS

At March 31, 2016 and 2015, advances to aggregators consisted of:

	2016	2015
Advances to aggregators	$717,924	$3,288,850
Total	$717,924	$3,288,850

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4 — OTHER CURRENT ASSETS

At March 31, 2016 and 2015, other current assets consisted of the following:

	2016	2015
Current portion of deferred financing fees	$0	$216,084
Deferred consulting fees	0	242,399
Short-term loans and advances	44,754	0
Foreign service tax recoverable	577,751	451,213
Advance payments to vendors	166,779	137,124
Prepaid insurance and other	30,460	75,915
Total	$819,744	$1,122,735

5 — PROPERTY AND EQUIPMENT

At March 31, 2016 and 2015, property and equipment consisted of:

	2016	2015
Building	$3,626,116	$3,805,644
Equipment	284,872	285,916
Furniture and fixtures	56,889	47,192
Subtotal	3,967,877	4,138,752
Less accumulated depreciation	(459,042)	(248,688)
Property and equipment, net	$3,508,835	$3,890,064

For the years ended March 31, 2016 and 2015, depreciation expense was $240,733 and $164,887, respectively.

6 — INVESTMENTS AND VARIABLE INTEREST ENTITIES

Happy Cellular Services Limited

As part of our acquisition of MoneyOnMobile enterprise in January 2014, we acquired a 40% equity interest in Happy Cellular Services Limited (“Happy Cellular”). Happy Cellular is a mobile talk time reseller based in India. As of March 31, 2016 and 2015, our equity investment balance was $190,172 and $201,600, respectively.

GreedyGame Media Pvt. Limited

During the year ended March 31, 2016, MMPL purchased shares of GreedyGame Media Pvt. Limited (“GreedyGame”). GreedyGame is a mobile marketing company based in India. Our investment balance at March 31, 2016 was $18,153.

VARIABLE INTERST ENTITIES

A VIE is an entity that is evaluated for consolidation using more than a simple analysis of voting control. We consolidate our VIEs where we determine that we have both the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses or receive benefits from the VIE.

My Mobile Payments Limited

We did not hold a majority ownership interest in MMPL at either March 31, 2016 or 2015. Therefore, our determination of whether to consolidate is based upon the power to direct the activities that significantly impact the economic success of these entities. We are the primary beneficiary of MMPL as we are deemed to have a controlling financial interest due to having both a) the power to direct activities that most significantly impact its financial performance and b) the obligation to absorb losses that potentially could be significant.

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6 — INVESTMENTS AND VARIABLE INTEREST ENTITIES  – (continued)

Our analysis includes consideration of the following factors which highlights our ability to control and direct significant influence over financial performance and overall investment strategy:

i) shared Board of Directors with DPPL; and

ii) inter-dependent operations with DPPL (i.e. MMPL is not a sustainable business without DPPL); and

iii) MMPL relies exclusively on DPPL to fund its operations.

Contractual terms that may change the powers held in future periods, such as a purchase or sale options, are not considered in our analysis. Based on our analysis, we believe that we hold the power and rights to direct the most significant activities of MMPL and as a result the financial results of MMPL from the acquisition date of January 6, 2014 have been consolidated in the accompanying consolidated financial statements. During the year ending March 31, 2015, the Company invested $4,906,760 to acquire 8.17% of MMPL This investment was necessary to support local management in executing its growth plans. No direct investment was made by the Company to MMPL during the year ending March 31, 2016.

At March 31, 2015 DDPL and MMPL entered into a business transfer agreement, in which DDPL acquired substantially all of MMPL. As these entities were previously accounted for as a business combination on January 6, 2014, this transaction was accounted for as an equity transaction in the consolidated financial statements due to maintaining financial control over MMPL.

Net income or loss and comprehensive income or loss are attributed to controlling and noncontrolling interests. We elected to utilize a weighted average value calculation based on relative ownership interest of MoneyOnMobile for the year ended March 31, 2016. In fiscal year ended March 31, 2015 this calculation was based on relative ownership interest of each individual entity: DPPL and MMPL. As of March 31, 2015, the allocation of DPPL and MMPL to our controlling interest was 71.9% and 7.0%, respectively. During the year ended March 31, 2016, the Company invested $3,184,614 to purchase additional shares of DPPL. As of March 31, 2016 the weighted average ownership allocation MoneyOnMobile to our controlling interest was 72.5%.

7 — GOODWILL

The following table is a reconciliation of the carrying amount of goodwill:

Carrying value at March 31, 2014	$15,385,846
Net foreign exchange movement	(752,609)
Carrying value at March 31, 2015	14,633,237
Net foreign exchange movement	(823,120)
Carrying value at March 31, 2016	$13,810,117

8 — OTHER INTANGIBLE ASSETS, NET

At March 31, 2016 and 2015, other intangible assets subject to amortization consisted of the following:

	2016	2015
Customer lists	$1,185,702	$1,282,457
Software development costs	1,180,910	950,824
Trademarks	29,518	31,299
Contracts	240,285	247,568
	2,636,415	2,512,148
Less accumulated amortization	(1,311,097)	(1,064,184)
Total	$1,325,318	$1,447,964

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8 — OTHER INTANGIBLE ASSETS, NET  – (continued)

For the years ended March 31, 2016 and 2015, the weighted average amortization period is approximately 5 years. For the years ended March 31, 2016 and 2015, amortization expense was $496,730 and $381,068, respectively.

Our future amortization expense relating to other intangible assets subject to amortization:

Year ending March 31, 2017	$496,730
Year ending March 31, 2018	441,773
Year ending March 31, 2019	386,815
Total	$1,325,318

At March 31, 2016 and 2015, other intangible assets not subject to amortization consisted of the following:

	2016	2015
License	$2,379,007	$2,488,867
Trade name	925,767	990,273
Domain names	10,000	10,000
Total	$3,314,774	$3,489,140

The MoneyOnMobile Reserve Bank of India license noted above meets the criteria to be classified as an indefinite life intangible as there are no legal, regulatory, contractual, competitive, economic, or other factors that limit its useful life. It does requires renewal and is for a defined period, however, Management will continuously renew.

9 — ACCRUED LIABILITIES

At March 31, 2016 and 2015, accrued liabilities consisted of the following:

	2016	2015
Interest	$477,456	$329,360
Wages and benefits	413,087	275,033
Foreign statutory fees	482,360	184,484
Bank overdraft	34,622	40,220
Legal costs	215,000	0
Vendor payments	1,597,717	455,930
Total	$3,220,242	$1,285,027

10 — DEBT

As of March 31, 2016 and 2015, long term debt consisted of the following:

	2016	2015
Subordinated notes payable	$3,200,000	$4,800,000
Notes payable and promissory notes	2,008,159	0
India office building mortgage	2,067,588	2,129,813
Total	7,275,747	6,929,813
Less: debt discount	(1,212,580)	(518,186)
	6,063,167	6,411,627
Less: current portion	(895,609)	(332,308)
Long term debt	$5,167,558	$6,079,319

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10 — DEBT  – (continued)

Senior Credit Facility (Discontinued Operations)

Outstanding balances under the senior credit facility accrue interest at an annual rate of 13.2%, payable monthly in arrears. On August 8, 2014, the facility was amended to extend interest only payments through September 2015; thereafter, principal is payable in monthly installments, plus accrued interest, until maturity in October 2017. The facility required maintaining a minimum of $200,000 in cash and equivalents and meeting certain financial and financial reporting covenants and was returned to the Company when the facility was repaid on November 30, 2015 as part of the sale of its U.S. Operations.

During the years ended March 31, 2016 and 2015, interest expense, exclusive of accretion of debt discount and amortization of loan origination fees, was $572,088 and $1,359,048, respectively. For the years ended March 31, 2016 and 2015, amortized debt discount included in interest expense were $54,167 and $130,000, respectively, and are presented as part of discontinued operations.

Loan origination fees related to our senior credit facility are amortized through November 30, 2015, the date of the facility was repaid in full, and are included in interest expense. For the years ended March 31, 2016 and 2015, amortized financing costs included in interest expense were $144,056 and $216,084, respectively, are presented as part of discontinued operations. Additionally, the remaining Deferred Finance Costs totaling $180,070 were written off as of November 30, 2015 and were included in the calculation of Loss on Sale of U.S. Operations. See note 17 — Sale of U.S. Operations.

For the years ended March 31, 2016 and 2015, the Company made principal payments on the senior credit facility of $6,600,000 and $6,570,000, respectively.

Senior Promissory Notes (Discontinued Operations)

Calpian Residual Acquisition, LLC entered into $3.0 million and $1.0 million senior promissory notes to three investors in February 2014 and September 2014, respectively. Outstanding balances under the senior promissory notes accrue interest at an annual rate of 12%, payable monthly in arrears. Interest only is payable through February 2015; thereafter, principal is payable evenly for 48 months through maturity, February 2019. The $4.0 million notes are voluntarily convertible into common stock after December 31, 2014 at a conversion ratio of $2 per share of our common stock. In March 2015, Calpian Residual Acquisition, LLC issued $175,000 senior promissory notes with separate investors and accrue interest at an annual rate of 8%, payable monthly in arrears. Interest only is payable through March 2016; thereafter, principal is payable evenly for 48 months through maturity, March 2020.

As part of the Company’s November 30, 2015 sale of its U.S. Operations, $3,000,000 of principal senior promissory notes were assumed by the buyer, $175,000 was converted to CLPI common stock, and the remaining $500,000 of principal was converted to notes directly with MoneyOnMobile, Inc.. These notes have a maturity date of December 31, 2016 with an annual interest rate of 12%. During the year ended March 31, 2016 and 2015, interest expense was $297,029 and $438,081, respectively, and are presented as part of discontinued operations.

Warrants, valued at the time of issuance using a Black Scholes valuation model, have been issued in connection with the senior promissory notes as follows:

Period of Issue (Fiscal Period)	Number of Warrants	Aggregate Fair Value at the Time of Issuance
Q1 2015	75,000	$60,000
Q2 2015	175,000	140,000
Q3 2015	125,000	82,246
Total – 2015	375,000	$282,246

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10 — DEBT  – (continued)

During the years ended March 31, 2016 and 2015, debt discount accreted into interest expense was $80,919 and $103,846, respectively, and are presented as part of discontinued operations. During the years ended March 31, 2016 and 2015, the Company made principal payments on the senior promissory notes of $4,093,162 and $81,888, respectively. Additionally, the remaining Deferred Finance Costs totaling $394,481 were written off as of November 30, 2015 and were included in the calculation of Loss on Sale of U.S. Operations. See note 17 — Sale of U.S. Operations.

Subordinated Notes Payable

The Company’s subordinated debt has been issued pursuant to a $3 million Subordinated Debt Offering and a separate $2 million Subordinated Debt Offering. Each offering is exempt from registration under Rule 506 of Regulation D of the Securities and Exchange Commission (“SEC”), as described in the Current Reports on Form 8-K filed on January 6, 2011 and August 10, 2012. The notes are secured by a first lien on substantially all of the Company’s assets, but are subordinated to the senior credit facility. The notes bear interest at a rate of 12% annually paid monthly in arrears.

On December 30, 2014, the Company amended the subordinated notes payable to extend the maturity to December 31, 2016. In consideration for the maturity extension, the notes were amended to add a conversion feature, which gives the note holder the option to convert the notes at a price equal to $1.00 per share of common stock. Furthermore, the Company has the option, upon three day prior written notice, to require the note holders to convert the outstanding principal of the note into common stock if the share price equals or exceeds $2.00 in any ninety (90) day trading period.

The Company also granted the note holders a warrant to purchase 200,000 shares of common stock for every $1,000,000 of outstanding principal at the time of the amendment. The 960,000 warrants had a fair value at issuance of $442,400 using a Black-Scholes valuation model. The modification date discount value is amortized over the remaining term of the modified debt, resulting in an effective interest rate of 16.75%. For the years ended March 31, 2016 and 2015, amortized debt discount included in interest expense totaled $191,967 and $179,892, respectively. During the years ended March 31, 2016 and 2015, the Company made principal payments of $1,600,000 and $0, respectively.

In March 2016, the Company extended the maturity date on its remaining subordinated debt from December 31, 2016 to December 31, 2017. As part of this agreement, the Company issued to debt holders 3,200,000 warrants, which possessed an aggregate fair value of $1,267,817 at issuance using the Black-Scholes valuation model. 1,000,000 of these warrants were subsequently canceled prior to year-end and reissued with an extended maturity date. See note 15: Related Parties for additional details.

Convertible Promissory Note

Effective September 17, 2015, the Company entered into a Loan and Security Agreement with Hall Phoenix/Inwood, Ltd., a Texas limited partnership (“Hall”), whereby the Company received $2,000,000, and issued a convertible promissory note (the “Hall Note”) secured by all the assets of the Company and accrues interest at an annual rate of 10% and a maturity date of September 16, 2016. Pursuant to the Agreement, Hall has the option to convert outstanding principal and unpaid accrued interest of the Note at a price per share equal to the lower of (a) $0.60 or (b) 85% of the average volume weighted price of the Company’s common stock for the ten trading days preceding the date on which Hall gives written notice of conversion to the Company. On December 30, 2015, the Company sold to Hall, 450,379 of its shares held in its majority-owned subsidiary DPPL, reducing the Company’s share ownership of DDPL to 61.3% at December 31, 2015. As consideration, the Hall Note was considered repaid in full.

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10 — DEBT  – (continued)

Notes Payable and Promissory Notes

In October 2015, the Company received $6,000,000 from various investors as part of a debt subscription agreement, which was specific to facilitating the sale of the Company’s U.S. Operations. As part of this sale, the entire debt was assumed by the purchaser of the U.S. Operations. Additionally, short term notes totaling $59,434 were issued to the note holders to account for the interest that was incurred by the Company while the funds were in escrow and have a maturity date of December 31, 2016.

In April 2016, and as part of the Company’s settlement agreement with the buyer of its U.S. Operations, the Company issued two new promissory notes, First, $727,285, of which $720,084 was the note balance included in the Asset Purchase Agreement, with the remaining balance as subsequent interest incurred. This note possessed an interest rate of 12% per annum payable monthly, matures on December 31, 2017. Second, the Company issued the buyer a $675,000 note in exchange for the buyer waiving any claims for breach of the Purchase Agreement between the buyer and the Company. Additionally, the Company escrowed 2,000,000 shares of its common stock as a guarantee of repayment for the $675,000 note.

Lastly, the Company issued three notes totaling $546,440, which represented the remaining outstanding debt of CRA that was not included as part of the sale of U.S. Operations at March 31, 2016. These loans have a maturity date of December 31, 2016.

India Office Building Mortgage

In May 2014, My Mobile Payments Limited obtained a $2,254,500 loan with Union Bank of India to purchase an office building to be used as its headquarters. The loan was interest only for the first six months at the rate of 16% per annum. Thereafter, the interest rate is 15% per annum, and principal and interest payments are to be made in 26 equal quarterly payments. The loan matures in May 2021 and is collateralized by the building.

During the quarter ended June 30, 2015, MMPL refinanced its office building loan by paying off its loan with the Union Bank of India, and replacing it with a $2,198,000 loan with Standard Chartered. The new loan is at a variable interest of 11.10% per annum with principal and interest payments to be made in 180 equal monthly payments.

Future principal payments due under the Company’s debt, excluding debt discounts of $(1,212,580), for the fiscal years ending March 31:

	2017	2018	2019	2020	2021	Thereafter	Total
Notes payable and promissory notes	$605,874	$1,402,285	$0	$0	$0	$0	$2,008,159
Subordinated notes payable	0	3,200,000	0	0	0	0	3,200,000
Bank of India	289,735	289,735	289,735	289,735	289,735	618,913	2,067,588
	$895,609	$4,892,020	$289,735	$289,735	$289,735	$618,913	$7,275,747

11 — FAIR VALUE OF FINANCIAL INSTRUMENTS

We measure the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements and Disclosures” which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11 — FAIR VALUE OF FINANCIAL INSTRUMENTS  – (continued)

ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 —	quoted prices in active markets for identical assets or liabilities
Level 2 —	quoted prices for similar assets and liabilities in active markets or inputs that are observable
Level 3 —	inputs that are unobservable based on an entity’s own assumptions, as there is little, if any, related market activity (for example, cash flow modeling inputs based on assumptions)

There were no financial liabilities as of March 31, 2016 and 2015 measured at fair value on a recurring basis.

In September 2015, the Company determined that a certain conversion option related to a convertible note did not have fixed settlement provisions and was deemed to be a derivative financial instrument, since the exercise price was subject to adjustment based on certain changes in market price of the Company’s common stock. Accordingly, the Company was required to record such conversion option as a liability and mark such derivative to fair value each reporting period. Such instrument was classified within Level 3 of the valuation hierarchy. However, the note was exchanged prior to March 31, 2016.

The fair value of the conversion option was calculated using a binomial lattice formula with the following weighted average assumptions during the nine months ended December 31, 2015. The financial instrument was exchanged on December 30, 2015 and was created on September 17, 2015:

	December 31, 2015	September 17, 2015
Common Stock Closing Price	$0.55	$0.54
Conversion Price per Share	$0.53	$0.45
Conversion Shares	3,789,233	4,444,306
Call Option Value	$0.25	$0.25
Dividend Yield	0	0
Volatility	103.21%	103.24%
Risk-free Interest Rate	0.33%	0.39%
Term (years)	1 year	1 year

The risk-free interest rate is the United States Treasury rate on the measurement date having a term equal to the remaining contractual life of the instrument. The volatility is a measure of the amount by which the Company’s share price has fluctuated or is expected to fluctuate. The dividend yield is 0% as the Company has not made any dividend payment and has no plans to pay dividends in the foreseeable future.

Level 3 liabilities are valued using unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the derivative liabilities. For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company’s Chief Financial Officer, who reports to the Chief Executive Officer, determine its valuation policies and procedures. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of management.

Level 3 financial liabilities consist of the derivative liabilities for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

Significant observable and unobservable inputs include stock price, exercise price, annual risk free rate, term, and expected volatility, and are classified within Level 3 of the valuation hierarchy. An increase or decrease in volatility or interest free rate, in isolation, can significantly increase or decrease the fair value of the derivative

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11 — FAIR VALUE OF FINANCIAL INSTRUMENTS  – (continued)

liabilities. Changes in the values of the derivative liabilities are recorded as a component of other income (expense) on the Company’s consolidated statements of operations.

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial liabilities that are measured at fair value on a recurring basis using significant unobservable input for the year ended March 31, 2016:

April 1, 2015	$0
Aggregate amount of derivative instruments issued	1,097,635
Change in fair value of derivative liabilities	(477,032)
Reclassification into Equity	(620,603)
March 31, 2016	$0

The Company’s assets measured at fair value on a non-recurring basis are summarized in the following tables by fair value measurement Level:

	Level 1	Level 2	Level 3	Total
Equity Investments as of March 31, 2015	$0	$0	$201,600	$201,600
Equity Investments as of March 31, 2016	$0	$0	$190,172	$190,172

Fair Value Measurements are defined as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants and is classified in one of the following three categories. There have been no changes in the methodologies used at March 31, 2016 and 2015:

Level 1 —	Quoted prices for identical instruments in active markets.
Level 2 —	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.
Level 3 —	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Level 3 investments consist of investments in Happy Cellular Services Limited.

A reconciliation of the beginning and ending balances for the investments using significant unobservable inputs (Level 3):

Carrying value, March 31, 2014	$211,680
Foreign currency translation	(10,080)
Carrying value, March 31, 2015	201,600
Foreign currency translation	(11,428)
Fair value of equity investment as of March 31, 2016	$190,172

12 — CAPITAL STOCK

We have not agreed to register any of our common stock or warrants for resale under the Securities Act of 1933, as amended; however, 9,565,696 shares common stock and warrants to acquire 2,144,123 shares of our common stock have customary “piggy back” registration rights in the event we register shares of our common stock in the future.

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12 — CAPITAL STOCK  – (continued)

Common Stock

During the years ended March 31, 2016 and 2015, the Company issued shares of its common stock in connection with its financing activities and for services received totaling 8,839,308 and 10,306,272, respectively.

In July 2015, the Company exchanged with an Investor their $1,000,000 Note, including nominal interest, and issued i) 1,683,334 shares of the Company’s common stock, $0.001 per share; ii) five-year warrants to purchase eight hundred thirty-three thousand three hundred thirty four (833,334) shares of Common Stock at $0.75 per share; and iii) a further one hundred and sixty-three thousand four hundred forty-seven (163,447) five-year warrants to purchase shares of Common Stock at $0.75 per share. This note was then canceled prior to March 31, 2016.

In December 2015, the Company’s sold a portion of its DPPL shares to Hall. Included in the consideration paid by Hall, was 1,000,000 of common stock of MoneyOnMobile, Inc.. The Company canceled these shares upon receipt.

Convertible Preferred Stock

During the year ended March 31, 2016, the Company issued 600 shares of its Series D Convertible Preferred Stock (the “Series D Preferred”), par value $0.001 per share and a stated value of $1,000 per share. In connection with the issuance of the Series D Preferred, the Company issued warrants to purchase 150,000 shares of Common Stock at an exercise price of $0.75 per share. The Company received gross proceeds of $600,000 in consideration for the issuance of these securities. The investor shall have the right to convert the preferred shares, including accrued dividends (15% annually), into the Company’s common stock at any time at $0.60 per share. At the completion of a certain level of equity funding, the investor must convert their outstanding investment, including accrued dividends to either: (i) cash; (ii) Company common stock at $0.60 per share; or (iii Company common stock at the not yet determined equity raise per share value.

Warrants

At March 31, 2016, and in connection with financing activities and service agreements, a total of 21,732,272 warrants for our common stock with exercise prices ranging from $0.01 to $3.00 per share ($0.71 weighted average) have been issued and expire as follows: 2,534,201 in 2017; 272,500 in 2018; 1,662,925 in 2019; 4,441,531 in 2020; 1,384,069 in 2021; 9,237,046 in 2022, and 2,200,000 in 2027. On exercise, the warrants will be settled in delivery of unregistered shares of our common stock.

The following table summarizes the changes in warrants for the years ended March 31, 2016 and 2015.

Warrants
Outstanding at March 31, 2014	6,284,457
Granted	2,444,069
Exercised	0
Expired/canceled	0
Outstanding at March 31, 2015	8,728,526
Granted	18,437,046
Exercised	0
Expired/canceled	(5,433,300)
Outstanding at March 31, 2016	21,732,272

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12 — CAPITAL STOCK  – (continued)

For the year ended March 31, 2016 the Company granted the following warrants:

Issued for services	9,150,963
Issued for common stock	2,980,212
Issued for preferred stock	150,000
Conversion from debt to equity	996,781
Debt modifications	5,159,090
Total	18,437,046

For the year ended March 31, 2015 the Company granted the following warrants:

Conversion from Series B convertible preferred stock	207,125
Conversion from Series C convertible preferred stock	100,000
Issued for common stock	739,446
Issued for services	22,500
Holders of senior promissory notes	375,000
Issued for subordinated debt modifications	960,000
Issued in connection with financing transaction	39,998
Total	2,444,069

We estimate the fair value of warrant granted using the Black-Scholes option valuation model. The expected life of warrant represents the term of warrant. The expected stock volatility is based on the average of historical volatility of the Company’s common stock and other subjective factors. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time awards are granted, and the expected dividend rate takes into account the absence of any historical payments and management’s intention to retain all earnings for future operations and expansion. Warrants issued for services included in selling, general and administrative expenses was $3,256,309 and $13,301 for the years ended March 31, 2016 and 2015, respectively.

The fair value of each warrant granted was estimated on the date of grant using the Black-Scholes valuation model with the following weighted average assumptions for grants during the years ended March 31:

Warrants	2016	2015
Risk-free interest rates	1.61%	1.42%
Expected volatility	110.62%	105.80%
Dividend yields	0%	0%
Expected lives (years)	4 years	4 years

2011 Equity Incentive Plan

The 2011 Equity Incentive Plan (“Plan”) provides for issuing equity awards for an aggregate of 3.5 million shares of our common stock in the form of grants of restricted shares, incentive stock options (employees only), non-qualified stock options, share appreciation rights, performance shares, and performance units. The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors, and consultants, and to promote the long-term growth and profitability of the Company. Stock option awards have a maximum contractual life of ten years and specific vesting terms and performance goals are addressed in each equity award grant. Shares issued to satisfy awards may be from authorized but unissued or reacquired common stock.

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12 — CAPITAL STOCK  – (continued)

Stock Options

We estimate the fair value of stock options granted using the Black-Scholes option valuation model. The expected life of options represents the period of time the options are expected to be outstanding and other subjective factors. The expected stock volatility is based on the average of historical volatility of the Company’s common stock and other subjective factors. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time awards are granted, and the expected dividend rate takes into account the absence of any historical payments and management’s intention to retain all earnings for future operations and expansion. No forfeiture is expected when stock options are granted.

During the years ended March 31, 2016 and 2015, the Company awarded 2,800,000 and 1,360,000 stock options for shares of common stock. Stock-based compensation expense included in selling, general and administrative expenses was $1,216,146 and $1,240,139 for the years ended March 31, 2016 and 2015. Options with a weighted-average exercise price of $0.74 per share for 3,480,000 shares were outstanding at March 31, 2016. Intrinsic value is the amount by which the fair value of the underlying stock exceeds the exercise price of an option. Intrinsic value at March 31, 2016 and 2015 totaled $650,000 and $0, respectively. At March 31, 2016, outstanding options are fully vested and the weighted-average remaining contractual term was 9.2 years; however, if services are earlier terminated, 3,480,000 options become void 90 days after termination.

The fair value of each option was estimated on the date of grant using the Black-Scholes valuation model using the following weighted average assumptions:

Option plan	2016	2015
Risk-free interest rates	1.74%	2.21%
Expected volatility	103.050%	101.770%
Dividend yields	0%	0%
Expected lives (years)	5 years	5 years

The following table summarizes the changes in equity available for grant, comprised of stock options and restricted common stock, for the years ended March 31, 2016 and 2015.

	Equity Available for Grant	Number of Options	Weighted Average Exercise Price
Outstanding at March 31, 2014	1,100,000	900,000	$1.49
Increase in authorized shares	1,500,000
Restricted common stock issued for consulting services under the plan	(515,000)
Granted	(1,360,000)	1,360,000	$1.00
Exercised	0	0
Expired	0	0
Forfeited	300,000	(300,000)
Outstanding at March 31, 2015	1,025,000	1,960,000	$1.17
Granted	(2,800,000)	2,800,000	$0.52
Exercised	0	0
Removed from plan	515,000	0
Forfeited	1,280,000	(1,280,000)
Outstanding at March 31, 2016	20,000	3,480,000	$0.74

During the year ending March 31, 2015, 515,000 shares of restricted common stock with a fair value of $276,235 were issued under the 2011 Equity Incentive Plan for consulting services. In December 2015, the Board of Directors approved the removal of these shares from the 2011 Equity Incentive Plan.

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13 — EARNINGS PER SHARE

Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if the potentially dilutive securities had been issued. The dilutive effect of potentially dilutive securities is reflected in diluted earnings per share by application of the treasury stock method. Under the treasury stock method, an increase in the fair market value of the Company’s common stock can result in a greater dilutive effect from potentially dilutive securities.

Our shareholder equity includes a line item for “subscribed stock”, which represents shares of common stock for which we irrevocably received investors’ purchase prices but, due to administrative delays, had not issued the respective shares of common stock before the period end. These shares have been included in the weighted average number of shares of common stock outstanding during the period for the purposes of calculating basic earnings per share.

The computation of basic and diluted loss per share as of March 31, 2016 and 2015 excludes potentially dilutive securities when their inclusion would be anti-dilutive, or if their exercise prices were greater than the average market price of the common stock during the period. Potentially dilutive securities excluded from the computation of basic and diluted net income (loss) per share as of March 31, 2016 and 2015 are as follows:

	2016	2015
Warrants	21,732,272	8,728,526
Stock options	3,480,000	1,960,000
Convertible subordinated notes	3,200,000	6,800,000
Convertible preferred stock	1,000,000	0
Total	29,412,272	17,488,526

14 — INCOME TAXES

Our deferred income tax liabilities and assets reflect temporary differences between amounts of assets and liabilities for financial and tax reporting. We adjust our deferred income tax liabilities and assets, as appropriate, to reflect changes in tax rates expected to be in effect when the temporary differences reverse. We establish a valuation allowance to offset any deferred income tax assets if, based on the available evidence, it is more likely than not that some or all of the deferred income tax assets will not be realized. We recognize uncertain income tax positions taken or expected to be taken on tax returns at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. As of March 31, 2016 and 2015, no such uncertain income tax benefits were recognized.

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14 — INCOME TAXES  – (continued)

The Company has cumulative domestic net operating losses of $(27.6) million and $(12.7) million as of March 31, 2016 and 2015, respectively. The net operating loss carryover begins to expire in 2026 through 2034.

	2016	2015
Warrants	$1,787,277	$1,628,402
Net operating loss carryovers	12,164,076	5,681,218
Development stage losses	0	330,143
Residual portfolio amortization	0	641,147
Management equity awards	765,141	351,651
Fixed Assets	0	(23,990)
Intangibles	0	2,437
Goodwill	0	685,665
Total deferred tax assets	14,716,494	9,296,673
Valuation allowance	(14,716,494)	(9,296,673)
Net deferred tax asset	$0	$0

For fiscal year ending March 31, 2016 and 2015, there were no current or deferred tax expenses due to a full valuation allowance. The losses before income taxes and equity investment loss at the 34% federal statutory and foreign (India) tax rate reconciles to our tax provisions:

	2016			2015
	Domestic	Foreign	Total	Domestic	Foreign	Total
Loss from continuing operations, before income taxes	$(14,957,688)	$(4,638,370)	$(17,663,164)	$(7,391,630)	$(3,950,444)	$(11,342,074)
Income tax benefit at statutory rate	(5,085,614)	(1,577,046)	(6,662,660)	(2,513,154)	(1,343,151)	(3,856,305)
Equity investment adjustment	1,305,093		1,305,093	126,660	0	126,660
Items not deductible for tax purposes	7,914		7,914	20,951	0	20,951
Change in valuation allowance	3,772,607	1,655,161	5,427,768	2,365,543	0	2,365,543
Rate difference in foreign jurisdiction	0	(63,288)	(63,288)	0	1,570,327	1,570,327
Income tax expense	$0	$14,827	$14,827	$0	$227,176	$227,176

Prior to the DPPL acquisition on January 7, 2014, the Company owned 49.9% of DPPL, a loss company at the time of the acquisition. As a result of this acquisition we obtained certain foreign net operating losses. In the U.S., loss carryforwards are subject to IRC Section 382 of the Code which may limit the amount of taxable income that can be offset by NOL carryforwards after a change in control (generally greater than 50% change in ownership). We do not expect the IRC Section 382 limitation to materially impact the deferred tax asset as it relates to the NOL. The provision for income taxes is due entirely to MMPL and is payable to the Indian Government.

15 — RELATED PARTIES

Support Services and Advances

ART has provided the Company, since its startup period, with certain support services. It has been verbally agreed that payment for these services would accrue interest-free and be paid at a future date to be agreed on by the parties. At March 31, 2016 and 2015, amounts due to ART were $208,181 and $181,856, respectively, and is included in Related party payables on the Company’s balance sheet.

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15 — RELATED PARTIES  – (continued)

Cagan McAfee Capital Partners, LLC

On January 1, 2011, the Company signed a two years management advisory agreement with Cagan McAfee Capital Partners, LLC (“CMCP”), an investment company owned and controlled by Laird Cagan, a member of our Board of Directors and a significant shareholder. The nonexclusive agreement provides for CMCP advising the Company on financial and strategic matters and provides for the services of Mr. Cagan as a member of our Board. Pursuant to the agreement, CMCP is to be paid $14,500 per month plus expenses. In December 2013, the agreement was extended through December 2015, at which time the agreement was terminated and now additional interest is to be incurred on amounts outstanding as of that date. Previously, interest accrued on unpaid balances at 12% per annum. The amounts due, including interest, to CMCP totaled $711,805 and $535,630 as of March 31, 2016 and 2015, respectively, and is recorded in Related party payables in the Company’s consolidated balance sheet.

Cagan Capital, LLC

In 2011, Cagan Capital, LLC (“CCLLC”), an entity owned and controlled by Mr. Cagan, purchased $1.0 million of our subordinated notes payable and warrants to purchase up to 500,000 shares of our common stock at $1.00 per share on a cashless basis. During the year ended March 31, 2016, these warrants were exchanged and reissued with extended maturity dates. See Laird Cagan section below for additional details. In connection with the extension of the maturity date of the subordinated notes in 2012, CCLLC was issued an additional 71,233 warrants to purchase shares of our common stock at $2.00 per share. There were no subordinated debt principal payments in 2016 or 2015 and interest paid at 12% per annum totaled $120,000 in 2016 and $110,000 in 2015.

In 2014, Mr. Cagan purchased $1.0 million of CRA secured promissory notes payable at an interest rate of 12% per annum and warrants to purchase up to 175,000 shares of MoneyOnMobile common stock at $0.01 per share. The outstanding principal amount of this loan may be converted to MoneyOnMobile common stock at any time by dividing the outstanding principal and any accrued interest by $2.00 per share. Principal payments made during the year ended March 31, 2016 and 2015 totaled $68,665 and $32,833. Interest paid totaled $82,450 and $119,837 as of March 31, 2016 and 2015.

Laird Cagan

In March 2016, the Company executed an one year advisory agreement with Mr. Cagan and issued one million warrants. Additionally, Mr. Cagan received 1,000,000 warrants as part of its subordinated notes payable modification. See note 6: Debt for more information. These warrants and those held by Mr. Cagan, totaling 2.5 million warrants, were canceled and reissued in order to extend the maturity date. This resulted in a non-cash expense of $314,623 and is recorded in Selling, general and administrative in the Consolidated Statement of Operations and Comprehensive Loss.

As discussed in note 10: Debt, in April 2016, and as part of the Company’s sale of its U.S. Operations, the Company issued Laird Cagan a promissory notes for $727,285, of which $720,084 was the note balance included in the Asset Purchase Agreement, with the remaining balance as subsequent interest incurred. This note accrues interest of 12% per annum payable monthly and matures on December 31, 2017.

Happy Cellular Services Limited

The majority shareholder of Happy Cellular, is also a shareholder and board member of MMPL. Additionally, a certain number of Happy Cellular retailers are also agents for MoneyOnMobile. For information on our investment in Happy Cellular see Footnote 6 — Equity Investments and Variable Interest Entities.

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15 — RELATED PARTIES  – (continued)

During the year ended March 31, 2016, MMPL issued three short-term bonds to the majoiry shareholder of Happy Cellular totaling approximately $450,000. These debt instruments have an interest rate of 15.3%, which represents the prevailing bank rate at inception. At March 31, 2016, $295,415, representing outstanding principal and interest was past due and is recorded as current liabilities to Related party payables in the Consolidated Balance Sheet. The bond holder is disputing the interest rate recorded by the Company. See note !6: Commitments for additional details.

16 — COMMITTMENTS AND CONTINGENCIES

LITIGATION

During March 2015, the Calpian Commerce received cash payment of approximately $340,000 in relation to a recovery of disputed processing fees. This was a one-time settlement and was recorded to gain on legal settlement in the consolidated statements of operations and comprehensive loss.

On December 18, 2015, Reinvention Capital Advisors Co. (“Reinvention” or “Plaintiff”) filed suit in the District Court of the Eastern District of Pennsylvania against the Company alleging breach of the financial advisory services agreement (“First Amended Agreement”) dated June 12, 2015, between the Company and Reinvention. Plaintiff alleged damages on the date the suit was filed of $500,996, including unpaid monthly advisory fees, unpaid expenses, and a success fee for the sale of our U.S. Operations.

The majority shareholder of Happy Cellular is disputing the interest rate of the three bonds that were issued by MMPL during the year ended March 31, 2016. The bond holder alleges the interest rate is significantly higher than the amount disclosed in note 15: Related Parties. The Company is vigorously defending its position as it has engaged external legal counsel in India and is unable to estimate any liability relating to this matter.

PUT LIABILITY — NONCONTROLLING INVESTMENT

On December 30, 2015, the Company entered into a Share Purchase Agreement with HALL MOM, LLC., a Texas limited liability company (“HALL MOM”). Pursuant to the Purchase Agreement, and in satisfaction of a $2,000,000 loan made to the Company by Hall, the Company issued and sold equity shares representing 10% of the total paid up share capital of DPPL, on a fully diluted basis (the “Sale Shares”) to Hall. In addition to the debt satisfaction, Hall agreed to return to the Company for cancellation 1,000,000 shares of the Company’s common stock and warrants to purchase 2,500,000 shares of the Company’s common stock.

As part of the Share Purchase Agreement, HALL MOM possessed an option for the Company to buyback its investment for $3,000,000. On March 15, 2016, HALL MOM exercised its option, which required repayment by July 13, 2016. At March 31, 2016, the Company recorded its obligation as a current liability. As of August 19th, 2016, the Company has not completed paid HALL MOM. See note 19: Subsequent events for details on payments made to HALL MOM subsequent to year-end to extend the repayment date of this liability. The foregoing description of the terms of Share Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to such agreements which are filed herewith as Exhibit 10.4 and are incorporated herein by reference.

17 — SALE OF U.S. OPERATIONS

Effective November 30, 2015 (11:59 pm), the Company entered into an Asset Purchase Agreement with eVance Processing Inc. (“eVance”) to divest its Calpian Commerce business segment and certain other U.S. residual portfolio assets of MoneyOnMobile, Inc., including Calpian Residual Acquisition, LLC and its equity investment in Calpian Granite Hill, L.P. This action was undertaken to allow the Company to focus entirely on executing its growth strategy for MoneyOnMobile. There is no continuing cash inflows or outflows from or to the discontinued operations. In consideration for the acquired assets, eVance assumed certain of the Company’s liabilities, including an aggregate of $9,000,000 of notes payable and certain of the Sellers’ outstanding contractual obligations.

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17 — SALE OF U.S. OPERATIONS  – (continued)

On April 12, 2016, the Company and eVance entered into a purchase price adjustment agreement and a cancellation of securities acknowledgment with one of eVance’s note holders whereby the note holder canceled their note in the amount of $720,084, which was subsequently reissued by the Company to the note holder. Additionally, the Company issued eVance a note in the amount of $675,000. The $675,000 note bears interest of 12% per annum payable monthly, matures on November 30, 2017 and is secured by 2,000,000 shares of the Company’s common stock. These common share were issued subsequent to March 31, 2016 and are maintained in escrow. As part of the Purchase Agreement, eVance acquired several residual portfolios including the supporting contracts (residual purchase agreements). eVance, as successor under one of these residual purchase agreements, has sued a third party for breach of contract on the residual purchase agreement between the third party and the Company and has claimed damages in excess of $1,500,000. eVance has agreed to apply any recovery from such litigation (less costs) against the principle balance of the $675,000 note issued by the Company up to a maximum of $675,000.

ASC 360-10-45-9 requires that a long-lived asset (disposal group) to be sold shall be classified as held for sale in the period in which a set of criteria have been met, including criteria that the sale of the asset (disposal group) is probable and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. This criteria was achieved on June 30, 2015. Additionally, the discontinued operations are comprised of the entirety of the Calpian Commerce segment and the majority of the remaining U.S. Operations segment, excluding corporate services expenses. Lastly, for comparability purposes certain prior period line items relating to the assets held for sale have been reclassified and presented as discontinued operations for all periods presented in the accompanying consolidated statements of net loss and comprehensive loss and the consolidated balance sheets.

As the Company’s senior secured promissory note was required to be repaid as a result of the disposal transaction, the relating interest on this debt instrument has been allocated in its entirety to discontinued operations. No other interest has been allocated to discontinued operations.

The major classes of assets and liabilities included as part of discontinued operations in the consolidated balance sheet:

	March 31, 2015
Current assets
Cash and equivalents	$		197,634
Accounts receivable			505,353
Restricted cash			51,494
Other		80,776		80,776
Total current assets		835,257		835,257
Property and equipment, net		236,549		236,549
Residual portfolios		7,387,356		7,387,356
Other intangible assets, net		97,211		97,211
Equity investments		212,000		212,000
Deposits held by lenders and other		859,734		859,734
Total assets – discontinued operations	$		9,628,107
Current liabilities – discontinued operations
Accounts payable, accrued expenses and interest payable	$		525,449
Current portion of long-term debt		2,404,463		2,404,463
Total current liabilities		2,929,912		2,929,912
Long-term debt		7,877,982		7,877,982
Total liabilities – discontinued operations	$		10,807,894

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17 — SALE OF U.S. OPERATIONS  – (continued)

The Company’s calculation of Loss on sale of its U.S. Operations, recorded in its consolidated statements of operations and comprehensive loss for the year ended March 31, 2016. The balances for assets and liabilities below represent the Company’s carrying value as of November 30, 2015.

Cash and equivalents	$		162,095
Accounts receivable		77,803	77,803
Restricted cash		51,494	51,494
Other current assets		172,460	172,460
Property and equipment, net		222,908	222,908
Residual portfolios		6,991,261	6,991,261
Other intangible assets, net		80,371	80,371
Equity investments		146,600	146,600
Deposits held by lenders and other		610,073	610,073
Promissory note from MoneyOnMobile, Inc.		675,000	675,000
Total assets received by buyer		9,190,065	9,190,065
Liabilities assumed by buyer:
Debt		8,279,916	8,279,916
Total liabilities assumed by buyer		8,279,916	8,279,916
Net Assets received by buyer:		910,149	910,149
Other expenses relating to sale:
Sub-debt discount write-down		(394,481)	(394,481)
Legal and other		(1,696,985)	(1,696,985)
Financing costs		(1,072,732)	(1,072,732)
Loss on Sale of U.S. Operations	$		(2,254,049)

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17 — SALE OF U.S. OPERATIONS  – (continued)

The major classes of line items constituting the after-tax gain on discontinued operations in the consolidated statements of operations and comprehensive loss for the years ended March 31:

	2016	2016			2015
Revenue, net:
Residual portfolios		$1,594,475	(1)	$3,662,690
Processing fees	5,880,911	5,880,911	(1)	17,002,624	17,002,624
Other	1,359,496	1,359,496	(1)	1,559,409	1,559,409
Total revenues	8,834,882	8,834,882	(1)	22,224,723	22,224,723
Cost of revenues:
Residual portfolio amortization	263,421	263,421	(1)	1,150,569	1,150,569
Processing and other	5,126,216	5,126,216	(1)	14,350,913	14,350,913
Other	385,904	385,904	(1)	723,494	723,494
Total cost of sales	5,775,541	5,775,541	(1)	16,224,976	16,224,976
Gross profit:	3,059,341	3,059,341	(1)	5,999,747	5,999,747
General and administrative expenses
Salaries and wages	1,320,851	1,320,851	(1)	3,455,209	3,455,209
Selling, general and administrative	677,713	677,713	(1)	1,695,735	1,695,735
Depreciation and amortization	27,702	27,702	(1)	160,615	160,615
Total general and administrative	2,026,266	2,026,266	(1)	5,311,559	5,311,559
Other income (expense)
Interest expense	(952,940)	(952,940	)(1)	(1,788,807)	(1,788,807)
Other	123,992	123,992	(1)	3,313,458	3,313,458
Total other income (expense)	(828,948)	(828,948	)(1)	1,524,651	1,524,651
Income tax expense	0	0	(1)	0	0
Gain from discontinued operations, net of tax		$204,127	(1)	$2,212,839

(1)	— As the Company’s U.S. Operations were divested on November 30, 2015, the financial information presented above includes only eight month results for the periods within the current fiscal year.

The following information presents the major classes of line items constituting significant operating and investing cash flow activities in the consolidated statements of cash flows relating to discontinued operations for the years ended March 31, 2016 and 2015. See Note 18: Supplemental Cash Flow for non-cash transactions.

	2016	2016		2015
Cash Flow: major line items
Portfolio Amortization		$432,075		$2,103,521
Depreciation and amortization	40,987	40,987	160,615	160,615
Purchases of property and equipment	7,186	7,186	15,453	15,453

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18 — SUPPLEMENTAL CASH FLOW INFORMATION

The table below provides a summary of non-cash activities for the fiscal years ended March 31:

	2016	2015
Common stock issued in exchange for residual portfolios	0	3,150
Subordinated debt converted to common stock	175,000	300,000
Issuance of warrants with debt	2,340,549	704,646
Exchange of warrants with related party	314,623	0
Cancellation of warrants for DPPL shares	1,265,553	0
Cancellation of common stock for DPPL shares	602,214	0
Common stock issued in exchange for advisory services	1,610,217	373,249
Interest paid, net of amounts capitalized	1,752,324	2,579,757
Financing costs associated with sale of U.S. Operations	1,072,732	0
Taxes Paid	0	0

19 — SUBSEQUENT EVENTS

Sale of Equity Securities

Subsequent to March 31, 2016, the Company issued 1,542 shares of its Series D Convertible Preferred Stock (the “Series D Preferred”), par value $0.001 per share and a stated value of $1,000 per share. In connection with these issuances of the Series D Preferred, the Company issued warrants to purchase 385,384 shares of Common Stock at an exercise price of $0.75 per share. The Company received gross proceeds of $1,541,535 in consideration for the issuance of these securities.

The Company issued 2,480 shares of its Series E Convertible Preferred Stock (the “Series E Preferred”), par value $0.001 per share and a stated value of $1,000 per share. In connection with the issuance of the Series E Preferred. The Company received gross proceeds of $2,480,000 in consideration for the issuance of the securities.

Additional Equity Securities Issuances

The Company issued 534,846 shares of common shares in exchange for advisory services received. Also, the Company received $265,500 and issued 729,204 of common shares as a result of exercised warrants. And, as part of the sale of the U.S. Operations the Company issued 2,000,000 common shares to an escrow account as security for its note payable issued to the buyer.

Departure of Directors/Appointment of Directors

In May 2016, Laird Cagan resigned his position as a member of the Board and any other positions he held within the Company and its subsidiaries. Mr. Cagan’s resignation was not as a result of any disagreements with the Company.

In May 2016, the Company’s Board of Directors elected Dr. David Utterback as a member of the Board in order to fill the vacant position resulting from the resignation of Craig Jessen. In connection with Dr. Utterback’s election as a member of the Board, the Company agreed to issue Dr. Utterback a five year warrant to purchase 50,000 shares of the Company’s common stock at an exercise price of $0.535, the closing price of the Company’s common stock on May 20, 2016.

In May 2016, the Company’s Board of Directors elected Jim McKelvey was elected as a member of the Board to fill the vacant position resulting from the resignation of Laird Cagan. In connection with Mr. McKelvey’s election as a member of the Board, the Company agreed to issue Mr. McKelvey a five year warrant to purchase 200,000 shares of the Company’s common stock at an exercise price of $0.535, the closing price of the Company’s common stock on May 20, 2016.

MONEYONMOBILE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19 — SUBSEQUENT EVENTS  – (continued)

Repurchase liability — Noncontrolling interest investment

In July, 2016, the Company made paid Hall $100,000 to extend the Company’s repurchase date of Hall’s Noncontrolling interest investment in DPPL. See note 16: Commitments and Contingencies for additional information.

     Shares of Common Stock
Warrants to Purchase      Shares of Common Stock

PROSPECTUS

Joseph Gunnar & Co.

        , 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by the registrant. Except for the SEC registration fee, all amounts are estimates.

Description	Amount
SEC registration fee	$
FINRA filing fee		4,381.25
NASDQ listing fee			*
Accounting fees and expenses			*
Legal fees and expenses			*
Transfer agent and registrar fees and expenses			*
Printing and engraving expenses			*
Miscellaneous expenses			*
Total expenses	$	*

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Our Bylaws provide that we must indemnify and hold harmless our directors, officers, and other persons referenced in our Certificate of Formation as and to the extent permitted by the Texas Business Corporation Act. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Texas.

The Texas Business Organizations Code, or the TBOC, permits a corporation to indemnify a director who was, is or is threatened to be a named defendant or respondent in a proceeding as a result of the performance of his duties if such person acted in good faith and, in the case of conduct in the person’s official capacity as a director, in a manner he reasonably believed to be in the best interests of the corporation and, in all other cases, that the person reasonably believed his conduct was not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, that such person had no reasonable cause to believe his conduct was unlawful. The TBOC further permits a corporation to eliminate in its charter all monetary liability of the corporation’s directors to the corporation or its shareholders for conduct in performance of such director’s duties. Our charter provides that a director of the corporation will not be liable to the corporation or its shareholders for monetary damages for any act or omission by the director in the performance of his duties, except that there will be no limitation of liability to the extent the director has been found liable under applicable law for: (i) breach of the director’s duty of loyalty owed to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or (iv) an act or omission for which the liability of the director is expressly provided for by an applicable statute.

Sections 8.101 and 8.103 of the TBOC provide that a corporation may indemnify a person who was, is or is threatened to be a named defendant or respondent in a proceeding because the person is or was a director only if a determination is made that such indemnification is permissible under the TBOC: (i) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (ii) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (iii) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in (i) or (ii); (iv) by the shareholders in a vote that excludes the shares held by directors who are not disinterested and independent; or (v) by a unanimous vote of the shareholders.

Section 8.104 of the TBOC provides that the corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director who was, is or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under Section 8.101 and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC. Section 8.105 also provides that reasonable expenses incurred by a former director or officer, or a present or former employee or agent of the corporation, who was, is or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the action, as the corporation considers appropriate.

Section 8.105 of the TBOC provides that a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee or agent of the corporation as provided by: (i) the corporation’s governing documents; (ii) an action by the corporation’s governing authority; (iii) resolution by the shareholders; (iv) contract; or (v) common law. As consistent with Section 8.105, a corporation may indemnify and advance expenses to persons who are not directors to the same extent that a corporation may indemnify and advance expenses to directors.

Further, our amended and restated certificate of formation and amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly required to advance certain expenses to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

We have also entered into, or will enter into prior to the completion of this offering, indemnification agreements with each of our directors and certain of our officers. The indemnification agreements provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of formation and amended and restated bylaws against (i) any and all direct and indirect liabilities and reasonable expenses, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and reasonable counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness and (iii) any liabilities incurred as a result of acting on behalf of us (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements also provide for, or will provide for, the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of formation and amended and restated bylaws.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers. The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under any of the foregoing provisions, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

During the nine months ended December 31, 2016, the Company issued 2,551,863 shares of its common stock in connection with its financing activities and for services received, including exercised warrants. The Company also issued 1,547,760 warrants. On exercise, the warrants will be settled in delivery of unregistered shares of our common stock.

During the nine months ended December 31, 2016, the Company issued 1,542 shares of its Series D Convertible Preferred Stock (the “Series D Preferred”), par value $0.001 per share and a stated value of $1,000 per share. In connection with the issuance of the Series D Preferred, the Company issued warrants to purchase 385,384 shares of Common Stock at an exercise price of $0.75 per share. The Company received gross proceeds of $1,541,535 in consideration for the issuance of these securities. The investor shall have the right to convert the preferred shares, including accrued dividends (15% annually), into the Company’s common stock at any time at $0.60 per share. At the completion of a certain level of equity funding, the investor must convert their outstanding investment, including accrued dividends to either: (i) cash; (ii) Company common stock at $0.60 per share; or (iii Company common stock at the not yet determined equity raise per share value.

During the nine months ended December 31, 2016, the Company issued 2,530 shares of its Series E Convertible Preferred Stock (the “Series E Preferred”), par value $0.001 per share and a stated value of $1,000 per share. In connection with the issuance of the Series E Preferred. The Company received gross proceeds of $2,530,000 in consideration for the issuance of the securities.

Subsequent to December 31, 2016, the Company issued 4,392,497 common shares along with 878,535 warrants for $2,635,600. Additionally, 12,551 warrants were converted into 20,918 shares of common stock.

No underwriters were used in the foregoing transactions. The securities were issued in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 701 promulgated under Section 3(b) of the Securities Act as a transaction pursuant to a compensatory benefit plan or contract relating to compensation. Each purchaser received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from registration. All of the foregoing securities were deemed restricted securities for the purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits. See the Exhibit Index immediately following the signature page hereto, which is incorporated into this Item 16 by reference.
(b)	Financial Statements Schedules. See Page F-1.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on April 26, 2017.

MoneyOnMobile, INC.

By:	/s/ Harold H. Montgomery Name: Harold H. Montgomery Title: Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of MoneyOnMobile, Inc., a Texas corporation, hereby severally constitute and appoint Harold H. Montgomery our true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Harold H. Montgomery Harold H. Montgomery	Chief Executive Officer (Principal Executive Officer)	April 26, 2017
/s/ Harold H. Montgomery Harold H. Montgomery	Chairman of the Board of Directors	April 26, 2017
/s/ Scott S. Arey Scott S. Arey	Director; Chief Financial Officer (Principal Financial and Accounting Officer)	April 26, 2017
/s/ David B. Utterback David B. Utterback	Independent Director	April 26, 2017
/s/ Kay Bailey Hutchinson Senator Kay Bailey Hutchinson	Independent Director	April 26, 2017
/s/ Karl Power Karl Power	Independent Director	April 26, 2017

EXHIBIT INDEX

Exhibit Number and Description		Incorporated By Reference (if applicable)
		Form	Filed	Exhibit
(1) Underwriting Agreement
1.1	Form of Underwriting Agreement by and between MoneyOnMobile, Inc. and Joseph Gunnar & Co., LLC**
(3) Articles of Incorporation and Bylaws
3.1	Certificate of Formation — For-Profit Corporation of Toyzap.com, Inc.	SB-2	October 18, 2007	3.1
3.2	Bylaws	SB-2	October 18, 2007	3.2
3.3	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock	8-K	June 7, 2010	3.1
3.4	Certificate of Amendment to Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock	8-K	August 9, 2010	3.1
3.5	Certificate of Amendment to Certificate of Formation — For-Profit Corporation of Toyzap.com, Inc.	8-K	September 8, 2010	3.1
3.6	Certificate of Designation of Series B Convertible Preferred Stock	8-K	October 9, 2013	3.1
3.7	Resolution Relating to a Series of Shares	8-K	March 11, 2014	3.1
3.8	Certificate of Designation of Series C Convertible Preferred Stock	8-K	March 11, 2014	3.2
3.9	Certificate of Amendment to Certificate of Formation — For-Profit Corporation of Calpian, Inc.	8-K	August 19, 2016	3.1
3.10	Certificate of Designation of Series D Convertible Preferred Stock	8-K	December 23, 2015	3.1
3.11	Resolution Related to Series D Convertible Preferred Stock	8-K	June 9, 2016	3.1
3.12	Certificate of Designation of Series E Convertible Preferred Stock	8-K	June 9, 2016	3.1
(4) Instruments Defining the Rights of Security Holders, Including Indentures
4.1	Specimen Common Stock Certificate	SB-2	October 18, 2007	4.1
4.2	Common Stock Warrant, form of	8-K	August 9, 2010	4.1
4.3	Company 2011 Equity Incentive Plan	8-K	April 15, 2011	10.1
4.4	Registration Rights Agreement, dated as of April 28, 2011, between the Company and HD Special-Situations II, LP.	8-K	May 4, 2011	4.1
4.5	Form of Warrant Agreement, dated August 7, 2012	8-K	August 10, 2012	4.1
4.6	Form of 2012 $3.0 Million Note	8-K	August 10, 2012	4.2
4.7	Loan and Security Agreement between the Company and Granite Hill Capital Ventures, LLC entered into in November 2012	10-Q	November 13, 2012	4.7

Exhibit Number and Description		Incorporated By Reference (if applicable)
		Form	Filed	Exhibit
4.8	First Amendment To Loan and Security Agreement dated as of February 27, 2013, by and among the Company and Granite Hill Capital Ventures, LLC	10-K	April 8, 2013	4.8
4.9	Second Amendment To Loan and Security Agreement dated March 15, 2013, by and among the Company and Granite Hill Capital Ventures, LLC and listed new lenders	10-K	April 8, 2013	4.9
4.10	Form of Term Note pursuant to the Second Amendment To Loan and Security Agreement dated March 15, 2013, by and among the Company and Granite Hill Capital Ventures, LLC, et al	10-K	April 8, 2013	4.10
4.11	Letter agreement dated March 12, 2013, by and among the Company and Granite Hill Capital Ventures, LLC	10-Q	May 24, 2013	4.11
4.12	Form of Subscription Agreement, Series B Convertible Preferred Stock	8-K	October 9, 2013	10.1
4.13	Stock Purchase Agreement	8-K	March 11, 2014	10.1
4.14	Form of Subscription Agreement	8-K	May 27, 2014	10.1
4.15	Form of Warrant Agreement	8-K	May 27, 2014	10.2
4.16	Form of Registration Rights Agreement	8-K	May 27, 2014	10.3
4.17	Company 2016 Equity Incentive Plan	8-K	June 1, 2016	10.1
4.18	Form of Subscription Agreement (Series E Preferred Stock)	8-K	June 9, 2016	10.1
4.19	Form of Warrant Agreement (Series E Preferred Stock)	8-K	June 9, 2016	10.2
4.20	Form of Subscription Agreement (Series D Preferred Stock)	8-K	June 23, 2016	10.1
4.21	Form of Warrant Agreement (Series D Preferred Stock)	8-K	June 23, 2016	10.2
4.22	Form of Investor Warrant**
4.23	Form of Underwriter’s Warrant (included in Exhibit 1.1)**
(5) Opinion regarding Legality
5.1	Opinion of Sichenzia Ross Ference Kesner LLP**
(10) Material Contracts
10.1	Addendum to Service Agreement dated March 28, 2012, between Digital Payment Processing Limited and My Mobile Payments Limited	10-K	April 8, 2013	10.24
10.2	Asset Purchase Agreement dated February 27, 2013 among the Company and Pipeline Data Inc. and The Other Sellers	10-K	April 8, 2013	10.26
10.3	Amendment #2 to Independent Contractor’s Agreement by and between the Company and DNP Financial Strategies effective February 1, 2013	10-K	April 8, 2013	10.29
10.4	Loan Agreement with YES Bank	8-K	December 12,2016	10.1
10.5	Share Purchase Agreement**
(21) List of Subsidiaries
21.1	List of subsidiaries*

Exhibit Number and Description		Incorporated By Reference (if applicable)
		Form	Filed	Exhibit
(23) Consents of experts and counsel
23.1	Consent of Liggett & Webb, P.A., independent registered public accounting firm*
23.2	Consent of Sichenzia Ross Ference Kesner LLP (included in Exhibit 5.1) (included in Exhibit 5.1)
101 Interactive Data File
101.INS	XBRL Instance* — The instance document does not appear in the interactive data file because its XBRL tags are embedded within the inline XBRL document
101.SCH	XBRL Taxonomy Extension Schema*
101.CAL	XBRL Taxonomy Extension Calculation*
101.DEF	XBRL Taxonomy Extension Definition*
101.LAB	XBRL Taxonomy Extension Labels*
101.PRE	XBRL Taxonomy Extension Presentation*

*	Filed herewith.
**	To be filed by amendment
+	Indicates management contract or compensatory plan or arrangement.